As filed with the Securities and Exchange Commission on July 6, 2011	Registration No.333-164968

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 4
TO FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RED MOUNTAIN RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

FLORIDA (State or jurisdiction of incorporation or organization)	1381 (Primary Standard Industrial Classification Code Number)	27-1739487 (I.R.S. Employer Identification No.)

2515 McKinney Ave, Suite 900, Dallas, Texas 75201/ Phone (720)204-1013
(Address and telephone number of principal executive offices)

Alan Barksdale, Chief Executive Officer
2515 McKinney Ave., Suite 900, Dallas, Texas 75201/ Phone (720)204-1013
 (Name, address and telephone number of agent for service)

COPIES OF ALL COMMUNICATIONS TO:
Michael A. Littman, Attorney at Law
7609 Ralston Road, Arvada, CO 80002   phone (303)422-8127 / fax (303)431-1567

Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock offered by Selling Security Holders	30,000,000	$.01	$300,000	$1.57 (3)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)
The Company originally registered 3,000,000 shares of common stock.  1,800,000 shares were deregistered on March 9, 2011. On March 22, 2011, the Company effectuated a forward split of its issued and outstanding common stock on a 25 for 1 basis.  The 1,200,000 shares previously sold were affected by the forward split and calculate the additional 28,800,000 shares listed above.

(3)	Registration fee was paid in February 2010 with original S-1 filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registration Statement on Form S-1, Registration No. 333-164968, is filed for the purpose of amending Item 11, Information with Respect to Registration, Item 11A Material Changes, Item 7, Selling Security Holders, Item 16. Exhibits and Financial Statements, and Exhibit 5.1, Legal Opinion.

iii

(Subject to Completion)

PROSPECTUS
RED MOUNTAIN RESOURCES, INC.
30,000,000 shares of common stock offered by the selling shareholders

▪ We are registering 30,000,000 shares listed for resale on behalf of the selling shareholders. The Company originally registered 3,000,000 shares of common stock.  1,800,000 shares were deregistered on March 9, 2011.  On March 22, 2011, the Company effectuated a forward split of its issued and outstanding common stock on a 25 for 1 basis. The remaining 1,200,000 shares previously sold were affected by the forward split and calculate the additional 28,800,000 shares listed above, for a total of 30,000,000 shares.

This offering involves a high degree of risk; see "RISK FACTORS" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state or provincial securities commission, nor has the SEC or any state or provincial securities commission passed upon the accuracy or adequacy of this amended prospectus.  Any representation to the contrary is a criminal offense.

Our common stock is presently quoted on the OTC Bulletin Board under the symbol “RDMP.” On June 30, 2011, the last reported sale price of our common stock on the OTC Bulletin Board was $1.35 per share (rounded to the nearest penny). See “DESCRIPTION OF COMMON STOCK—Common Stock.”   These prices will fluctuate based on the demand for the shares of our common stock and other factors.

This offering will be on a delayed and continuous basis only for the sales of selling shareholders shares.  The selling shareholders are not paying any of the offering expenses and we will not receive any of the proceeds from the sale of the shares by the selling shareholders (See “Description of Securities – Shares”).

Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only.

The information in this amended prospectus is not complete and may be changed.  We may not sell these securities until the date that the registration statement relating to these securities, which has been filed with the Securities and Exchange Commission, becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is July 6, 2011.

ITEM 3.  PROSPECTUS SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

Our Company

Red Mountain Resources, Inc. ("Red Mountain," "We," "Us," "Our," or "Company" hereafter) was incorporated on January 19, 2010 in the state of Florida as Teaching Time, Inc. which intended to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries. The Company changed the direction of its business plan and subsequently changed its name to Red Mountain Resources, Inc. to better reflect its current business plan. Red Mountain Resources, Inc., a Florida corporation, is an independent, growth oriented energy company that intends to acquire and develop oil and gas properties. We currently trade under the symbol "RDMP" on the OTC Bulletin Board.

The Company originally registered 3,000,000 shares of common stock on June 9, 2010.  1,800,000 shares were deregistered on March 9, 2011.  On March 22, 2011, the Company effectuated a forward split of its issued and outstanding common stock on a 25 for 1 basis. The remaining 1,200,000 shares previously sold and registered were affected by the forward split and calculate the additional 28,800,000 shares included in this post-effective amendment, for a total of 30,000,000 shares.

The Company has amended the Articles of Incorporation in the State of Florida to reflect the number of authorized shares as follows:

•	On February 9, 2011, an increase in common shares to Five Hundred Million (500,000,000) shares, par value $0.00001; and

•
Authorization of One Hundred Million (100,000,000) Preferred shares, par value $0.0001. Preferred shares are subject to division into Series or Classes, and the Designations of Rights and Privileges of such Series or Classes, which shall be determined, in the discretion of the Board of Directors.

On June 22, 2011, the Company completed the closing for the acquisition of all of the equity of Black Rock Capital, Inc. (formerly Black Rock Capital, LLC) ("Black Rock"). The Company issued 27,000,000 shares of its restricted common stock to Black Rock shareholders in exchange for 100% of the equity in Black Rock (“the Black Rock Closing.”)  The StoneStreet Group, Inc., of which Mr. Alan Barksdale is the President and sole shareholder, has received 18,000,000 shares of the 27,000,000 Red Mountain shares issued, making him a 28.13% shareholder of Red Mountain.  The StoneStreet Group, Inc. has entered into a lock-up agreement which prohibits the sale of 3,000,000 shares until June 21, 2012, as well as prohibiting the sale of the remaining 15,000,000 shares December 21, 2012.

Concurrent with the Black Rock Closing, Mr. Kenneth J. Koock, the Chief Executive Officer, acting Chief Financial Officer of the Company and director of the Company resigned and Mr. Alan Barksdale was appointed Chief Executive Officer, acting Chief Financial Officer and a director of the Company.  In addition, Mr. V Ray Harlow resigned as a director of the Company.

While the Company is the legal acquirer, in the reverse capitalization, Black Rock was the accounting acquirer, since its shareholders acquired control of Red Mountain. Therefore, at the date of the merger, the historical financial statements of Black Rock became those of Red Mountain.   Black Rock’s fiscal year end is May 31st.  As a result of the recapitalization, the Company’s fiscal year end has been changed from January 31st to May 31st.

Concurrent with the Black Rock Closing, the Company retired 225,000,000 shares of its Common Stock held by Lisa Lamson, the former officer and controlling shareholder of the Company.

Black Rock is an Arkansas corporation formed on October 28, 2005, as an Arkansas limited liability company and in June 2011 converted to a corporation.  From inception through May 2010, Black Rock had no operations.  Effective June 2010, Black Rock purchased two separate oil and gas fields from the bankruptcy estate of MSB Energy, Inc.  The properties are located in Duval and Zapata Counties in Texas.  Black Rock is a passive investor and does not operate these properties.  In October 2010, Black Rock purchased two additional properties from the bankruptcy estate of MSB Energy, Inc., both of these properties are also located in Duval and Zapata Counties in Texas.

We intend to raise $25,000,000 through a pending private placement of shares of our restricted common stock. At June 30, 2011, the Company has sold 6,180,000 shares as part of the private placement, raising $6,180,000.  On April 29, 2011, Black Rock purchased the Madera assets for approximately $4.8 million.

On May 24, 2011, Black Rock issued three promissory notes in exchange for $2,450,000 in cash. These promissory notes accrue interest at 10% per annum and are due on the earlier of i) the closing of the merger between Red Mountain and Black Rock; the closing of an additional equity raise in the amount of $2,000,000; or ii) September 30, 2011. As a condition for issuing the Promissory Notes, Red Mountain agreed to issue 600,000 Shares of its Common Stock to the holders of the Promissory Notes. The proceeds from the Promissory Notes were used to purchase the Cross Border shares for approximately $3.2 million. On June 30, 2011, these promissory notes were amended and as a result are due on the earlier of i) the closing of an additional equity raise in the amount of $5,000,000; or ii) August 31, 2011.

At this time there is no committed source of additional funds and we cannot give any assurances of being able to raise the remaining funds. We can assure that we will require additional funds to carry out our business plan. The availability and terms of any future financing will depend on market and other conditions.

Our lack of funds could and would severely limit our operations, and might render us unable to carry out our business plan with resulting business failure.

On May 23, 2011, Black Rock entered into an agreement with Cross Border Resources, Inc., a Nevada corporation which is publicly traded on the OTC Bulletin Board ("Cross Border"). Black Rock purchased in a Rule 506 offering, 2,136,164 Units of Cross Border for the purchase price of $3,204,246. The Units consist of 2,136,164 shares of Cross Border's Common Stock and 2,136,164 of Common Stock Purchase Warrants, which had an exercise price of $2.25. As a result, Black Rock owns approximately 13.3% of Cross Border. As a result of the Closing of the Acquisition of Black Rock by the Company, the Company is now the owner of 13.3% of Cross Border Resources, Inc.

Factors that make this offering highly speculative or risky are:

•	There is a limited market for our securities;
•	We do not have a long history of revenues or sales;
•	We have had a short history of operations;
•	We are undercapitalized.

Our executive offices are located at 2515 McKinney Ave., Suite 900, Dallas, Texas 75201, and the telephone number is (720)204-1013.

The Offering

We have registered 30,000,000 shares listed for sale on behalf of our Company.  We are registering such shares for resale and will not receive any proceeds from the sale of such shares.

Common shares Outstanding Before This Offering	63,980,000
Maximum common shares being offered by our Company	30,000,000

We are authorized to issue 500,000,000 shares of common stock, par value $0.00001 and 100,000,000 shares of preferred stock, par value $0.0001. Our current shareholders, officers and directors collectively own 63,980,000 shares of common stock.  Of the issued and outstanding shares,

-	30,000,000 of these shares were issued at a price of $0.0004 per share,
-	200,000 shares were issued at a price of $0.08 per share,
-	27,000,000 of these shares were issued in exchange for 100% of the equity of Black Rock,
-	600,000 of these shares were issued in connection with promissory notes, and
-	6,180,000 shares were issued as part of a private placement offering at $1.00 per share.

The common stock is presently traded on the over-the-counter market on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority (the "FINRA"). The OTCBB symbol for the Common Stock is "RDMP".

GLOSSARY

The following are definitions of terms used in this Memorandum:

Bbl. An abbreviation for the term “barrel” which is a unit of measurement of volume of oil or related petroleum products. One barrel (one bbl) is the equivalent of 42 U.S. gallons or approximately 159 liters.

Bonus Payment. Usually onetime payment made to a mineral owner as consideration for the execution of an oil and gas lease.

Casing Point. That point in time during the drilling of an oil well at which a decision is made to install well casing and to attempt to complete the well as an oil producer.

Completion. The procedure used in finishing and equipping an oil or gas well for production.

Delay Rental. Payment made to the lessor under a nonproducing oil and gas lease at the end of each year to continue the lease in force for another year during its primary term.

Development Well. A well drilled to a known producing formation in a previously discovered field, usually offsetting a producing well on the same or an adjacent oil and gas lease.

Exploratory Well. A well drilled either (a) in search of a new and as yet undiscovered pool of oil or gas or (b) with the hope of significantly extending the limits of a pool already developed (also known as a “wildcat well”).

Farmin. An agreement which allows a party to earn a full or partial working interest (also known as an “earned working interest”) in an oil and gas lease in return for providing exploration or development funds.

Farmout. An agreement whereby the owner of the leasehold or working interest agrees to assign a portion of his/her interest in certain acreage subject to the drilling of one or more specific wells or other performance by the assignee as a condition of the assignment. Under a farmout, the owner of the leasehold or working interest may retain some interest such as an overriding royalty interest, an oil and gas payment, offset acreage or other type of interest.

Gross Acre. An acre in which a working interest is owned. The number of gross acres is the total number of acres in which an interest is owned (see “Net Acre” below).

Gross Well. A well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

Landowner Royalty. That interest retained by the holder of a mineral interest upon the execution of an oil and gas lease which usually ranges from 1/8 to 1/4 of all gross revenues from oil and gas production unencumbered with any expenses of operation, development or maintenance.

Leases. Full or partial interests in oil or gas properties authorizing the owner of the lease to drill for, produce and sell oil and gas upon payment of rental, bonus, royalty or any of them. Leases generally are acquired from private landowners (fee leases) and from federal and state governments on acreage held by them.

Lease Play. A term used to describe lease acquisition activity in a prospect or geologically defined area.

MCF. An abbreviation for “1,000 cubic feet,” which is a unit of measurement of volume for natural gas.

MCFE. An abbreviation for thousands of cubic feet , which is a unit of measurement of volume for natural gas and natural gas equivalents.

MCFD. An abbreviation for thousands of cubic feet of natural gas per day.

MMCF. An abbreviation for millions of cubic feet, which is a unit of measurement of volume for natural gas.
MMCFD. An abbreviation for millions of cubic feet of gas per day

MMCFE. An abbreviation for millions of cubic feet, which is a unit of measurement for volume for natural gas and natural gas equivalents.

Net Well or Acre. A net well or acre exists when the sum of the fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the factional working interests owned in gross wells or acres expressed as whole number and fractions thereof.

Net Revenue Interest. The fractional undivided interest in the oil or gas or in the revenues from the sale of oil or gas attributable to a particular working interest after reduction for a proportionate share of landowner royalty interest and overriding royalty interest.

Overriding Royalty. An interest in the gross revenues or production over and above the landowner royalty carved out of the working interest and also unencumbered with any expenses of operation, development or maintenance.

Payout. The point in time when the cumulative total of gross income from the production of oil and gas from a given well (and any proceeds from the sale of such well) equals the cumulative total cost and expenses of acquiring, drilling, completing and operating such well, including tangible and intangible drilling and completion costs.

PDP.  An abbreviation for  Proved  Developed  Producing  Reserves.

PDNP. An abbreviation for Proven Developed Non Producing.

Probable Reserves.  Those reserves that are additional reserves that are less certain to be recovered than proved reserves and may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion but which, together with proved reserves, are as likely as not to be recovered.

Prospect. A geological area which is believed to have the potential for oil or gas production.

Proved Developed Reserves. The reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Such reserves include the reserves which are expected to be produced from the existing completion interval(s) now open for production in existing wells and in addition to those reserves which exist behind the casing (pipe) of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future where the cost of making such oil and gas available for production is relatively small compared to the cost of drilling a new well.

Proved Undeveloped Reserves. Proved reserves which are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for a recompletion. Reserves on undrilled acreage are limited to those drilling tracts offsetting productive shares which are reasonably certain of production when drilled. Proved reserves for other undrilled tracts are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

PV-10. An abbreviation for the dollar value of proved reserves discounted using a standard 10% discount rate.

Reversionary Interest. The portion of the working interest in an oil and gas lease which will be returned to its former owner when payout occurs or after a predetermined amount of production and income has been produced.

Undeveloped Leasehold Acreage. Leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas.

Working Interest. An interest in an oil and gas lease entitling the holder at its expense to conduct drilling and production operations on the leased property and to receive the net revenues attributable to such interest, after deducting the landowner’s royalty, any overriding royalties, production costs, taxes and other costs.

OUR COMPANY RISK FACTORS

Our securities, as offered hereby, are highly speculative and should be purchased only by persons who can afford to lose their entire investment in us. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

THE COMPANY’S INDUSTRY RISK FACTORS

Risks of the Oil and Gas Business.

The search for new oil and gas reserves, development wells or secondary recovery frequently results in unprofitable efforts, not only from dry holes, but also from wells which, though productive, will not produce oil or gas in sufficient quantities to return a profit on the costs incurred. There is no assurance that any production will be obtained from any of the acreage to be acquired by the Company, nor are there any assurances that if such production is obtained it will be profitable. (See “Business Activities and Recent Developments”)

The Company's revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond its control, such as economic, political, and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, and there can be no assurance  that oil and natural gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and natural gas prices could  have a material adverse effect on The Company's financial position, results of operations, cash flows, and quantities of oil and natural gas reserves that may be economically produced.

Operating Hazards and Uninsured Risk.

The Company’s operations will be subject to all of the operating hazards and risks normally incident to drilling for and producing oil and gas, such as encountering unusual or unexpected formations and pressures, blowouts, environmental pollution and personal injury. The Company has secured general liability insurance against such things as blowouts and pollution risks because of the prohibitive expense. Should the Company sustain an uninsured loss or liability, or a loss in excess of policy  limits,  its  ability to operate may be  materially  adversely affected.

Energy Operations – Negative Considerations.

Expansion Expenditures: The Company may expend substantial funds acquiring and redeveloping properties which are later determined not to be economically viable. All funds so expended may be a total loss to the Company and which  could result in possibly significant impairments in our oil and gas asset base.

Technical Assistance: It will be necessary and desirable to employ technical assistance in the operation of the Company’s business. As of the date of this filing, the Company has not contracted for any technical assistance. When needed by the Company, such assistance may not be readily available at compensation levels the Company would be able to pay.  In the event we are unable to obtain sufficiently skilled technical help for amounts we are willing to pay, we may be forced  to reduce or delay our  planned  expansion  activities,  and in the most severe case, stop all of our planned activities.

Speculative Nature of Energy Business: The Company’s energy business is highly speculative, involves the commitment of high-risk capital, and exposes the Company to potentially substantial losses. In addition, the Company will be in direct competition with other organizations which are significantly better financed and staffed than the Company.

Competition for Supplies and Services.

The Company's current business model is geared toward having almost no fixed overhead. The result of this is that the Company is highly dependent upon being able to contract for the goods and services and technical knowledge it needs on a project by project basis. This will require that the Company be required to compete for supplies and services with a number of entities which are larger, have greater resources and more extensive operating histories than the Company. Shortages may result from this competition and may lead to increased costs and delays in Company operations, which may have a material adverse effect on the Company.

Markets.

The marketing of natural gas and oil which may be produced by the Company’s properties will be affected by a number of factors beyond the control of the Company. These factors include the extent of the supply of oil or gas in the market, the availability of competitive fuels, crude oil imports, the world-wide political situation, price regulation, and other factors. Recently, there have been dramatic fluctuations in oil prices. Any significant decrease in the market prices of oil and gas could materially affect the profitability of the Company’s oil and gas activities.

There generally are only a limited number of gas transmission companies with existing pipelines in the vicinity of a gas well or wells. In the event that producing gas properties are not subject to purchase contracts or that any such contracts terminate and other parties do not purchase the Company’s gas production, there is no assurance that the Company will be able to enter into purchase contracts with any transmission companies or other purchasers of natural gas and there can be no assurance regarding the price which such purchasers would be willing to pay for such gas. There presently exists an oversupply of gas in the marketplace, the extent and duration of which is not known. Such oversupply may result in reductions of purchases by principal gas pipeline purchasers. (See “Competition, Markets, Regulation and Taxation.”)

Effect of Changing Industry Conditions on Drilling and Rework Completion Activity

Lower oil and gas prices have caused a decline in drilling activity in the U.S. from time-to-time. Currently there is a high demand for drilling and workover contractors and costs are higher compared to historical periods. The Company cannot predict what oil and gas prices will be in the future and what effect those prices may have on drilling activity in general, or on its ability to generate economic drilling prospects and to raise the necessary funds or generate funds from production, with which to drill them.

New Water Quality Regulations.

Hydraulic fracturing, the process used for releasing oil and gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development.

The Environmental Protection Agency (the "EPA") recently amended the Underground Injection Control, or UIC, provisions of the federal Safe Drinking Water Act (the "SDWA") to exclude hydraulic fracturing from the definition of "underground injection." However, the U.S. Senate and House of Representatives are currently considering bills entitled the Fracturing Responsibility and Awareness of Chemicals Act (the "FRAC Act"), to amend the SDWA to repeal this exemption. If enacted, the FRAC Act would amend the definition of "underground injection" in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or provincial levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and gas resources from shale formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business.

Weather Interruptions.

Activities of the Company may be subject to periodic interruptions due to weather conditions. Weather-imposed restrictions during certain times of the year on roads accessing properties could adversely affect the ability of the Company to benefit from production on such properties or could increase the costs of drilling new wells because of delays.

Environmental Laws

Oil and gas exploration and development is specifically subject to existing federal and state laws and regulations governing environmental quality and pollution control. Such laws and regulations may substantially increase the costs of exploring for, developing or producing oil and gas and may prevent or delay the commencement or continuation of a given operation.

All operations by the Company involving the exploration for or the production of any minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust and other environmental protection controls adopted by federal, state and local governmental authorities as well as the right of adjoining property owners. The Company may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. All requirements imposed by any such authorities may be costly, time consuming, and may delay commencement or continuation of exploration or production operations.

It may be anticipated that future legislation will significantly emphasize the protection of the environment, and that, as a consequence, the activities of the Company may be more closely regulated to further the cause of environmental protection. Such legislation, as well as future interpretation of existing laws, may require substantial increases in equipment and operating costs to the Company and delays, interruptions or a termination of operations, the extent to which cannot now be predicted.

Federal Income Taxation.

Federal income tax laws are of particular significance to the oil and gas industry. Legislation has eroded various benefits of oil and gas producers and subsequent legislation may well continue this trend. Congress is continually considering proposals with respect to Federal income taxation which could have a materially adverse effect on the Company‘s future operations by reducing tax deductions.

COMPANY’S RISK FACTORS

Working Capital.

The working capital needs of the Company consist primarily of consulting, fees, salaries,  development  and  acquisition  of oil and gas  prospects and administration activities and are estimated to exceed approximately $5,000,000 in the next twelve months, none of which funds are committed. As of June 30, 2011, the Company has received proceeds from an ongoing Private Offering of Shares of its Common Stock at $1.00 per share (the "Offering") in the amount of $6,180,000. Of the proceeds of the Offering, approximately $5.9 million has been used for the purchase of oil and gas assets or entities engaged in oil and gas exploration and development. The remaining proceeds of the Offering received by the Company to date will not provide us with significant cash flow in the upcoming fiscal year. The Offering is continuing until the Company reaches its maximum offering of $25,000,000 or August 31, 2011, unless extended by the Company. However, there can be no assurance that the Company will be successful in raising the additional funds necessary on terms satisfactory to the Company. In the event that we are unable to raise such additional funds, we may be forced to reduce or delay our drilling activities and possibly also our ongoing operations.

Lack of Significant Revenue History.

Prior to June 2010, Black Rock had no operations. After Black Rock's acquisition of oil and gas properties in Zapata and Duval Counties in Texas, it began to recognize revenue from such properties. Black Rock has a very short history of revenue and profitability stretching over the period of the nine months ended February 28, 2011. The Company, as to its new business, must be regarded as a new venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

Additional Financing Requirements

If oil and gas reserves are found to exist on a prospect, substantial additional financing will be needed to fund the necessary exploration and development work. Furthermore, if the results of that exploration and development work are successful, substantial additional funds will be necessary for continued development. The Company may not have sufficient proceeds from this offering to conduct such work and, therefore, may be required to obtain the necessary funds either through further debt or equity financing, some form of cost-sharing arrangement with others, or the sale of all or part of the property. There is no assurance that the Company will be successful in obtaining any other financing. In the event that we are unable to raise the additional financing required, we may be forced to reduce our exploration and development activities, which could result in significant impairments to our oil and gas asset base.

Title to Properties

The Company may not be the record owner of its interest in its properties and relies instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, the Company has the right to have its interest placed of record. As is customary in the oil and gas industry, a preliminary title examination will be conducted at the time properties or interests are acquired by us. Prior to commencement of operations on such acreage and prior to the acquisition of properties, a title examination will usually be conducted and significant defects remedied before proceeding with operations or the acquisition of proved properties, as appropriate.

The properties are subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. Although we are not aware of any material title defects or disputes with respect to our prospective acreage acquisitions, to the extent such defects or disputes exist, we could suffer title failures.

Lack of Diversification.

Because of the limited financial resources that the Company has, it is unlikely that the Company will be able to diversify its operations. The Company’s inability to diversify its activities will subject the Company to economic fluctuations within the oil and gas business or industry and therefore increase the risks associated with the Company’s operations as limited to one industry.

Dependence upon Management; Limited Participation of Management.

The Company currently has two individuals who are serving as its Officers and Directors, one of which is on a part-time basis. The Company will be heavily dependent upon their skills, talents and abilities, as well as the attributes of consultants to the company to implement its business plan, and may, from time to time, find that the inability of the Officer and Directors and consultants to devote their full time attention to the business of the Company results in a delay in progress toward implementing its business plan.   (See “Directors and Executive Officers.”)

Indemnification of Officers and Directors.

The Florida Business Corporation Act provides for the indemnification of its Directors, Officers, employees and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. The Company will also bear the expenses of such litigation for any of its Directors, Officers, employees or agents, upon such person’s promise to repay the Company therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company that it will be unable to recoup.

Conflicts of Interest.

Certain conflicts of interest may exist between the Company and its Officers and Directors. Officers or Directors may bring energy prospects to the Company in which they have an interest. They have other business interests to which they devote their attention, and will be expected to continue to do so. They will also devote management time to the business of the Company. As a result, conflicts of interest or potential conflicts of interest may arise from time to time that can be resolved only through the Officers and Directors exercising such judgment as is consistent with fiduciary duties to their other business interests and to the Company.

Alan W. Barksdale, our Chief Executive Officer, is also the Manager of StoneStreet Operating Company, LLC, which has historically operated the majority of our assets. StoneStreet Operating Company, LLC will seek to transfer operations, duties and licenses of all applicable properties to RMR Operating, LLC, a wholly owned subsidiary of the Company, as soon as possible pursuant to the respective operating agreements.

RISK FACTORS RELATED TO OUR COMMON STOCK

Future Offering May Result in Substantial Dilution to our Current Shareholders

As we need significant additional financing to implement our strategy going forward, and we are a relatively new and untested Company, we may be unable to raise additional funds at prices and on terms comparable to past offerings. In the future, in order to keep our programs and operations funded we may issue equity and debt securities that may substantially dilute the Company's current shareholders.

No Foreseeable Dividends.

The Company has not paid dividends on its common stock and does not anticipate paying such dividends in the foreseeable future.

Volatility of Stock Price.

There is a very short history relating to the market price of our stock, which indicates the market price may be highly volatile and the stock is likely to be very thinly traded. Many factors such as those discussed under "Risk Factors" herein may have a significant negative impact upon the market price of the securities, and negative impact on liquidity.

Limited Public Market Exists.

There is no assurance given that an expanded public market will develop or that any Stockholder ever will be able to liquidate his/her investment, if at all. The price may be highly volatile.  Due to the low price of securities and the fact that it may be quoted only in the “Pink Sheets” or the OTC Bulletin Board (“OTCBB”) many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, lending institutions will not permit the use of such securities as collateral for any loans.

Regulation of Penny Stocks.

Our securities are subject to a Securities and Exchange Commission Rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “Penny Stocks”. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because the securities of the Company may constitute “Penny Stocks” within the meaning of the rules, the rules would apply to the Company and to its securities. The rules may further affect the ability of owners of shares to sell the securities of the Company in any market that might develop for them.

Stockholders should be aware that, according to the Securities and Exchange Commission, the market for Penny Stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. The Company’s management is aware of the abuses that have occurred historically in the Penny Stock market. Although the Company does not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company’s securities.

Rule 144 Sales.

All of the outstanding shares of common stock held by present Officers, Directors and affiliate Stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who is not an affiliate and who has held restricted securities in a currently filed SEC 12(g) Registered Company for six months may, under certain conditions, sell shares without restrictions. If the Company has not become an SEC reporting company the holding period is 12 months. An affiliate may resell an amount of shares limited to 1% of the outstanding shares each 90 days after a six month holding period. Non-affiliates have no volume restrictions after a six month holding period. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of Common Stock of present Stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.

RISK FACTORS RELATING TO OFFERING

Speculative Nature of Investment.

Due to the highly speculative nature of the Company's business, it is likely that the investment in the securities offered hereby will result in a total loss to the investor. Investors should be able to financially bear the loss of their entire investment. Investment in the securities should, therefore, be limited to that portion of discretionary funds not needed for normal living purposes or for reserves for disability and retirement.

Burden to Investors.

The financial risk of the Company's oil and gas activities will be borne primarily by the new investors, who, upon completion of this offering, will have contributed a significantly greater portion of the Company's capital, than prior investors.

The Company will incur expenses in connection with SEC Filing Requirements and we may not be able to meet such costs, which could jeopardize the Company’s filing status with the SEC.

The Company will incur legal and accounting expenses as a result of being a public company in order to meet the filing requirements under the Securities and Exchange Act of 1934 (“34 Act”). The Company will see an increase in legal and accounting expenses as a result of such requirements. These costs can increase significantly if the Company is subject to comment from the SEC on its filings and/or is required to file supplemental filings for transactions and activities. If the Company is not compliant in meeting the filing requirements of the SEC, it could lose its status as a 1934 Act Company, which could compromise its ability to raise funds and maintain its trading status on the OTCBB.

Offering Price.

The Company had arbitrarily determined the Offering Price of the shares. Such price does not bear any relationship to the assets, income or net worth of the Company, nor any market value.

The Offering Price should not be considered an indication of the actual value of the shares or securities. Any market price is subject to change as a result of market conditions and other factors, and no assurance can be given that the shares can ever be resold at the Offering Price nor any market price, if at all.

Our investors may suffer future dilution due to issuances of shares for various considerations in the future.

There may be substantial dilution to our shareholders as a result of future decisions of our Board to issue shares without shareholder approval for cash, services, or acquisitions. We also may issue warrants, exercisable for shares of our restricted common stock at a fixed price in the future. The exercise of these warrants could be dilutive to our shareholders, when exercised.

Our stock may be thinly traded and as a result shareholders may be unable to sell at or near ask prices or at all if shareholders desire to liquidate shares.

The shares of our common stock may be thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively  unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an early stage company or purchase or recommend the purchase of any of our securities until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on our securities price. We cannot give you any assurance that a broader or more active public trading market for our common securities will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if their desire to liquidate their securities of our Company.

ITEM 4. USE OF PROCEEDS

We will not recognize any proceeds from 30,000,000 shares of common stock we are registering for resale on behalf of the selling shareholders.

ITEM 5. DETERMINATION OF OFFERING PRICE

The Common Stock is presently thinly traded on the over-the-counter market on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority (the "FINRA"). The OTCBB symbol for the Common Stock is "RDMP". The Company’s stock began trading on the OTC Bulletin Board on September 16, 2010.

ITEM 6. DILUTION

We are registering shares of existing selling shareholders. Another shareholder, a former officer and director, purchased 225,000,000 shares at $0.00004 per share during January 2010, which concurrent to the Black Rock Closing, these shares were retired by the Company. Officers and directors, in February 2011, were issued 200,000 shares at $0.08 per share.  As part of the Black Rock Closing, 27,000,000 shares were issued in exchange for 100% of the equity of Black Rock. The Company issued 600,000 shares as part of promissory notes, and 6,180,000 shares have been issued as part of a private placement offering at $1.00 per share.

The following table sets forth with respect to existing shareholders, the number of our shares of common stock purchased the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share. All percentages are computed based upon cumulative shares and consideration assuming sale of all shares in the line item as compared to maximum in each previous line.

	Shares Purchased(1)		Total Consideration		Average
	Number	Percent (2)	Amount	Percent	Price/Share
Existing Selling Shareholders	30,000,000	100%	$12,000	100%	$0.0004

(1) 1,200,000 pre-split shares were issued at $.01 per share average, after a forward split of 25 for 1, the existing shareholders hold 30,000,000 shares.
(2) Percentage relates to total percentage of shares sold up to such increment.

ITEM 7. SELLING SECURITY HOLDERS

The selling shareholders obtained their shares of our stock as a result of the sale of 1,200,000 pre-split shares of common stock in July 2010. On March 22, 2011, the Company effectuated a forward split of its issued and outstanding common stock on a 25 for 1 basis. The 1,200,000 shares previously sold were affected by the forward split and calculate the additional 28,800,000 shares included in the post-effective amendment, for a total of 30,000,000 shares.

Other than the stock transactions discussed above, we have not entered into any transaction nor are there any proposed transactions in which any founder, director, executive officer, significant shareholder of our company or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

No person who may, in the future, be considered a promoter of this offering, will receive or expect to receive assets, services or other considerations from us except those persons who are our salaried employees or directors. No assets will be, nor are expected to be, acquired from any promoter on behalf of us. We have not entered into any agreements that require disclosure to the shareholders.

(REST OF PAGE INTENTIONALLY LEFT BLANK)

All of the securities listed below are being registered in this Registration Statement, which include all of the securities outstanding as of date hereof.

NAME	INDIVIDUAL WITH SOLE OR SHARED VOTING AND DISPOSITIVE POWER OF SELLING SHAREHOLDER	COMMON SHARES HELD BY EACH SHARE-HOLDER BEFORE FORWARD SPLIT	COMMON SHARES ISSUED AS A RESULT OF FORWARD SPLIT	TOTAL COMMON SHARES HELD POST-SPLIT	% OWNED AFTER OFFERING **

Nortle Holdings Limited	Mandy Cheng	180,000	4,320,000	4,500,000	7.03%
Edward Peter Hanson	Edward Peter Hanson	18,000	432,000	450,000	0.70%
Kilmer International Investments Limited	Chrisopher Crosby	50,000	1,200,000	1,250,000	1.95%
Luiza Watson & Robin Watson	Luiza Watson & Robin Watson	100,000	2,400,000	2,500,000	3.91%
Finter Bank	Alexander Walser	100,000	2,400,000	2,500,000	3.91%
Tim Connell	Tim Connell	18,000	432,000	450,000	0.70%
Neroli Investments Limited	Mandy Cheng	50,000	1,200,000	1,250,000	1.95%
Gallo Holdings Limited	Mandy Cheng	180,000	4,320,000	4,500,000	7.03%
Fenmore Consultants Limited	Keith Burant	100,000	2,400,000	2,500,000	3.91%
Fiordaliso Limited	Monika Grabvrosek	59,000	1,416,000	1,475,000	2.31%
Moonlight Investments Limited	Monika Grabvrosek	9,000	216,000	225,000	0.35%
Capital Growth Investment Trust	Vicki Appel, Trustee	112,000	2,688,000	2,800,000	4.38%
FEQ Realty, LLC	Earnest A. Bartlett, Manager	112,000	2,688,000	2,800,000	4.38%
DIT Equity Holdings, LLC	Kyung Won Lee, Manager	112,000	2,688,000	2,800,000	4.38%

TOTAL		1,200,000	28,800,000	30,000,000	46.89%

* Less than 0.01%
** Based on 63,980,000 shares issued and outstanding.

None of the above listed shareholders are registered broker-dealers or are associates of a registered broker-dealer.

ITEM 8. PLAN OF DISTRIBUTION

Upon effectiveness of this amended registration statement, of which this prospectus is a part, our existing selling shareholders may sell their securities at market prices or at any price in privately negotiated transactions.

Our selling shareholders may be deemed underwriters in this offering.

The selling shareholders are not paying any of the offering expenses and we will not receive any of the proceeds from the sale of the shares by the selling shareholders.

ITEM 9. DESCRIPTION OF SECURITIES

The securities being registered and/or offered by this Prospectus are shares of Common Stock.

Common Stock

We are presently authorized to issue five hundred million (500,000,000) shares of our common stock. A total of sixty-three million, nine hundred and thirty-five thousand (63,980,000) common shares are issued and outstanding as of June 30, 2011.

Common Shares

All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special shareholders' meetings may be called by the Officers or Director, or upon the request of holders of at least one-tenth (1/10th) of the outstanding shares. Holders of shares are entitled to one vote at any shareholders' meeting for each share they own as of the record date fixed by the board of directors. There is no quorum requirement for shareholders' meetings. Therefore, a vote of the majority of the shares represented at a meeting will govern even if this is substantially less than a majority of the shares outstanding. Holders of shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any shares. Reference is made to our Articles of Incorporation and our By-Laws as well as to the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of shares. It should be noted that the board of directors without notice to the shareholders may amend the By-Laws. Our shares do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of the shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) of the shares voting for election of directors may not be able to elect any director.

Preferred shares

We have one hundred million (100,000,000) Preferred shares, par value $0.0001 authorized. Preferred shares are subject to division into Series or Classes, and the Designations of Rights and Privileges of such Series or Classes, which shall be determined, in the discretion of the Board of Directors.

Transfer Agent

The transfer agent for our securities is Broadridge Corporate Issuer Solutions, Inc. located at 44 West Lancaster Avenue, Ardmore, PA 19003, phone (610) 649-7300.

ITEM 10. INTEREST OF NAMED EXPERTS AND COUNSEL

We have not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in us, or who is, or was, our promoter, underwriter, voting trustee, director, officer or employee.

ITEM 11. INFORMATION WITH RESPECT TO THE REGISTRANT

a. DESCRIPTION OF BUSINESS

History of Red Mountain Resources, Inc.

Red Mountain Resources, Inc. ("Red Mountain," "We," "Us," "Our," or "Company" hereafter) was incorporated on January 19, 2010 in the state of Florida as Teaching Time, Inc. which intended to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries.

The Company’s management reviewed its progress in pursuit of its business plan and determined that it was no longer in the best interest of the Company to pursue such an business plan and began to look to identify new corporate opportunities in the energy industry. As a result it is in the process of changing the direction of its business plan and subsequently changed its name to Red Mountain Resources, Inc. to better reflect its current business plan. Red Mountain Resources, Inc., a Florida corporation, is an independent, growth oriented, energy company that intends to acquire and develop oil and gas properties. We currently trade under the symbol "RDMP" on the OTC Bulletin Board.

The Company originally registered 3,000,000 shares of common stock on February 18, 2010. 1,800,000 shares were deregistered on March 9, 2011. On March 22, 2011, the Company effectuated a forward split of its issued and outstanding common stock on a 25 for 1 basis. The remaining 1,200,000 shares previously sold and registered were affected by the forward split and calculate the additional 28,800,000 shares included in the post-effective amendment, totaling to 30,000,000 shares.

The Company has amended the Articles of Incorporation in the State of Florida to reflect the number of authorized shares as follows:

On February 9, 2011, an increase in common shares to Five Hundred Million (500,000,000) shares, par value $0.00001; and

Authorization of One Hundred Million (100,000,000) Preferred shares, par value $0.0001. Preferred shares are subject to division into Series or Classes, and the Designations of Rights and Privileges of such Series or Classes, which shall be determined, in the discretion of the Board of Directors.

Business Activities and Recent Developments

Red Mountain's business operations include oil and gas exploration, development and production.  Our current areas of operation include the Permian Basin in New Mexico and Texas and the onshore Gulf Coast areas of Texas and we plan to acquire assets in the onshore Gulf Coast areas of Louisiana. We intend to pursue opportunities in areas where the proposed management's experience and expertise can be leveraged and capital investment may generate value to shareholders.

Black Rock  Equity Acquisition

On June 22, 2011, the Company completed the closing for the acquisition of all of the equity of Black Rock. The Company issued 27,000,000 shares of its restricted common stock to Black Rock shareholders in exchange for 100% of the equity in Black Rock.  The StoneStreet Group, Inc., of which Mr. Alan Barksdale is the President and sole shareholder, has received 18,000,000 shares of the 27,000,000 Red Mountain shares issued, making him a 28.13% shareholder of Red Mountain.  The StoneStreet Group, Inc. has entered into a lock-up agreement which prohibits the sale of 3,000,000 shares until June 21, 2012, as well as prohibiting the sale of the remaining 15,000,000 shares December 21, 2012.

Concurrent with the Black Rock Closing, Mr. Kenneth J. Koock, the Chief Executive Officer, acting Chief Financial Officer of the Company and director of the Company resigned and Mr. Alan Barksdale was appointed Chief Executive Officer, acting Chief Financial Officer and a director of the Company.  In addition, Mr. V Ray Harlow resigned as a director of the Company.

While the Company is the legal acquirer, in the reverse capitalization, Black Rock was the accounting acquirer, since its shareholders acquired control of Red Mountain. Therefore, at the date of the merger, the historical financial statements of Black Rock became those of Red Mountain.   Black Rock’s fiscal year end is May 31st.  As a result of the recapitalization, the Company’s fiscal year end has been changed from January 31st to May 31st.

Concurrent with the Black Rock Closing, the Company retired 225,000,000 shares of its Common Stock held by Lisa Lamson, the former officer and controlling shareholder of the Company.

First State Bank of Lonoke Loan

In June 2010, Black Rock entered into a 3 year line of credit with First State Bank of Lonoke, Arkansas ("FSB"). The line had a maximum draw amount of approximately $3,475,000, and was secured by a first security lien against the Villareal property located in Zapata County, Texas. The line bears interest at the bank's reference rate plus 275 basis points, which as of February 28, 2011 was 6.039% in total. The line is payable on demand, however if no demand is made, principal payments of $1 million and $1.1 million are required after the first and second years, respectively, and the loan is due in full at maturity.  In June 2010, Black Rock borrowed approximately $3,400,000 to fund the purchase price of the Villareal property plus make its first capital call on the property. Black Rock borrowed an additional $351,000 in November 2010 to fund additional capital calls.

In June 2010, Black Rock borrowed approximately $200,000 from FSB in the form of a one year note payable to fund the purchase of the Frost Bank Property. The note is secured by a first security lien against the Frost Bank property. The note bears interest at 6% per annum. In addition to a security interest in the Frost Bank Property, the principal member of Black Rock and another individual who is a related party have personally guaranteed the note. In addition, the related party has also provided a mortgage in favor of FSB on certain property owned by the related party as additional collateral.

In connection with the above loans Black Rock to obtained the permission of FSB, who holds mortgages on substantially all the Black Rock oil and gas interest in order to consummate the merger transaction.  FSB required the following of the Company as a condition of their consent to the merger transaction:

 (1) That the Company pledge all of the outstanding common stock of Black Rock held by it as collateral on the First State Bank of Lonoke Loan in the amount of approximately $2,800,000 million. Title to assets of Black Rock will remain in the name of Black Rock so long as principal and interest remain outstanding under the loan agreement.

 (2) That the Company and Black Rock jointly signed a new note to the First State Bank of Lonoke to replace the loan to Bamco Gas, LLC, which is in receivership, in the amount of approximately $2,700,000 (the "Bamco Note"). The Bamco Note which is currently in default, will be assigned to the Company by the First State Bank of Lonoke (the "Replacement Note").  Bamco Gas, LLC is another entity that Red Mountain  Resources, Inc. has issued a letter of intent to  purchase

 (3) That certain shareholders of Black Rock pledge 2,000,000 shares of the Company's Common Stock to secure the Loan and the Replacement Note (the "Pledged Shares"). In the event that the Replacement Note has not been repaid, or the assets of Bamco Gas, LLC have not been acquired by the Company within 12 months of the closing, then the Pledged Shares may be either liquidated or retired to the Company, at the Company's option.

Black Rock Cross Border Resources, Inc. Equity Purchase

In May 2011, Black Rock, issued unsecured Promissory Notes in the amount of $2,450,000. The Promissory Notes accrue interest at 10% per annum. The notes are due on the earlier of September 30, 2011; the Closing of the acquisition of Black Rock by the Company or the closing of an additional equity financing of $2,000,000. As a condition for issuing the Promissory Notes, the Company has agreed to issue 600,000 shares of its Common Stock to the holders of the Promissory Notes.  On June 30, 2011, these promissory notes were amended and as a result are due on the earlier of i) the closing of an additional equity raise in the amount of $5,000,000; or ii) August 31, 2011.

On May 23, 2011, Black Rock entered into an agreement with Cross Border Resources, Inc., a Nevada corporation which is publicly traded on the OTC market’s highest tier OTCQX U.S. Premier ("Cross Border"). Black Rock purchased in a Rule 506 offering, 2,136,164 Units of Cross Border for the purchase price of $3,204,246. The Units consist of 2,136,164 shares of Cross Border's Common Stock and 2,136,164 Common Stock Purchase Warrants, which have an exercise price of $2.25. As a result, Black Rock owns approximately 13.3% of Cross Border. As a result of the Closing of the Acquisition of Black Rock by the Company, as discussed in Item 2.01, the Company is now the owner of 13.3% of Cross Border Resources, Inc.

Purchase of Madera Assets

Prior to the merger,  the Company had loaned  $5,750,000  in the form of secured commercial  promissory notes to Black Rock in order to proceed with the purchase of oil and gas assets  known as the Madera  assets  located in New Mexico and to fund a portion of the purchase of the Cross Border shares.  The Promissory Notes were cancelled, upon the acquisition of Black Rock by Red Mountain.  The Madera assets, which consist of leases and producing wells, were acquired by Black Rock in May 2011, prior to the Black Rock Closing, by the utilization of $4,500,000 of the loan proceeds noted above.

General

We intend to generally concentrate our acquisition, exploration and development efforts in areas where we can apply the technical expertise and experience of management and consultants.

Our planned core areas of operation are the Permian Basin in New Mexico and Texas and onshore Gulf Coast. Management is aware of energy prospects that consist of proved and unproved locations, which are located in these regions, and has identified the consolidation and acquisition of various producing properties, each of which is producing revenue.

We have identified an experienced team of managers and consultants with significant experience who have:

•	Participated in over 1,000 wells in 11 U.S. States and 9 countries globally.

•	A history of prospect identification and value creation.

Company Strategy

•	Acquire and develop oil and gas properties that provide an inventory of drill sites with limited geologic risk and limited variation of production from well to well.

•	Deploy capital and technical skills to generate value for our shareholders.

Present Opportunities Identified by Management to Acquire, Develop, Grow and Realize Value

The Company has acquired selected oil and gas properties in the Permian Basin and on the Gulf Coast and intends to make an offer to acquire additional properties located on the Gulf Coast from a receivership subject to Court approval. Revenues have the potential to be increased through drilling of proved undeveloped drilling locations.

Management believes these opportunities have the following features:

•	Proved producing reserves with existing cash flow;

•	Non-producing reserves that can be immediately developed to enhance cash flow;

•	Inventory of proved-undeveloped drill sites that can provide production growth; and

•	Values of proved reserves that can be increased in a short period of time with low risk drilling.

Synopsis of Properties and Assets Acquired (not including our percentage ownership of assets owned by Cross Border):

Onshore Gulf Coast of Texas

•	Approximately 4,595 gross acres (1,338 net) in Duval & Zapata Counties, Texas

•	Net Daily Production - approximately 2,950 MCFD & 5 BOD based on April 2011 production data

•	PDNP due to prior operator financial difficulties and poor asset management

•	Acreage held by production, thus creating flexibility to drill in "high commodity price" environments

Synopsis of Properties and Assets Acquired:

Permian Basin

•	Approximately 1,926 gross acres (1,1563 net) in Lea County, New Mexico

•	Net Daily Production - approximately 81.75 MMCFD & 13 BOD based on April 2011 production data.

Goals:

Our focus is to increase shareholder value by pursuing our corporate strategy as follows:

Pursue concurrent development of our core areas.

We plan to  spend  up to $22,500,000 to acquire and develop our properties during 2011. We have, as of June 30, 2011, used approximately $4,840,000 for the Madera acquisition and approximately $3,200,000 for the Cross Border unit purchases. We plan to raise additional funds in an ongoing Private Offering of the Company's common stock ("Placement" or "Offering") and expect that the majority of the 2011 and 2012 drilling capital expenditures will be incurred in our Permian Basin development and exploration prospects. Many of our targeted prospects are in reservoirs that demonstrate predictable geologic attributes and consistent reservoir characteristics, which typically lead to more reliable drilling results than wildcats.

Achieve consistent reserve growth through repeatable development

We intend to achieve significant reserve growth over the next few years through a combination of acquisitions and drilling. In 2011, we intend to achieve significant reserve and production increases as a result of our acquisitions and development drilling program. We anticipate that the majority of future reserve and production growth will come through the execution of our development drilling program on properties pending as acquisitions, which include many proved and unproved locations. Our targets generally will consist of locations in fields that demonstrate low variance in well performance, which leads to predictable and repeatable field development.

Our reserve estimates, if any, may change continuously and we intend to periodically evaluate such reserve estimates internally, with independent engineering evaluation on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of our reserves, if any. In the Permian Basin, where we plan to focus our drilling efforts and capital expenditures, prospects generally have reserves characterized as long-lived with low decline rates.

Maintain high percentage ownership and operational control over our asset base

We intend to retain a high degree of operational control over our asset base, through a high average working interest or acting as the operator in our areas of significant activity. This is designed to provide us with controlling interests in a multi-year inventory of drilling locations, positioning us for reserve and production growth through our drilling operations. We plan to control the timing, level and allocation of our drilling capital expenditures and the technology and methods utilized in the planning, drilling and completion process on related targets. We believe this flexibility to opportunistically pursue development on properties may provide us with a meaningful competitive advantage.

Acquire and maintain acreage positions in our core areas

We believe that our intended acquisitions and development of known production prospects in our core areas should be supplemented with exploratory efforts that may lead to new discoveries in the future. We intend to continually evaluate our opportunities and pursue attractive potential opportunities that take advantage of our strengths. We are examining several other Permian and Gulf Coast prospects, each of which has gained substantial interest within the exploration and production sector due to their relatively known nature and the potential for meaningful hydrocarbon recoveries. There are other mid-size and large independent exploration and production companies conducting drilling activities in these plays.

Pursue a disciplined acquisition strategy in our core areas of operation

We intend to also focus on growing through targeted acquisitions. Although drilling prospects may provide us with the opportunity to grow reserves and production without acquisitions, we continue to evaluate acquisition opportunities, primarily in our core areas of operation.

Creating a management and operational team with advanced exploration and development technology

We intend to develop a managerial and operational team with experience in the oil and gas industry, and have a proven track record of creating value both organically and through strategic acquisitions. Our team will be supported by an active Board of Directors with experience in the oil and gas industry, capital markets and public companies. We intend to utilize sophisticated geologic and 3-D seismic models to enhance predictability and reproducibility over significantly larger areas than historically possible. We also intend to utilize multi-zone, multi-stage artificial stimulation ("frac") technology in completing wells to substantially increase near-term production, resulting in faster payback periods and higher rates of return and present values. Our proposed team has successfully applied these techniques, normally associated with completions in the most advanced Permian Basin fields, to improve initial and ultimate production and returns, in other companies.

Competition, Markets, Regulation and Taxation

Competition

There are a large number of companies and individuals engaged in the exploration for oil and gas and oil workover projects; accordingly, there is a high degree of competition for desirable properties. Many of the companies and individuals so engaged have substantially greater technical and financial resources than we have.

Markets

The availability of a ready market for oil and gas discovered, if any, may depend on factors beyond the control of the Company, including the proximity and capacity of refineries, pipelines, and the effect of state regulation of production and of federal regulations of products sold in interstate commerce, and recent intrastate sales. The market price of oil and gas is volatile and beyond the control of the Company. The market for natural gas is also unsettled, and gas prices have increased dramatically in the past four years with substantial fluctuation, seasonally and annually.

There generally are only a limited number of gas transmission companies with existing pipelines in the vicinity of a gas well or wells. In the event that producing gas properties are not subject to purchase contracts or that any such contracts terminate and other parties do not purchase the Company's gas production, there is no assurance that the Company will be able to enter into purchase contracts with any transmission companies or other purchasers of natural gas and there can be no assurance regarding the price which such purchasers would be willing to pay for such gas. There presently exists an oversupply of gas in certain areas of the marketplace due to pipeline capacity, the extent and duration of which is unknown. Such oversupply may result in restrictions of purchases by principal gas pipeline purchasers.

Effect of Changing Industry Conditions on Drilling and Rework Completion Activity

Lower oil and gas prices have caused a decline in drilling activity in the U.S. from time-to-time. Currently there is a high demand for drilling and workover contractors and costs are higher compared to historical periods. The Company cannot predict what oil and gas prices will be in the future and what effect those prices may have on drilling activity in general, or on its ability to generate economic drilling prospects and to raise the necessary funds or generate funds from production, with which to drill them.

Regulation and Pricing of Natural Gas

The Company's operations may be subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) with respect to the sale of natural gas for resale in interstate and intrastate commerce. State regulatory agencies may exercise or attempt to exercise similar powers with respect to intrastate sales of gas. Because of its complexity and broad scope, the price impact of future legislation on the operation of the Company cannot be determined at this time.

Crude Oil and Natural Gas Liquids Price and Allocation Regulation

Pursuant to Executive Order Number 12287, issued January 28, 1981, President Reagan lifted all existing federal price and allocation controls over the sale and distribution of crude oil and natural gas liquids. Executive Order Number 12287 was made effective as of January 28, 1981, and consequently, sales of crude oil and natural gas liquids after January 27, 1981 are free from federal regulation. The price for such sales and the supplier-purchaser relationship will be determined by private contract and prevailing market conditions. As a result of this action, oil which may be sold by the Company will be sold at deregulated or free market prices. At various times, certain groups have advocated the reestablishment of regulations and control on the sale of domestic oil and gas, and the Company will have no control over any regulation legislation in the future.

State Regulations

The Company's production of oil and gas if any will be subject to regulation by state regulatory authorities in the states in which the Company may produce oil and gas such as the Texas Railroad Commission. In general, these regulatory authorities are empowered to make and enforce regulations to prevent waste of oil and gas and to protect correlative rights and opportunities to produce oil and gas as between owners of a common reservoir. Some regulatory authorities may also regulate the amount of oil and gas produced by assigning allowable rates of production.

Proposed Legislation

A number of legislative proposals have been and probably will continue to be introduced in Congress and in the legislatures of various states, which, if enacted, would significantly affect the petroleum industries. Such proposals and executive actions involve, among other things, the imposition of land use controls such as prohibiting drilling activities on certain federal and state lands in roadless wilderness areas. At present, it is impossible to predict what proposals, if any, will actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals will have. However, President Clinton's establishment of numerous National Monuments by executive order has had the effect of precluding drilling across vast areas, which has been continued in the current Administration through the Department of Interior.

Environmental Laws

Oil and gas exploration and development is specifically subject to existing federal and state laws and regulations governing environmental quality and pollution control. Such laws and regulations may substantially increase the costs of exploring for, developing or producing oil and gas and may prevent or delay the commencement or continuation of a given operation.

All operations by the Company involving the exploration for or the production of any minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust and other environmental protection controls adopted by federal, state and local governmental authorities as well as the right of adjoining property owners. The Company may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. All requirements imposed by any such authorities may be costly, time consuming, and may delay commencement or continuation of exploration or production operations.

It may be anticipated that future legislation will significantly emphasize the protection of the environment, and that, as a consequence, the activities of the Company may be more closely regulated to further the cause of environmental protection. Such legislation, as well as future interpretation of existing laws, may require substantial increases in equipment and operating costs to the Company and delays, interruptions or a termination of operations, the extent to which cannot now be predicted.

Compliance with Environmental Laws and Regulations

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, compliance with these regulations by us has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on its activities.

Title to Properties

The Company is not the record owner of its interest in its properties and relies instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, the Company has the right to have its interest placed of record. As is customary in the oil and gas industry, a preliminary title examination will be conducted at the time properties or interests are acquired by us. Prior to commencement of operations on such acreage and prior to the acquisition of properties, a title examination will usually be conducted and significant defects remedied before proceeding with operations or the acquisition of proved properties, as appropriate.

The properties are subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. Although we are not aware of any material title defects or disputes with respect to our prospective acreage acquisitions, to the extent such defects or disputes exist, we could suffer title failures.

Backlog of Orders

There are currently no orders for sales of oil and gas at this time.

Government Contracts

None at this time.

Competitive Conditions

There are numerous competitors in the oil and gas industry with far greater resources, financial and marketing, to exploit oil and gas prospects which might compete with the Company. Such resources could overwhelm our efforts to acquire oil and gas production and cause our business failure.

Company Sponsored Research and Development

No research is being conducted.

Governmental Regulation

Oil and gas: The oil and gas business in the United States is subject to regulation by both federal and state authorities, particularly with respect to pricing, allowable rates of production, marketing and environmental matters.

The production of crude oil and gas has, in recent years, been the subject of increasing state and federal controls. No assurance can be given that newly imposed or changed federal laws will not adversely affect the economic viability of any oil and gas properties we may acquire in the future. Federal income tax deductions for energy exploration or production and "windfall profit" taxes have in the past affected the economic viability of such properties, and may do so in the future if enacted by Congress.

Number of Persons Employed

As of June 22, 2011, we had one full-time employee , who is Alan Barksdale, our Chief Executive Officer. The Company's other Officer/Director works on an as needed part- time basis.

PLAN OF OPERATIONS

We had no operations prior to our acquisition of Black Rock in June 2011. Prior to such acquisition, we did not have any revenues. We have minimal capital, minimal cash, and only our intangible assets consist of our business plan, relationships, and contacts. We will  need cash infusions from investors or shareholders to provide capital, or loans from any sources in order to pursue our acquisition strategies.

Our plan of operations is as follows:

MILESTONES

2nd Quarter 2011	Initiation of Private Placement Offering, Identification and acquisition of prospects, production acquisition/development commencement.

3rd Quarter 2011	Expanded development. Private Placement Offering, Identification and acquisition of prospects, production acquisition/development commencement.

4th Quarter 2011	Expanded development and expansion of acquisitions in our core areas.

We are conducting a Private Offering of shares of our Common Stock and intend to raise up to $25,000,000. As of June 30, 2011, the Company has sold 6,180,000 shares, raising $6,180,000. On April 29, 2011, Black Rock purchased the Madera assets for approximately $4.8 million. On May 24, 2011, Black Rock issued three promissory notes and as a result received $2,450,000. These promissory notes accrue interest at 10% per annum and are due on the earlier of i) the closing of the merger between Red Mountain and Black Rock; the closing of an additional equity raise in the amount of $2,000,000; or ii) September 30, 2011. As a condition for issuing the Promissory Notes, Red Mountain agreed to issue 600,000 Shares of its Common Stock to the holders of the Promissory Notes. The proceeds from the Promissory Notes were used to purchase the Cross Border shares for approximately $3.2 million. On June 30, 2011, these promissory notes were amended and as a result are due on the earlier of i) the closing of an additional equity raise in the amount of $5,000,000; or ii) August 31, 2011.

If and when such private placement is completed at $1.00 per share, funds would be used as follows.

The proceeds of the minimum and maximum proposed offering will provide funds for related acquisitions and property/asset development. Currently the Company intends to use the proceeds as follows:

	MINIMUM	MAXIMUM

Permian Basin Expenditures (Acquisition Only – Minimum / Drilling Included - Maximum)	$4,500,000	$14,500,000
Cross Border Shares Purchases	-	$3,204,246
Gulf Coast Expenditures	-	$1,050,000
Working Capital/Consolidation Expenses	-	$3,745,754
Proceeds Net of Commissions	$4,500,000	$22,500,000

We will need substantial additional capital to support our proposed energy operations. We have minimal revenues. No representation is made that any funds will be available when needed. In the event funds cannot be raised when needed, we may not be able to carry out our business plan, may never achieve sales or royalty income, and could fail in business as a result of these uncertainties.

Decisions regarding future participation in exploration wells or geophysical studies or other activities will be made on a case-by-case basis. We may, in any particular case, decide to participate or decline participation. If participating, we may pay our proportionate share of costs to maintain our proportionate interest through cash flow or debt or equity financing. If participation is declined, we may elect to farmout, non-consent, sell or otherwise negotiate a method of cost sharing in order to maintain some continuing interest in the prospect.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

b. DESCRIPTION OF PROPERTY

DESCRIPTION OF PROPERTIES/ASSETS/OIL AND GAS PROSPECTS

(a)	Real Estate.	None.
(b)	Title to properties.	None.
(c)	Oil and Gas Prospects.	See below.
(d)	Patents.	None.

Oil and Gas Prospects

Subsequent to the date of the audit report for the nine months ended February 28, 2011, Black Rock obtained an updated reserve report as of February 28, 2011 which incorporated the following changes in assumptions:

-	Additional proved undeveloped and behind pipe reserves for both the Duval County and Zapata County fields

The tables below reflect the new economics from the updated reserve report and therefore do not agree with the unaudited information included in footnote 9 of the Black Rock LLC financial statements as of and for the nine months ended February 28, 2011.

The following table summarizes reserves, ownership interests and daily production of our properties as of February 28, 2011, which do not include the Madera assets:

Field	Proved Reserves (MMCFE)	Proved Developed Producing %	PV – 10 ($000)	Net Revenue Interest	Daily Production (MCFE) - Gross	Daily Production (MCFE) - Net
Duval County, TX	1,426.847	10.54%	$1,618.73	23.98%	384.95	92.31
Zapata County, TX	4,122.675	61.48%	$7,994.55	10.46%	22,929.54	2,398.43

TOTAL	5,549.522	45.68%	$9,613.28	18.59%	23,314.49	2,490.74

The following table summarizes acreage holdings and well counts as on February 28, 2011, which does not include the Madera assets:

	Developed Acres		Undeveloped Acres		Total Acres		Producing Well Count
Field	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Duval County, TX	998.30	319.14	0	0	998.30	319.14	5	1.6
Zapata County, TX	1,729.78	388.26	1,856.40	679.46	3,596.2	1,067.25	13	1.8
TOTAL	2,738.08	707.4	1,856.40	679.46	4,594.5	1,386.39	18	3.4

The following table summarizes reserves, ownership interests and daily production of the assets located in New Mexico, which were acquired by Black Rock in May 2011 (Madera Assets):

Field	Proved Reserves (BOE)	Proved Developed Producing %	PV – 10 ($000)	P2 Reserves (BOE)	P2 Reserves PV-10 ($000)	Net Revenue Interest	Daily Production (BOE) - Gross	Daily Production (BOE) - Net

Lea County, NM	1,044,450	3.21%	$22,390.5	2,320,900	$41,216.0	44.91%	8.5	5.14

	Developed Acres		Undeveloped Acres		Total Acres		Producing Well Count
Field	Gross	Net	Gross	Net	Gross	Net	Gross	Net

Lea County, NM	1,925.6	1,153.12	0	0	1,925.6	1,153.12	3	1.35

Production

The following table summarizes average volumes and realized prices of oil sold from our properties and our production costs per MCF of gas, which do not include the Madera Assets.

For the Nine Months Ended February 28, 2011

Net oil sales (MCF)	679.970
Average realized oil sales price per MCF	$4.20
Production costs per MCF:
Production taxes	$0.26
Lease operating expenses	$0.16

c. LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, nor are we aware of any civil proceeding or government authority contemplating any legal proceeding.

d. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is presently traded on the over-the-counter market on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority ("FINRA"). On September 16, 2010, we began trading on the OTC Bulletin Board under the symbol "THCT." Our symbol was recently changed to reflect our new name and the current symbol is “RDMP.”

The offering of the shares registered hereby could have a material negative effect on the market price for the stock.

Rules Governing Low-price Stocks That May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Our stock is currently traded on the OTC Bulletin Board.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Our common stock will be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers are and may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of shares in the secondary market.
The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

As of the filing of this prospectus, we have 19 shareholders of record of our common stock. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 6 months, is entitled to sell shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, our selling shareholders hold 30,000,000 shares, all of which may be sold pursuant to this Registration Statement. No officers/directors own shares being registered.

Dividends

As of the filing of this prospectus, we have not paid any dividends to shareholders. There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. The Florida Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend; we would not be able to pay our debts as they become due in the usual course of business; or our total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

e. FINANCIAL STATEMENTS

The historical financial statements included in this post-effective amendment are for:

RED MOUNTAIN RESOURCES, INC.
Condensed Consolidated Balance Sheet at April 30, 2011 (Unaudited) and January 31, 2011	F-43
Condensed Consolidated Statements of Operations (Unaudited) for the three months ended April 30, 2011 and 2010 and for the period from January 19, 2010 (inception) through April 30, 2011	F-44
Condensed Consolidated Statement of Changes in Stockholders’ Equity (Unaudited) for the period from January 19, 2010 (inception) through April 30, 2011	F-45
Condensed Consolidated Statement of Cash Flows (Unaudited) for the three months ended April 30, 2011 and 2010 and for the period from January 19, 2010 (inception) through April 30, 2011	F-46
Notes to Unaudited Condensed Consolidated Financial Statements	F-47

RED MOUNTAIN RESOURCES, INC.
Report of Independent Registered Public Accounting Firm	F-52
Balance Sheets as of January 31, 2011 and January 31, 2010	F-53
Statements of Operations for the year ended January 31, 2011, for the Period from Inception (January 19, 2010) through January 31, 2010 and the period from Inception (January 19, 2010) to January 31, 2011
F-54
Statements Changes in Stockholders’ Equity (Deficit) for the period from Inception (January 19, 2010) through January 31, 2011	F-55
Statements of Cash Flows for the year ended January 31, 2011, for the Period from Inception (January 19, 2010) to January 31, 2010 and the period from Inception (January 19, 2010) to January 31, 2011	F-56
Notes to Financial Statements	F-57

Since Red Mountain Resources, Inc. was a publicly traded shell company and Black Rock Capital LLC was an operating company - this merger transaction is treated as a recapitalization of Black Rock Capital LLC and the historical  financial statements  of Black Rock Capital LLC will supersede and become those of Red Mountain Resources,  Inc.

Financial statements for Black Rock Capital LLC for the full year ended May 31, 2011 were not available at the time this post effective amendment was filed and therefore financial statements for the nine-months ended February 28, 2011 are included.  The Company will be filing an amended Form 8-K within the time prescribed by SEC regulations to provide the full-year financial statements as of and for the year ended May 31, 2011.

Black Rock Capital LLC did not have any operations prior to June 2010.  However, it acquired all of its oil and gas working and net revenue  interests  from MSB Energy, Inc. (a  Debtor-In-Possession  in Chapter 11 Bankruptcy) on June 1, 2010 and October 1, 2010 (the "Properties").

In order to meet the  predecessor  business  reporting  requirements  of the SEC financial  statements  needed to be  provided  for the  Properties  for the year preceding the June 1, 2010 acquisition by Black Rock Capital LLC. These acquired Properties   only    represented   a   portion of MSB Energy, Inc. (a Debtor-In-Possession in Chapter 11Bankruptcy) oil and gas working and net revenue interests.

The financial statements of the Properties have been prepared in accordance with U.S. GAAP on a "carve-out"  basis of certain  historical  financial  information related to the Properties from the books and records of the MSB Energy,  Inc. (a Debtor-In-Possession  in  Chapter 11  bankruptcy).  These  carve-out  procedures require  that  historical  results of operations, assets  and  liabilities attributable to the Properties, in addition to revenues and expenses related to, or  incurred  on behalf of the  Properties,  be  included  or  allocated  to the Properties as if they were a stand-alone entity.

The accompanying financial statements of the Properties may not be indicative of future performance and may not reflect what the results of operations, financial position  and cash  flows  would  have  been had the  Properties  operated  as a separate entity during all of the periods  presented.  These statements are not comparable to the Black Rock Capital LLC so no comparisons have been provided.

(REST OF THE PAGE INTENTIONALLY LEFT BLANK)

(This page left blank intentionally)

RED MOUNTAIN RESOURCES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND EARNINGS PER SHARE

The following unaudited pro forma condensed consolidated balance sheet is based on the historical balance sheets of Red Mountain Resources, Inc. (“Red Mountain Resources”) and Black Rock Capital, LLC (“Black Rock”) as of April 30, 2011 and February 28, 2011, respectively.

The following unaudited pro forma condensed earning per share is based on the historical statement of income of Black Rock Capital, LLC (“Black Rock”) for the nine-months ending February 28, 2011 as if the transactions below had taken place as of the beginning of the period and with the equity structure of Red Mountain Resources, Inc.

On March 22, 2011, Red Mountain Resources and Black Rock entered into a tentative agreement to whereby all of the issued and outstanding common stock of Black Rock would be exchanged for all for 27,000,000 shares of common stock of Red Mountain Resources.  Prior to the completion of the transaction Black Rock converted from a limited liability company to a corporation.

The two entities merged on June 22, 2011, with Red Mountain Resources being the legal acquirer. However, since Red Mountain Resources was a public company, which had nominal activity, the merger has been treated as a recapitalization of Black Rock and an acquisition of the assets and liabilities of Red Mountain Resources by Black Rock. Though Red Mountain Resources was the legal acquirer in the merger, Black Rock was the accounting acquirer since its shareholders acquired control of Red Mountain Resources. Therefore at the date of the merger the historical financial statements of Black Rock became those of Red Mountain Resources. Since the historical financial statements of Black Rock supersede any prior financial statements of Red Mountain Resources and are presented elsewhere in this Form 8K there is no specific pro forma statement of operations presented, only a pro forma earnings per share for Black Rock based on the new capital structure.

As of the merger, Red Mountain Resources has an authorized capitalization consisting of 500,000,000 shares of Common Stock, of which, 260,225,000 shares of Common Stock were currently issued and outstanding as of April 30, 2011.

Concurrent to the closing, the Red Mountain Resources will cancel 225,000,000 shares of common stock held by Lisa Lamson, a former officer and director of Red Mountain Resources.

Prior to the acquisition, Red Mountain Resources commenced a private offering to accredited investors of up to $25,000,000, which will end in August 2011. Prior to the acquisition, the Red Mountain Resources raised $6,135,000, of which $5,025,000 is recorded in the historical financial statements of Red Mountain Resources as of April 30, 2011.  The offering is for shares of Red Mountain Resources’ restricted common stock at $1.00 per share.  At this time there is no committed source of additional funds and we cannot give any assurances of being able to raise the remaining funds.  We can assure that we will require additional funds to carry out our business plan.  The availability and terms of any future financing will depend on market and other conditions.

Prior to the acquisition, Black Rock in exchange for $240,000 issued two 3.25% unsecured promissory notes totaling $240,000.  The notes are due on July 31, 2011 or upon the closing of the acquisition of Black Rock by Red Mountain Resources.  In May 2011, Black Rock repaid, in full, one of the promissory notes totaling $90,000.

Prior to the acquisition Red Mountain Resources advanced funds of $4,900,000 to Black Rock in the form of a promissory note.  Such funds were used by Black Rock, prior to closing of the acquisition, to purchase assets consisting of oil and gas leases and producing wells for approximately $4,740,000.

Concurrent with the closing of the transaction, (a) all current officers of the Registrant resigned from their positions with the Registrant, and (b) Black Rock’s officers were appointed by the existing members of the Board of Directors of the Registrant (“Existing Members”), and (c) the Existing Members elected Black Rock’s current board of directors to the Board of the Registrant (the “Black Rock Directors”).

The following unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have been achieved, nor are they necessarily indicative of the future operating results. The unaudited pro forma balance sheet should be read in conjunction with Black Rock’s historical financial statements (and related notes thereto) included elsewhere in this Form 8-K and Red Mountain Resources historical financial statements (and related notes thereto).  Red Mountain Resources historical financial statements (and related notes thereto) can be found in the Red Mountain Resources Annual Report on Form 10-K for year ended January 31, 2011 and Form 10-Q Quarterly Report for the quarter ended April 30, 2011. A copy of the 10-K, as well as other documents filed by Red Mountain Resources with the Securities and Exchange Commissions, are available to the public.

RED MOUNTAIN RESOUCES, INC.
PROFORMA

(a)
To record the issuance of 27,000,000 shares of common stock for 100% of the issued and outstanding shares of Black Rock and the recapitalization of Black Rock, which includes the elimination of Red Mountain Resources’ accumulated deficit of  ($201,560) and the reclassification of Black Rock’s member equity of $855,944 to retained earnings.

(b)	To record the cancelation of 225,000,000 shares common stock held by Lisa Lamson, a former officer and director of Red Mountain Resources concurrent to the closing of the acquisition of Black Rock.

(c)
To record the receipt of $240,000 in funds in exchange for two 3.25% unsecured promissory notes totaling $240,000.  The notes are due on July 31, 2011 or upon the closing of the acquisition of Black Rock by Red Mountain Resources.

(d)	To reclassify the $4,900,000 promissory note held by Red Mountain Resources owed by Black Rock to reflect Black Rock’s use of the funds:

•	The purchase of $4,740,000 in oil and gas leases and producing wells by Black Rock prior to closing; and
•	The $90,000 payment of a $90,000 unsecured promissory note in full.

(e)	To record the issuance of 1,110,000 shares of common stock in exchange for cash of $1,110,000 raised in the private offering prior to closing of the acquisition.

(f)	To reflect nine months ended February 28, 2011pro forma income per share as if the recapitalization of Black Rock Capital and private offerings that occurred through of June 16, 2011.

RED MOUNTAIN RESOURCES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
April 30, 2011
(Unaudited)

	RMR (Unaudited)	BRC (Unaudited)		Pro Forma Adjustments	RMR Pro Forma Merger		Pro Forma Adjustments	RMR Pro Forma Offering
	2011	2011		2011	2011		2011	2011
	April 30,	February 28,		April 30,	April 30,		April 30,	April 30,

ASSETS
Current assets:
Cash and cash equivalents	$131,133	$38,839	(c)	$240,000	$479,972	(e)	1,110,000	$1,589,972
			(d)	70,000
Restricted certificate of deposit	25,000	-			25,000			25,000
Promissory note receivable	4,900,000	-	(d)	(4,900,000)	-			-
Accounts receivable -trade	-	545,037			545,037			545,037
Accounts receivable - related party	-	33,511			33,511			33,511
Total current assets	5,056,133	617,387			1,083,520			2,193,520

Oil and gas properties, net	-	3,358,398	(d)	4,740,000	8,098,398			8,098,398
Property and equipment, net	39,367	-			39,367			39,367
	39,367	3,358,398			8,137,765			8,137,765
Other assets:
Other asset	2,000	-			2,000			2,000
Certificate of deposit - restricted	50,000	25,000			75,000			75,000
Total other assets	52,000	25,000			77,000			77,000

Total assets	$5,147,500	$4,000,785			$9,298,285			$10,408,285

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$-	$139,309			$139,309			$139,309
Accounts payable - related parties	-	10,475			10,475			10,475
Accrued liabilities	609,030	215,000			824,030			824,030
Line of credit	-	2,589,717			2,589,717			2,589,717
Other notes payable	212,500	-	(c )	240,000	362,500			362,500
			(d)	(90,000)
Note payable to bank	-	38,968			38,968			38,968
Total current liabilities	821,530	2,993,469			3,964,999			3,964,999

Asset retirement obligation	-	151,372			151,372			151,372
Total liabilities	821,530	3,144,841			4,116,371			4,116,371

Stockholders' (Deficit) Equity:
Common stock	2,602	-	(a)	270	622	(e)	11	633
			(b)	(2,250)
Additional paid in capital	4,524,928	-	(a)	(201,830)	4,325,348	(e)	1,109,989	5,435,337
			(b)	2,250
Equity membership	-	855,944	(a)	(855,944)	-			-
Accumulated deficit	(201,560)		(a)	201,560	-			-
Retained Earnings			(a)	855,944	855,944			855,944
Total stockholders' (deficit) equity	4,325,970	855,944			5,181,914			6,291,914

Total liabilities and stockholders' (deficit) equity	$5,147,500	$4,000,785			$9,298,285			$10,408,285

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Red Mountain Resources Inc. and Subsidiaries
Pro Forma Condensed Earnings per Share

		Nine Months Ended February 28, 2011

		Pro Forma Black Rock Capital , LLC
Net Income		$1,174,112
Basic and diluted income per common share	(f)	$0.02

Weighted average basic and diluted shares of common outstanding - basic		63,335,000

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Red Mountain Resources and Subsidiaries
Unaudited Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1.  Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information included herein has been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission.

The unaudited pro forma condensed consolidated financial information of Black Rock based on the historical balance sheets of Red Mountain Resources and Black Rock as of April 30, 2011 and February 28, 2011, respectively, have been prepared after giving effect to the adjustments and assumptions described below.

The unaudited pro forma condensed earning per share is based on the historical statement of income of Black Rock Capital, LLC (“Black Rock”) for the nine-months ending February 28, 2011 as if the transactions below had taken place as of the beginning of the period and with the equity structure of Red Mountain Resources, Inc.

Red Mountain employs accounting policies that are in accordance with accounting principles generally accepted in the United States of America. In management’s opinion, all material adjustments necessary to reflect fairly the pro forma financial position of Red Mountain have been made.

The ongoing activity presented in this unaudited pro forma consolidated financial information represents Black Rock’s assets, liabilities, after giving effect to the recapitalization of Black Rock.

The outstanding shares used in the earning per share calculation is as follows and is as if they were outstanding at the beginning of the period:

Number shares:

RMR Shares Issued & Outstanding at 4-30-11 per balance sheet	260,225,000

Shares Issuance:
For Merger	27,000,000
For Private Offering	1,110,000

Shares Cancellation:
Lamson shares	(225,000,000)

Pro Forma Issued and outstanding shares	63,335,000

Note 2. Acquisition of Black Rock

On March 22, 2011, Red Mountain Resources and Black Rock Capital entered into a tentative agreement to whereby all of the issued and outstanding common stock of Black Rock Capital would be exchanged for all for 27,000,000 shares of common stock of Red Mountain Resources.  Prior to the completion of the transaction Black Rock converted from a limited liability company to a corporation.

The two entities merged on June 20, 2011, with Red Mountain Resources being the legal acquirer. However, since Red Mountain Resources was a public company, which had nominal activity, the merger has been treated as a recapitalization of Black Rock and an acquisition of the assets and liabilities of Red Mountain Resources by Black Rock. Though Red Mountain Resources was the legal acquirer in the merger, Black Rock was the accounting acquirer since its shareholders ended up with control of Red Mountain Resources. Therefore at the date of the merger the historical financial statements of Black Rock became those of Red Mountain Resources. Since the historical financial statements of Black Rock supersede any prior financial statements of Red Mountain Resources and are presented elsewhere in this Form 8K there is no specific pro forma statement of operations presented.

Concurrent to the closing, the Red Mountain Resources will cancel 225,000,000 shares of common stock held by Lisa Lamson, a former officer and director of Red Mountain Resources.

Prior to the acquisition, Red Mountain Resources commenced a private offering to accredited investors of up to $25,000,000, which will close in August 2011. Prior to the acquisition, the Red Mountain Resources raised $6,135,000, of which $5,025,000 is recorded in the historical financial statements of Red Mountain Resources as of April 30, 2011.  The offering is for shares of Red Mountain Resources’ restricted common stock at $1.00 per share.  At this time there is no committed source of additional funds and we cannot give any assurances of being able to raise the remaining funds.  We can assure that we will require additional funds to carry out our business plan.  The availability and terms of any future financing will depend on market and other conditions.

Prior to the acquisition, Black Rock in exchange for $240,000 issued two 3.25% unsecured promissory notes totaling $240,000.  The notes are due on July 31, 2011 or upon the closing of the acquisition of Black Rock by Red Mountain Resources.  In May 2011, Black Rock repaid, in full, one of the promissory notes totaling $90,000.

Prior to the acquisition, on April 29, 2011, Red Mountain Resources advanced funds of $4,900,000 to Black Rock in the form of a promissory note.  Such funds were used by Black Rock, prior to closing of the acquisition, to purchase assets consisting of oil and gas leases and producing wells for approximately $4,740,000.

The pro forma presentation does include the effect of the issuance of the new Loan from First State Bank of Lonoke to the Company in the amount of approximately $2.7 million and the acquisition of the loan to Bamco Gas, LLC from First State Bank of Lonoke in the same amount.

In connection with its existing loans from The First State Bank of Lonoke, Black Rock needed to obtain permission from the bank in order to consummate the merger transaction its merger with Red Mountain Resources, Inc. since the First State Bank of Lonoke holds mortgages on substantially all the Black Rock oil and gas interests.

The First State Bank of Lonoke required Red Mountain Resources, Inc. and Black Rock to purchase a loan that The First State Bank of Lonoke is due from BAMCO, Inc., another entity that Red Mountain Resources, Inc. has issued a letter of intent to purchase.  The amount of the loan is $2,700,000 and assumption of it by Black Rock and Red Mountain Resources will result in a corresponding expense in an identical amount on the day it is assumed since the collectability of the loan is uncertain and the potential acquisition of BAMCO, Inc. is not yet a probable.  In accordance with the pro forma rules this one-time transaction has been excluded from the pro forma presentation.

BLACK ROCK CAPITAL, LLC

Financial Statements and
Independent Auditors’ Report

February 28, 2011

BLACK ROCK CAPITAL, LLC

Report of Independent Registered Public Accounting Firm

To the Members
Black Rock Capital, LLC
Little Rock, Arkansas

We have audited the accompanying balance sheet of Black Rock Capital, LLC as of February 28, 2011 and the related statement of operations, Members’ equity, and cash flows for the nine-months then ended. Black Rock Capital, LLC’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Black Rock Capital, LLC as of February 28, 2011, and the results of its operations and its cash flows for the nine-months then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

May 20, 2011

BLACK ROCK CAPITAL, LLC
Balance Sheet
February 28, 2011

ASSETS

Current assets
Cash and cash equivalents	$38,839
Accounts receivable - trade	545,037
Accounts receivable – related party	33,511

Total current assets	617,387

Oil and gas properties	4,214,193
Less: Accumulated depletion	(855,795)
Oil and gas properties, net of accumulated depletion	3,358,398

Certificate of deposit – restricted	25,000
3,383,398

Total assets	$4,000,785

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities
Accounts payable	$139,309
Accounts payable - related party	10,475
Accrued professional fees	215,000
Line of credit	2,589,717
Note payable to bank	38,968

Total current liabilities	2,993,469

Asset retirement obligation	151,372

Total liabilities	3,144,841

Members’ equity
Members’ equity	855,944

Total liabilities and members’ equity	$4,000,785

The accompanying notes are an integral part of these financial statements.

BLACK ROCK CAPITAL, LLC
Statement of Operations
Nine Months Ended February 28, 2011

Revenues
Oil and gas sales	$2,852,922

Operating expenses
Production taxes	175,747
Leasehold operating expenses	107,681
Gas transportation and marketing charge	177,398
Depletion	855,795
General and administrative	215,006

Total operating expenses	1,531,627

Operating income	1,321,295

Other income (expense)
Interest income	23
Interest expense	(147,206)

Total other income (expense)	(147,183)

Net income	$1,174,112

Pro forma information (unaudited)
Net income	$1,174,112
Pro forma tax provision	(396,000)

Pro forma net income	$778,112

Pro forma basic and diluted earnings per share	$0.03

Pro forma basic and diluted weighted average common shares outstanding	27,000,000

The accompanying notes are an integral part of these financial statements.

BLACK ROCK CAPITAL, LLC
Statement of Changes in Members’ Equity
Nine Months Ended February 28, 2011

Members’ equity, beginning of year	$133

Net income	1,174,112

Distributions to member	(318,301)

Members’ equity, end of year	$855,944

The accompanying notes are an integral part of these financial statements.

BLACK ROCK CAPITAL, LLC
Statement of Cash Flows
Nine Months Ended February 28, 2011

Cash flows from operating activities
Net income	$1,174,112
Adjustments to reconcile net income to cash used in operations
Depletion	855,795
Non-cash interest expense related to asset retirement obligation	6,697
Non-cash direct repayment of line of credit and note payable from proceeds of oil and gas sales	(556,563)

Changes in assets and liabilities
Increase in accounts receivable	(545,037)
Increase in accounts receivable – related party	(33,511)
Increase in accounts payable	59,075
Increase in accounts payable - related party	10,475
Increase in accrued professional fees	215,000
Net cash provided by operations	1,186,043

Cash flows used in investing activities
Investment in developed oil and gas properties	(36,120)
Increase in restricted cash	(25,000)
Cash used in investing activities	(61,120)

Cash flows from financing activities
Proceeds from notes payable	3,892
Repayment of notes payable	(771,808)
Distribution to member	(318,301)
Cash provided by financing issues	(1,086,217)

Increase in cash and cash equivalents	38,706

Cash and cash equivalents, at inception of operations	133

Cash and cash equivalents, end of period	$38,839

Supplemental cash flow disclosures:

Non-cash investing and financial transactions:
Bank financing of acquisition of developed oil and gas properties	$3,953,164
Asset retirement obligation at inception included in oil and gas properties	144,675
Oil and gas properties included in accounts payable	80,234
Cash paid for:
Interest expense	$140,510

The accompanying notes are an integral part of these financial statements.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

NOTE 1. DESCRIPTION OF BUSINESS

Black Rock Capital LLC (“we”, “us” or the “Company”) is an Arkansas limited liability company formed on October 28, 2005 and based in Little Rock, Arkansas, and has a limited life of 20 years from the date of organization. From inception through May 2010, the Company had no operations. The Company has adopted a fiscal year end of May 31.

The Company is engaged in the business of investing in oil and gas producing properties in Duval and Zapata Counties in Texas. The Company is a passive investor and does not operate these properties.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business

Use of Estimates

The preparation of the Company’s financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Management believes that the following material estimates affecting the financial statements could significantly change in the coming year.

The most significant estimates pertain to proved oil and natural gas reserves and related cash flow estimates used in impairment tests of long-lived assets, estimates of future development, dismantlement and abandonment costs and to estimates relating to certain oil and natural gas revenues and expenses. Certain of these estimates require assumptions regarding future commodity prices, future costs and expenses and future production rates. Actual results could differ from those estimates.

The Company’s revenue, profitability and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, political and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and quantities of oil and natural gas reserves that may be economically produced.

Estimates of oil and natural gas reserves and their values, future production rates and future costs and expenses are inherently uncertain for numerous reasons, including many factors beyond the Company’s control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of data available and of engineering and geological interpretation and judgment. In addition, estimates of reserves may be revised based on actual production, results of subsequent exploitation and development activities, prevailing commodity prices, operating cost and other factors. These revisions may be material and could materially affect future depletion, depreciation and amortization expense, dismantlement and abandonment costs, and impairment expense.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than 90 days to be cash equivalents.

In February 2011 the Company pledged a $25,000 certificate of deposit with a one year maturity as security for a bond held by the operator of certain wells in which the Company has an interest (see Note 5) for the benefit of the Railroad Commission of Texas.  The bond was obtained to meet a requirement of the Railroad Commission of Texas to ensure the proper restoration and abandonment of those certain wells.

Accounts Receivable and Allowance for Doubtful Accounts

The Company generates accounts receivable from the sale of its hydrocarbons. The Company provides for a reserve against receivables for estimated losses that may result from a customer’s inability or unwillingness to pay. The allowance for doubtful accounts is estimated primarily based upon historical write-off percentages, known problem accounts, and current economic conditions. Accounts are written off against the allowance for doubtful accounts when the Company determines that amounts are not collectable. Recoveries of previously written-off accounts are recorded when collected.  As of February 28, 2011 there was no reserve established as all amounts were deemed collectible.

Oil and Gas Properties

The Company accounts for oil and gas properties and interests under the full cost method. Under the full cost method, all acquisition, exploration and development costs, including certain directly related employee costs incurred for the purpose of finding oil and gas, are capitalized and accumulated in pools on a country–by–country basis. Since the Company only operates in the United States we only have one pool. Capitalized costs include the cost of drilling and equipping productive wells, including the estimated costs of dismantling and abandoning these assets, dry hole costs, lease acquisition costs, seismic and other geological and geophysical costs, delay rentals and costs related to such activities. Employee costs associated with production and other operating activities and general corporate activities are expensed in the period incurred.

Where proved reserves are established, capitalized costs are limited using the ceiling test. The ceiling test is calculated as the sum of the present value of future net cash flows related to estimated production of proved reserves, using an average of the price received on the first day of each month during the current period, discounted at 10%, and takes into account expected future costs to develop proved reserves, and operating expenses and income taxes (see Income Taxes below). Under the ceiling test, if the capitalized cost of the full cost pool exceeds the ceiling limitation, the excess is charged as an impairment expense.  The Company performed an impairment test as of the acquisition date of each property and as of February 28, 2011 and found no impairment was necessary.

Unit-of-production depletion is applied to capitalized costs of the full cost pool. Unit-of-production rates are based on the amount of proved reserves of oil, gas and other minerals that are estimated to be recoverable from existing facilities using current operating methods.

The Company utilizes a single cost center for depletion as we only have operations in the United States. Any conveyances of properties are treated as adjustments to the cost of oil and gas properties, with no gain or loss recognized unless the operations are suspended in the entire cost center or the conveyance is significant in nature.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

The costs of investments in unproved properties and portions of costs associated with major development projects are excluded from the depreciation, depletion and amortization calculation until the project is evaluated.

Unproved property costs include leasehold costs, seismic costs and other costs incurred during the exploration phase. In areas where proved reserves are established, significant unproved properties are evaluated periodically, but not less than annually, for impairment. If a reduction in value has occurred, these property costs are considered impaired and are transferred to the related full cost pool. Unproved properties whose acquisition costs are not individually significant are aggregated, and the portion of such costs estimated to be ultimately nonproductive, based on experience, is amortized to the full cost pool over an average holding period.

In countries where the existence of proved reserves has not yet been determined, leasehold costs, seismic costs and other costs incurred during the exploration phase remain capitalized in unproved property cost centers until proved reserves have been established or until exploration activities cease or impairment and reduction in value occurs. If exploration activities result in the establishment of a proved reserve base, amounts in the unproved property cost center are reclassified as proved properties and become subject to depreciation, depletion and amortization and the application of the ceiling test. If exploration efforts in a country are unsuccessful in establishing proved reserves, it may be determined that the value of exploratory costs incurred there have been permanently diminished in part or in whole. Therefore, based on the impairment evaluation and future exploration plans, the unproved property cost centers related to the area of interest could be impaired, and accumulated costs charged against earnings.

As of February 28, 2011 and for the period then ended, the Company operated only in the United States and had only proved property.

Revenue Recognition

Revenues are recognized when hydrocarbons have been delivered, the customer has taken title and payment is reasonably assured.

Taxes Associated with Revenue Producing Transactions

The Company reports taxes assessed by state, local and U.S. Federal governmental authorities from the production and sale of hydrocarbons on a line item under operating expenses.

Income Taxes

The Company follows the guidance of FASC 740 Income Taxes, Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for how a company should measure, recognize, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on income tax returns.

The Company recognizes the tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of February 28, 2011, the Company has not taken any uncertain tax positions.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

The Company is taxed as a Partnership under the provisions of the Internal Revenue Code.  Consequently, the members of the Company are taxed as Partners under the provisions of the Internal Revenue Code.  Therefore, no provision or liability for federal income taxes has been included in the financial statements. In addition, the state that the Company operated within during the period, Texas, does not have an income tax on the production and sale of hydrocarbons, and instead utilizes a franchise tax.

Based on this, the Company has not recorded any current or deferred income taxes for the period ended February 28, 2011.

Pro Forma Financial Information

As discussed in Note 1, Black Rock Capital, LLC was originally organized in the form of a Limited Liability Company.  Immediately prior to closing of the Merger (see Note 8), its capital structure will be changed to that of a corporation. The change will result in the post-merger company becoming obligated for the tax liabilities for the portion of income generated subsequent to the date of the merger, whereas the previous income and associated liability was passed through to the Black Rock Capital, LLC members.  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Number 1B.2 "Pro Forma Financial Statements and Earnings per Share" ("SAB 1B.2"), pro forma information on the face of the income statement has been presented which reflects the impact of the Company's change in capital structure as if it had occurred at the commencement of operations on June 1, 2010 and was therefore subject to income taxes. This presentation reflects the Company generating current deferred tax liability for earnings during the period presented and having the common shares outstanding that were given as consideration for the merger.

Asset Retirement Obligations

The Company provides for future asset retirement obligations on its resource properties and facilities based on estimates established by current legislation and industry practices. The asset retirement obligation is initially measured at fair value and capitalized to the full cost pool as an asset retirement cost that is amortized over the units of production from the asset base. The obligation is accreted through interest expense until it is settled. The fair value of the obligation is estimated by discounting expected future cash outflows to settle the asset retirement obligations using a credit-adjusted risk-free interest rate. The Company recognizes revisions to either the timing or the amount of the original estimate of undiscounted cash outflows as increases or decreases to the asset retirement obligation.

The significant assumptions used to develop the expected liability during the period are as follows:

Average gross cost to remediate individual well sites	$75,000
Average gross salvage value expected from individual well sites remediated	$15,000
Expected inflation rate for oil field service costs	4.50%
Credit adjusted risk-free interest rate	7.25%

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

Actual retirement costs will be recorded against the obligation when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred is recorded as a gain or loss in the settlement period.

Beginning balance at inception	$-
Liabilities incurred	144,675
Liabilities settled	-
Accretion expense	6,697
Balance at February 28, 2011	$151,372

Accretion expense is recorded as interest expense in the financial statements.

Concentrations

Upon acquisition of its oil and gas field interests, the Company also became party to joint operating agreements (“JOA’s”) that define the rights and responsibilities between the third party operators and passive interest holders.  Under the JOA, the third party operator is responsible for acquiring customers to sell the oil and gas produced and to either performing or contracting out to other third parties to perform services necessary to continue and maintain well production, commence and complete drilling operations and also to maintain undeveloped acreage.  The Company is thus dependent upon the third party operator to remit payment for its share of the proceeds from the sale of hydrocarbons produced, and to adequately maintain and develop the individual fields.  As of February 28, 2011, one operator, ConocoPhillips, Inc., controlled over 90% of the Company’s revenues and approximately 85% direct operating expenses.

Concentrations of Market Risk

The future results of the Company’s oil and natural gas operations will be affected by the market prices of oil and natural gas. The availability of a ready market for oil and natural gas products in the future will depend on numerous factors beyond the control of the Company, including weather, imports, marketing of competitive fuels, proximity and capacity of oil and natural gas pipelines and other transportation facilities, any oversupply or undersupply of oil, natural gas and liquid products, the regulatory environment, the economic environment, and other regional and political events, none of which can be predicted with certainty.

The Company operates in the exploration, development and production sector of the oil and gas industry. The Company’s receivables include amounts due from purchasers of its oil and natural gas production and amounts due from joint venture partners for their respective portions of operating expenses and exploration and development costs. While certain of these customers and joint venture partners are affected by periodic downturns in the economy in general or in their specific segment of the oil or natural gas industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s results of operations over the long-term. Trade receivables are generally not collateralized.

Fair Value

As defined in the authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:

Level 1 — Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety.  The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

	Fair Value	Level 3

Asset retirement obligation	$151,372	$151,372

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, receivables, payables, and a notes payable and line of credit.  The carrying amounts of cash and cash equivalents, receivables, payables and short-term debt approximate fair value due to the highly liquid or short-term nature of these instruments.  The Company does not have any instruments that are measured at fair value on a recurring basis.

Recent Accounting Pronouncements

Reserve Estimation

In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC's final rule, Modernization of the Oil and Gas Reporting Requirements (the "Final Rule"). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule also allows, but does not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009.

In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" ("ASU 2010-06"). ASU 2010-06 includes new disclosure requirements related to fair value measurements, including transfers in and out of Levels 1 and 2 and information about purchases, sales, issuances and settlements for Level 3 fair value measurements. This update also clarifies existing disclosure requirements relating to levels of disaggregation and disclosures of inputs and valuation techniques.   ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted ASU 2010-06 upon issuance and such adoption did not have a material impact on the Company's financial statements.

In December 2010, the FASB issued an accounting standard update 2010-29 that addresses the disclosure of supplementary pro forma information for business combinations. This update clarifies that when public entities are required to disclose pro forma information for business combinations that occurred in the current reporting period, the pro forma information should be presented as if the business combination occurred as of the beginning of the previous fiscal year when comparative financial statements are presented. This update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company expects the adoption of this standard will not have a material effect on its results of operation or its financial position.

NOTE 3. OIL AND GAS PROPERTIES

Oil and gas properties consisted of the following as of February 28, 2011:

Proved properties	$4,214,193
Unproved properties	-
$4,214,193
Accumulated depletion	(855,795)
$3,358,398

In May 2010, the Company entered into an agreement to purchase two separate oil and gas fields out of the bankruptcy estate of MSB Energy, Inc. and which became effective as of June 1, 2010.  Those fields are located in Zapata County and Duval County, Texas.  In October 2010, the Company entered into an agreement to purchase two separate oil and gas fields located in Zapata County, Texas, also out of the bankruptcy estate of MSB Energy, Inc., which became effective on October 1, 2010.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

Villareal – Zapata County, Texas

This field consists of approximately 1,099.78 gross acres (154.01 acres net to the working interest).  The purchase price of this property was approximately $3,100,000, and included a prepaid drilling credit from the well operator of approximately $680,000.  At acquisition, there were eight producing wells on this property.  The Company acquired the approximate 13.942% working interest and 10.46% net revenue interest in seven of the producing wells and remaining leasehold.  The Company also acquired approximately 15.65% working interest and 11.74% net revenue interest in one producing well.  During the period ended February 28, 2011 the Company elected to participate in all of the drilling operations commenced by the operator of the property, ConocoPhillips.  Those drilling operations included capital expenditures on three wells plus drilling two new wells.  Total development costs incurred by the Company during the period ended February 28, 2011, which includes usage of the prepaid drilling costs acquired for these wells, were approximately $1,414,000.

Frost Bank – Duval County, Texas

This field consists of approximately 998.3 gross acres (319 acres net to the working interest). The purchase price of this property was approximately $200,000.  At acquisition there were five producing wells. The Company acquired an approximate 31.968% working and 23.976% net revenue interest in the well production.  No drilling activity occurred during the period ended February 28, 2011.

Resendez and LaDuquesa – Zapata County, Texas

These fields consist of approximately 2,496 gross acres (914 acres net to the working interests). The purchase price of this property was approximately $36,000. At acquisition there were two producing and two shut in wells. The Company acquired an approximate 23.125% and 50.007% working interest in Resendez and LaDuquesa, respectively, and 17.34% and 37.56% net revenue interest in the well production for Resendez and LaDuquesa, respectively. No drilling activity occurred during the period ended February 28, 2011.

The Company recorded $855,795 for depletion expense for the nine months ended February 28, 2011.

NOTE 4.  NOTE AND LINE OF CREDIT PAYABLE

In June 2010, the Company entered into a 3 year line of credit with First State Bank of Lenoke, Arkansas (“FSB”).  The line has a maximum draw amount of approximately $3,475,000, and is secured by a first security lien against the Villareal property (see Note 3). The line bears interest at the bank’s reference rate plus 275 basis points, which as of February 28, 2011 was 6.039% in total. The line is payable on demand, however if no demand is made, principal payments of $1 million and $1.1 million are required after the first and second years, respectively, and the loan is due in full at maturity. In addition to a security interest in the Villareal Property, the principal member of the Company and another individual who is a related party have personally guaranteed the line of credit. In addition, the related party has also provided a mortgage in favor of FSB on certain property owned by the related party as additional collateral.

In June 2010 the Company borrowed approximately $3,400,000 to fund the purchase price of the Villareal property plus make its first capital call on the property. The Company borrowed an additional $351,000 in November 2010 to fund additional capital calls.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

In June 2010, the Company borrowed approximately $200,000 from FSB in the form of a one year note payable to fund the purchase of the Frost Bank Property (see Note 3). The note is secured by a first security lien against the Frost Bank property. The note bears interest at 6% per annum. In addition to a security interest in the Frost Bank Property, the principal member of the Company and another individual who is a related party have personally guaranteed the note. In addition, the related party has also provided a mortgage in favor of FSB on certain property owned by the related party as additional collateral.

NOTE 5. RELATED PARTY TRANSACTIONS

Stone Street Operating Company, LLC (“Stone Street”) is related to the Company by common ownership. Stone Street is the operator for the Frost Bank, Resendez and LaDuquesa properties.

At February 28, 2011, the amount due from Stone Street totaled $33,511 which has subsequently been received after the end of the period by the Company. The Company has subsequently paid the $10,475 that it owed to Stone Street at February 28, 2011.

As of February 28, 2011, the following summarizes the transactions between Stone Street and the Company:

Revenues
Oil and gas sales	$153,784

Operating expenses
Production taxes	9,351
Leasehold operating expenses	45,909
Gas marketing charge	16,658
Total expenses	71,918

Net proceeds	$81,866

NOTE 6. MEMBERS’ EQUITY

In June 2010, the original three members of the Company assigned all of their membership interests to two new members. During the nine months ended February 28, 2011, the Company paid distributions totaling $318,301 to one of its members.

NOTE 7. COMMITMENTS & CONTINGENCIES

General

There have been significant changes in the U.S. economy, oil and gas prices and the finance industry which have adversely affected and may continue to adversely affect the Company in its attempt to obtain financing or in its process to produce commercially feasible gas exploration or production.

Federal, state and local authorities regulate the oil and gas industry. In particular, gas and oil production operations and economics are affected by environmental protection statutes, tax statutes and other laws and regulations relating to the petroleum industry, as well as changes in such laws, changing administrative regulations and the interpretations and application of such laws, rules and regulations. The Company believes it is in compliance with all federal, state and local laws, regulations, and orders applicable to the Company and its properties and operations, the violation of which would have a material adverse effect on the Company or its financial condition.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

Operating Hazards and Insurance

The gas and oil business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formation, and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations.

As noted elsewhere, the Company is a passive working and net revenue interest owner in the oil and gas industry. As such, the Company to date has not acquired its own insurance coverage over its interests in the properties, instead the Company has relied on the third party operators for its properties to maintain insurance to cover its operations; however, the Company may purchase additional insurance coverage when necessary.

There can be no assurance that insurance, if any, will be adequate to cover any losses or exposure to liability. Although the Company believes that the policies obtained by the third party operators provide coverage in scope and in amounts customary in the industry, they do not provide complete coverage against all operating risks. An uninsured or partially insured claim, if successful and of significant magnitude, could have a material adverse effect on the Company and its financial condition via its contractual liability to the prospect.

Title to Properties

The Company’s practice has been to acquire ownership or leasehold rights to oil and natural gas properties from third parties. Most of the Company’s current drilling operations are conducted on properties acquired from third parties. Our existing rights are dependent on those previous third parties having obtained valid title to the properties. Prior to the commencement of gas drilling operations on those properties, the third parties customarily conduct a title examination. The Company generally does not conduct examinations of title prior to obtaining its interests in its operations, but rely on representations from the third parties that they have good, valid and enforceable title to the oil and gas properties. Based upon the foregoing, we believe that we have satisfactory title to our producing properties in accordance with customary practices in the gas industry. The Company is not aware of any title deficiencies as of the date of these financial statements. The Company is currently working with its third party operator (see Note 5) for the Frost Bank property to update the division order for between the interest owners.

Potential Loss of Oil and Gas Interests / Cash Calls

The Company has agreed to be bound by the existing JOA’s with various operators for the drilling of oil and gas properties, and still owes certain operator payments on drilling wells. In addition, it might be subject to future cash calls due to (1) the drilling of any new well or wells on drilling sites; (2) rework or recompletion of a well; and (3) deepening or plugging back of dry holes, etc. If the Company does not pay delinquent amounts due or its share of future Authorization For Expenditures (“AFE”) invoices, it may have to forfeit all of its rights in certain of its interests in the applicable prospects and any related profits. If one or more of the other members of the prospects fail to pay their share of the prospect costs, the Company may need to pay additional funds to protect its investments.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

NOTE 8. SUBSEQUENT EVENTS

On March 2, 2011, the Company entered into an agreement to acquire two oil and gas leases located in Lea County, New Mexico for a total price of $4,747,900. The purchase price is subject to adjustment at closing for certain events, as defined in the agreement. The two leases comprise three wells located on 1,926 gross acres (1,153 net acres). The Company has placed in escrow a down payment of $237,395. The agreement may be terminated by the mutual agreement of the parties or if either party has not satisfied the terms of the agreement. On April 29, 2011 the Company issued a promissory note to Red Mountain Resources, Inc. in return for borrowing approximately $4,900,000 to close the lease acquisition.  The promissory note is due and payable in full on May 31, 2011 and is secured by a mortgage on all of the assets in the purchase agreement.

In March 2011, the Company borrowed $240,000 and the Company has issued two 3.25% unsecured promissory notes totaling $240,000. The notes are due at the earlier of July 31, 2011 or on the closing of the acquisition of Company by Red Mountain Resources, Inc. (see below).  In May 2011, the Company repaid in full one of the promissory notes totaling $90,000 plus accrued interest.

On March 22, 2011, the Company entered into a tentative agreement to be acquired by Red Mountain Resources, Inc. (“Red Mountain”) a publicly traded shell company, after the Company has converted from a limited liability company into a corporation. The agreement provides for Red Mountain to issue 27,000,000 shares of common stock in exchange for all of the then outstanding common stock of the Company. The agreement may be terminated at any time by any of the parties.

The Company evaluated events and transactions subsequent to February 28, 2011 and determined there were no significant further events to report through May 20, 2011, the date the Company issued these financial statements.

NOTE 9. SUPPLEMENTAL OIL AND GAS DISCLOSURE (unaudited)

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES (unaudited)

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statements.

Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recovered in future years from known reservoirs with existing equipment under existing economic and operating conditions.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and under existing economic and operating conditions.

Oil and Gas Reserves

The following tables set forth our net proved oil and gas reserves, including the changes therein, and net proved developed reserves at February 28, 2011.

Net proved Developed and Undeveloped Reserves – (In millions of cubic feet “MMCF”) of natural gas:

2011
(unaudited)

June 1, 2010	-
Purchase of properties	3,098
Revisions of previous estimates	-
Extension, discoveries, other estimates	509
Production	(688)
Disposition of properties	-

February 28, 2011	2,919

Net proved oil and gas reserves consisted of the following at February 28, 2011:

	Natural Gas
	Reserves	Entitlement
	Gross	Volumes
	MMCF	MMCF
	(unaudited)	(unaudited)

Proved developed producing	24,412	2,659
Proved undeveloped	1,086	260

Total proven	25,498	2,919

Results of operations for oil and gas producing activities for February 28, 2011

Nine months ended February 28, 2011	(unaudited)

Revenue	$2,852,922
Operating expenses (lifting costs)	283,428
Depletion	855,795
Impairment of oil and gas properties	-

Operating income	1,713,699

Income tax provision	-

Results of operations for oil and gas properties	$1,713,699

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

Cost incurred for oil and gas property acquisition, exploration and development activities

(unaudited)
Property acquisition
Unproved	$-
Proved (1)	2,800,164
Exploration	-
Development (1)	1,414,029

Total costs incurred	$4,214,193

(1) The Company has included the prepaid drilling costs acquired in the purchase of the Villareal property (see Note 3) of approximately $680,000 as part of development costs incurred.

Aggregate capitalized costs

Capitalized costs relating to oil and gas activities are as follows:

February 28, 2011	(unaudited)

Proved	$4,214,193
Unproved	-

Total capitalized costs	$4,214,193

Accumulated depletion	855,795

Net capitalized costs	$3,358,398

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES - (unaudited)

The following information has been developed utilizing procedures prescribed by FASC Topic 932 and based on crude oil reserve and production volumes estimated by the Company’s engineering staff. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, future cash inflows were estimated by applying the average first day price for each month during the period adjusted for fixed and determinable escalations to the estimated future production of period-end proven reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expenses has been computed by applying period-end statutory tax rates to aggregate future pre-tax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by FASC Topic 932.

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proven reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the Company is as follows:

February 28,
2011
(in thousands)
(unaudited)

Future cash inflows	$12,493
Less related future:
Production costs	2,452
Development costs	-

Future net cash flows before income taxes	10,041
Future income taxes	-

Future net cash flows	10,041
10% annual discount for estimating timing of cash flows	(3,347)

Standardized measure of discounted future net cash flows	$6,694

BLACK ROCK CAPITAL LLC
Notes to Financial Statements

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows:

February 28,
2011
(in thousands)
(unaudited)

Beginning of the year	$-
Purchase of reserves in place	5,175
Revisions of previous estimates	(305)
Development costs incurred during the period	1,414
Additions to proved reserves resulting from extensions, discovery and improved recovery	-
Accretion of discount	7
Sale of oil and gas, net of production costs	(2,392)
Net change in sale prices, net of production costs	449
Changes in production rates (timing) and other	2,346

Net increase	6,694

End of year	$6,694

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

May 31, 2010

Financial Statements

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Report of Independent Registered Public Accounting Firm

To the Members
Black Rock Capital, LLC
(acquirer of Properties Acquired From MSB Energy, Inc.
 on June 1, 2010 and October 1, 2010)
Little Rock, Arkansas

We have audited the accompanying carve-out balance sheet of Properties Acquired From MSB Energy, Inc. on June 1, 2010 and October 1, 2010 (see footnotes 1 and 3) as of May 31, 2010 and the related carve-out statements of income, net investment, and cash flows for the year then ended.  Black Rock Capital, LLC’s management, as the acquirer of the Properties (see footnotes 1 and 3) and the preparer of these financial statements, is responsible for these carve-out financial statements.  Our responsibility is to express an opinion on these carve-out financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the carve-out financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall carve-out financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of Properties Acquired From MSB Energy, Inc. on June 1, 2010 and October 1, 2010 (see footnotes 1 and 3) as of May 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ L J Soldinger Associates, LLC

Deer Park, Illinois

May 20, 2011

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Balance Sheet
May 31, 2010

ASSETS

Current assets
Accounts receivable	$38,426

Property and equipment
Oil and gas properties	6,734,792
Accumulated depletion	(4,168,956)
Net property and equipment	2,565,836

Total assets	$2,604,262

LIABILITIES AND INVESTMENT DEFICIT

Current liabilities
Accounts payable	$278,176
Bank debt	6,147,735
Accrued interest	445,710
Total current liabilities	6,871,621

Long-term liabilities
Deferred income taxes	7,690
Asset retirement obligations	138,472
Total long-term liabilities	146,612

Net investment deficit
Accumulated deficit	(4,413,971)

Total liabilities and investment deficit	$2,604,262

The accompanying notes are an integral part of theses financial statements.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Statement of Income
For the Year Ended May 31, 2010

Revenue
Oil and gas revenue	$1,472,581

Costs and expenses
Depreciation, depletion and amortization	232,220
Gas transportation	105,096
General and administrative expense	290,940
Lease operating expense	194,438
Production and ad valorem taxes	144,058
Total costs and expenses	966,752

Income from operations	505,829
Interest expense	(455,071)
Income before income taxes	50,758

Income taxes	(7,690)

Net income	$43,068

Pro forma information – unaudited
Basic and diluted earnings per share	$0.00
Basic and diluted weighted proposed average common stock outstanding	27,000,000

The accompanying notes are an integral part of theses financial statements.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Statement of Cash Flows
For the Year Ended May 31, 2010

Cash flows from operating activities
Net income	$43,068
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	232,220
Accretion	9,361
Accounts receivable from third party operators offset against capital call payments due	(1,063,644)
Changes in operating assets and liabilities
Accounts receivable	135,000
Accounts payable	65,840
Accrued interest	445,710
Deferred income taxes	7,690
Net cash provided by operating activities	(124,755)

Net decrease in cash	(124,755)

Cash – beginning of year	124,755

Cash – end of year	$-

No amounts were paid during the year for interest or income taxes

The accompanying notes are an integral part of theses financial statements.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Statement of Changes in Net Investment
Year Ended May 31, 2010

Net investment deficit, beginning of year	$(4,457,039)

Net income	43,068

Net investment deficit, end of year	$(4,413,971)

The accompanying notes are an integral part of theses financial statements.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 1 - NATURE OF THE OPERATION AND FORM OF PRESENTATION

As more fully described in a Form 8-K filed on March 31, 2011 with the Securities and Exchange Commission (“SEC”), Red Mountain Resources, Inc., a public shell company, entered an agreement to acquire Black Rock Capital, LLC.  Black Rock Capital, LLC for the nine months ended February 28, 2011 acquired all of its oil and gas working and net revenue interests from MSB Energy, Inc. (Debtor-In-Possession) on June 1, 2010 and October 1, 2010 (the “Properties” or the “Company”). These acquired Properties only represented a portion of MSB Energy, Inc. (Debtor-In-Possession) oil and gas working and net revenue interests.  Prior to June 1, 2010 these Properties were not operated as a stand-alone enterprise but rather as an integral part of MSB Energy, Inc. (Debtor-In-Possession).  The Properties acquired on October 1, 2010 by Black Rock Capital, LLC from MSB Energy, Inc. (Debtor-In-Possession) represented only approximately one percent of the total value of all Properties acquired by Black Rock Capital, LLC from MSB Energy, Inc. (Debtor-In-Possession).

These financial statements were prepared to meet the predecessor business reporting requirements of the SEC and present the financial statements of the Properties as of and for the year ended May 31, 2010 in accordance with the method described below.

These financial statements of the Properties have been prepared in accordance with U.S. GAAP on a “carve-out” basis of certain historical financial information related to the Properties from the books and records of the MSB Energy, Inc. (Debtor-In-Possession).  These carve-out procedures require that historical results of operations, assets and liabilities attributable to the Properties, in addition to revenues and expenses related to, or incurred on behalf of the Properties, be included or allocated to the Properties as if they were a stand-alone entity.

MSB Energy, Inc. (Debtor-In-Possession) provided certain corporate functions on behalf of the Properties and costs associated with these functions were allocated to the Properties.  These functions included executive management, oil and gas property management, information technology, tax, insurance, accounting, legal and treasury services, including costs associated with the operation of MSB Energy, Inc. (Debtor-In-Possession) under the supervision of the U.S. Bankruptcy Court.  The costs of such services were allocated to the Properties based on the most relevant allocation method to the service provided, primarily based on the relative number of wells in the fields sold to Black Rock Capital, LLC to the total number of wells operated or otherwise owned by MSB Energy, Inc. (Debtor-In-Possession).  Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Properties been operating as an independent company for all of the periods presented.  The charges for these functions are included primarily in general and administrative expenses.  Any future general and administration expenses may not necessarily correlate to, nor reflect directly or indirectly, the cost relationships herein.

To the extent that an asset, liability, revenue or expense is directly associated with the Properties, it is reflected in the accompanying financial statements.

Accordingly, the accompanying financial statements of the Properties may not be indicative of future performance and may not reflect what the results of operations, financial position and cash flows would have been had the Properties operated as a separate entity during all of the periods presented.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 1 - NATURE OF THE OPERATION AND FORM OF PRESENTATION (Continued)

MSB Energy, Inc. (Debtor-In-Possession) was under the supervision of the U.S. Bankruptcy Court during the period presented in these financial statements.  Because the financial statements represent the operations and assets and liabilities of the Properties which were subsequently sold to Black Rock Capital, LLC, prior to the winding up of the MSB Energy, Inc. (Debtor-In-Possession), these financial statements were prepared on a going concern basis and not a liquidation basis.  The going concern basis contemplates the realization of assets and satisfaction of liabilities in the ordinary course.  No adjustment has been made to these financial statements for any actions taken by the Bankruptcy Court subsequent to May 31, 2010 relating to the resolution of assets, liabilities, revenues and expenses not acquired by Black Rock Capital, LLC.

MSB Energy, Inc. (Debtor-In-Possession) was engaged primarily in the acquisition, development, production and exploration for, and the sale of oil, gas and natural gas liquids. MSB Energy, Inc. (Debtor-In-Possession) had originally purchased certain working and net revenue interest in oil and gas fields from Reichmann Petroleum Corporation on May 31, 2008.  MSB Energy, Inc., a debtor in possession, was the successor to the original MSB Energy, Inc. which filed for protection on June 2, 2009 under Chapter 11 in the United States Bankruptcy Court for the Eastern District of Texas, case #09-3668.  Effective June 1, 2010 and October 1, 2010, subsequent to the balance sheet date, Black Rock Capital, LLC (“BRC”) purchased the working and net revenue interest for the Properties as more fully described in Note 3 from an auction held by the trustees for the benefit of certain senior lienholders.  Subsequent to its original bankruptcy filing, the MSB Energy, Inc. (Debtor-In-Possession) was transferred to Chapter 7 and subsequent to May 31, 2010, the remaining assets and liabilities were auctioned off and MSB Energy, Inc. (Debtor-In-Possession) was liquidated.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from these estimates.

The most significant estimates pertain to proved oil and natural gas reserves and related cash flow estimates used in impairment tests of long-lived assets, estimates of future development, dismantlement and abandonment costs and to estimates relating to certain oil and natural gas revenues and expenses.  Certain of these estimates require assumptions regarding future commodity prices, future costs and expenses and future production rates.  Actual results could differ from those estimates.  The Company’s revenue and profitability are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, political and regulatory developments and competition from other energy sources.  The energy markets have historically been very volatile and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future.  Estimates of oil and natural gas reserves and their values, future production rates and future costs and expenses are inherently uncertain for numerous reasons, including many factors beyond the Company’s control.  Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner.  The accuracy of any reserve estimate is a function of the quality of data available and of engineering and geological interpretation and judgment.  In addition, estimates of reserves may be revised based on actual production, results of subsequent exploitation and development activities, prevailing commodity prices, operating cost and other factors.  These revisions may be material and could materially affect future depletion, depreciation and amortization expense, dismantlement and abandonment costs, and impairment expense.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Cash equivalents and cash flows

For purposes of the statement of cash flows, cash includes demand deposits, time deposits and short-term liquid investments, such as certificates of deposit with an original maturity of three months or less when purchased.  There were no cash or cash equivalents allocated to the entity at May 31, 2010.  For statement of cash flow purposes, the cash flows will represent cash received in connection with the working interest of the projects described in Note 3, cash paid in connection with the working interest and allocated expenses and a portion of any debtor-in-possession financing raised to the extent related to the working interest.

Accounts receivable and doubtful accounts

The Company extends credit to its customers in the ordinary course of business.  These receivables are unsecured and generally are due within 30 days.  The Company reviews customer accounts on a periodic basis and records a reserve for specific amounts that management feels may not be collected.  Amounts will be written off at the point when collection attempts on the accounts have been exhausted.  Management uses significant judgment in estimating uncollectible amounts.  In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance.  Past due status is determined based upon contractual terms.  While management believes the Company’s processes effectively address its exposure to doubtful accounts, changes in economic, industry or specific customer conditions may require adjustment to the allowance recorded by the Company.  Accounts receivable at May 31, 2010 represents amounts related specifically to the projects described in Note 3, which were collected subsequent to the balance sheet date.  Accordingly, the entire balance is estimated to be collectible at May 31, 2010, and no allowance is considered necessary by management.

Oil and gas properties

The oil and gas properties included in the accompanying financial statements are those described more fully in Note 3.  The Company follows the full-cost method of accounting for oil and gas properties.  Accordingly, all cost associated with acquisition, exploration, development of oil and gas reserves, including directly related overhead costs and related asset retirement costs, are capitalized.

All capitalized cost of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production-method using estimates of proved reserves.  Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs.  If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized cost to be amortized.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In addition, the capitalized costs are subject to a “ceiling test,” which basically limits such cost to the aggregate of the “estimated present value,” discounted at a 10% interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.  The Company determined that impairment was necessary as of May 31, 2009.  The net oil and gas properties allocated to the fields and wells acquired by Black Rock Capital, LLC was impaired to $1.734 million as of that date.  No impairment was deemed necessary as of May 31, 2010.

Sales of proved and unproved properties are accounted for as adjustments of capitalized cost with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Abandonments of properties are accounted for as adjustments of capitalized cost with no loss recognized.

Asset retirement obligations (“ARO”)

The financial statements include the ARO specifically related to the four projects described in Note 3.  The Company recognizes the fair value of estimated ARO on the balance sheet when a reasonable estimate of fair value can be made.  ARO includes those legal obligations where the Company will be required to retire tangible long-lived assets, such as well sites, pipelines and facilities.  The asset retirement cost (“ARC”), equal to the initially estimated fair value of the ARO, is capitalized as part of the cost of the related long-lived asset.  Changes in the estimated obligation resulting from revisions to estimated timing or amount of the undiscounted cash flows are recognized as a change in the ARO and the related ARC.

Capitalized ARC are amortized using the unit-of-production method and are included in depletion and depreciation in the accompanying statement of income.  Increases in ARO resulting from the passage of time are recorded as accretion of ARO in the accompanying statement of income.

Liabilities

The accompanying financial statements include the portion of debtor-in-possession financing used to fund cash calls or leasehold operating expenses for the acquired working interests described in Note 3, an allocation of the post-petition liabilities pertaining to the working interests assumed by Black Rock Capital, LLC, other accounts payable and accrued liabilities, including remediation liabilities and an allocation of other liabilities that were not assumed by Black Rock Capital, LLC.

Provision for income taxes

The Company utilizes the liability method of accounting for income taxes.  This method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.  Under this method, deferred tax assets or liabilities are determined based upon the difference between the values of the assets and liabilities as reflected in the financial statements and their related tax bases at enacted tax rates in effect for the year in which the differences are expected to be recovered or settled.  The Company’s differences for income tax purposes represent primarily depreciation, depletion and amortization timing differences.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.  The Company has recorded a 100% valuation allowance for all of the deferred tax assets as of May 31, 2009 and has allocated none of the net operating loss carryforwards and no deferred tax assets or liabilities as of the date of the Bankruptcy (see Note 1).  The income tax expense recorded for the period ended May 31, 2010 represents the amount of income taxes due at the approximate tax rate of 15%, the U.S. Federal income tax statutory rate currently in effect for that level of income.

Revenue recognition

The Company recognizes revenues based on its share of actual volumes of oil and gas sold at the then current market prices.  The Company recognizes revenue from the sales of crude oil and natural gas when title passes to the customer and collection of payment is reasonably assured.  Revenues from the production of properties in which the Company has an interest with other producers are recognized on the basis of the Company’s net revenue interest.  Revenues owned by working interest partners are recorded as revenues payable to others.  Operating expenses and capital expenditures to be borne by the working interest partners are netted against their portion of revenues.

Taxes Associated with Revenue Producing Transactions

The Company reports taxes assessed by state, local and U.S. Federal governmental authorities from the production and sale of hydrocarbons on a line item under operating expenses.

General and administrative expenses

The accompanying financial statements include an allocated portion of the actual costs incurred by the Company for general and administrative (“G&A”) expenses, including costs of the bankruptcy.  These allocated costs are intended to provide the reader with a reasonable approximation of what historical administrative costs would have been for these assets and operations in the event those assets had existed on a stand-alone basis.

Any future G&A expenses may not necessarily correlate to, nor reflect directly or indirectly, the cost relationships presented herein.  A wide range of formulas for G&A allocation were considered.

In the view of management of the Properties, the most accurate and transparent method of allocating G&A expenses is based on the ratio of wells sold to Black Rock Capital, LLC to the total number wells MSB Energy, Inc. (Debtor-In-Possession) had an interest in.  Using this method, G&A expenses allocated to the Properties for the year ended May 31, 2010 was approximately $291,000.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New accounting principles and recent accounting pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.”  ASU 2010-06 includes new disclosure requirements related to fair value measurements, including transfers in and out of Levels 1 and 2 and information about purchases, sales, issuances and settlements for Level 3 fair value measurements.  This update also clarifies existing disclosure requirements relating to levels of disaggregation and disclosures of inputs and valuation techniques.  ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The Company adopted ASU 2010-06 upon issuance and such adoption did not have a material impact on the Company’s financial statements.

The Company adopted new accounting guidance addressing subsequent events effective June 30, 2009.  The guidance clarified the accounting for and disclosure of subsequent events that occur after the balance sheet date through the date of issuance of the applicable financial statements.  The adoption of this guidance did not have a significant effect on the Company’s financial statements.

FASB Accounting Standards Codification™ and the Hierarchy of the Generally Accepted Accounting Principles guidance became effective for interim and annual periods ended after September 15, 2009 and it recognized FASB ASC as the single authoritative nongovernmental U.S. GAAP.  The codification superseded all existing accounting standards documents issued by the FASB, and established that all other accounting literature not included in the codification is considered nonauthoritative.  Although ASC did not change U.S. GAAP, it did reorganize the principles into accounting topics using a consistent structure.  The codification also includes relevant U.S. Securities and Exchange Commission (“SEC”) guidance following the same topical structure.  Accordingly, all references to U.S. GAAP use the new topical guidelines established with the codification.

In December 2008, the SEC adopted revisions to the oil and natural gas reserves reporting requirements which are effective for these financial statements.  The primary changes to the reserves reporting included:

•	A revised definition of proved reserves, including the use of unweighted average oil and natural gas prices in effect at the beginning of each month during the year to compute such reserves.
•	Expanding the definition of oil and gas producing activities to include nontraditional and unconventional resources.
•	Allowing companies to voluntarily disclose probable and possible reserves in SEC filings.
•	Amending required proved reserve disclosures to include separate amounts for synthetic oil and gas.
•	Expanded disclosures of proved undeveloped reserves, including discussion of such proved undeveloped reserves five years old or more, and
•	Disclosure of the qualifications of the chief technical person who oversees the Company’s overall reserve process.

The Company utilized this guidance at May 31, 2010 to determine its proved resources and to develop associated disclosures.  The Company chose not to provide voluntary disclosures of probable and possible reserves.  In January 2010, FASB issued guidance that aligned its oil and gas reporting requirements and effective date with the SEC’s guidance described above.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting and Reporting Rules

The United States Congress passed the Dodd-Frank Act in 2010.  Among other requirements, the law requires companies in the oil and gas industry to disclose payments made to the U.S. Federal and all foreign governments.  The SEC was directed to develop the reporting requirements in accordance with the law.  The SEC has issued preliminary guidance and is seeking feedback from all interested parties.  The preliminary rules indicated that payment disclosures would be required at a project level within the annual Form 10-K beginning with May 31, 2012.  The Company cannot predict the final disclosure requirements by the SEC or the impact on its financial statements.

Pro Forma Financial Information

Pursuant to Staff Accounting Bulletin Number 1B.2 "Pro Forma Financial Statements and Earnings per Share" ("SAB 1B.2"), a pro forma income statement has been presented which reflects the impact of the Company's change in capital structure based on the proposed acquisition of Black Rock Capital, LLC by Red Mountain Resources, Inc. in May 2011, a transaction in which Red Mountain Resources, Inc. issued 27,000,000 shares of its common stock and received all of the then issued common stock of Black Rock Capital, LLC.  This presentation reports earnings per share and the basic and diluted common shares as if the merger had occurred at the commencement of operations on June 1, 2009.

NOTE 3 - OIL AND GAS PROPERTIES

Oil and gas properties consisted of the following as of May 31, 2010:

Proved properties	$6,734,792
Unproved properties	-
$6,734,792
Accumulated depreciation, depletion, amortization & impairment	(4,168,956)

$2,565,836

In February 2008, MSB Energy, Inc. entered into a purchase and sale agreement with the bankruptcy estate of Reichmann Petroleum Corporation to purchase their working and net revenue interest in approximately 124 wells spread throughout the State of Texas on approximately 20 oil and gas fields, which became effective on May 31, 2008.  The total allocated to those oil and gas properties at acquisition was approximately $12.95 million.  Effective June 1, 2010 and October 1, 2010, MSB Energy, Inc. (Debtor-In-Possession) disposed of by sale at auction to Black Rock Capital, LLC four separate fields, encompassing 17 wells, in south Texas referred to as the “Properties” throughout these financial statements.  Those four properties were the Resendez, LaDuquesa and Villareal fields in Zapata County and the Frost Bank field in Duval County.  Those four properties were allocated approximately $5.542 million at the time of acquisition from Reichmann Petroleum Corporation.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 3 - OIL AND GAS PROPERTIES (Continued)

During the twelve months ended May 31, 2010, the Company participated in well development and drilling operations on the Villareal field, in which the Company was a passive working and net revenue interest holder, as ConocoPhillips was the operator.  For the twelve months ended May 31, 2010, the Company incurred development costs of approximately $1.063 million, covering the workover of one existing well and drilling of one new well.  No other well development and drilling operations were undertaken for the other three fields in the twelve months ended May 31, 2010.

NOTE 4 - ASSET RETIREMENT OBLIGATION

The ARO recognized by the Company at May 31, 2010 represents the ARO specifically associated with the four projects described in Note 3.  ARO represents the costs to dismantle and abandon its producing oil and gas properties, and related equipment.  These assets are consistently being upgraded and are expected to be operational into the foreseeable future.  In these cases, the obligation will be initially recognized in the period in which sufficient information exists to estimate the liability.  The significant assumptions used to develop the estimate included using approximately $75,000 as the cost to properly restore and abandon each well, less approximately $15,000 per well in salvage.  In addition, the Company estimates that oil field services costs will have an inflation factor of approximately 4.5% and its credit adjusted risk free rate is approximately 7.25%

A reconciliation of the beginning and ending aggregate carrying amount of the ARO for May 31, 2010 is shown as follows:

Balance – beginning of year	$129,111

Accretion expense	9,361

Balance – end of year	$138,472

The estimation of future ARO is based on a number of assumptions requiring professional judgment.  The Company cannot predict the type of revisions to these assumptions that may be required in future periods due to the availability of additional information such as: prices for oil field services, technological changes, governmental requirements and other factors.

NOTE 5 – NOTE PAYABLE

In June 2008, MSB Energy, Inc. entered into a revolving line of credit agreement (“LOC”) with the Bank of Oklahoma (“Bank”) in order to purchase the oil and gas working and net revenue interest from Reichmann Petroleum Corporation (see Note 3).  The LOC was due on demand; however if no demand was made by the Bank, then maturity was May 31, 2010.  The LOC bears an interest rate at the Bank’s prime rate.  In the event of default, the interest rate increases to the Bank’s prime plus 4%.  The LOC had a maximum advance amount of $14.4 million, less a $750,000 holdback covering certain title issues, at inception that could increase thereafter to $25 million.  The actual borrowings under the LOC were limited to the borrowing base as computed under the terms of the LOC.  Substantially all of the assets of MSB Energy, Inc. were pledged as collateral to guarantee payment of the LOC.  In addition, one of the principals of MSB Energy, Inc. personally guaranteed repayment of the LOC.  In addition, while principal amounts were still outstanding under the LOC, MSB Energy, Inc. was prohibited from entering into certain transactions without the consent of the Bank, including but not limited to asset sales and transfers and incurring additional liabilities other than trade payables in the amount of $750,000.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 5 – NOTE PAYABLE (Continued)

In January 2009, the Bank entered into a new guarantee agreement with an affiliate of the original guarantor in which the new guarantor pledged certain oil and gas assets as additional collateral.

In June 2009, MSB Energy, Inc. defaulted on the LOC upon filing for protection under the United States Bankruptcy court.  For the twelve months ended May 31, 2010, these financial statements include interest accrued at the default rate, which amounted to approximately $446,000.

The amount of the line of credit presented in these financial statements was allocated based off of the ratio of the purchase price of the oil and gas assets (see Note 3) subsequently acquired by Black Rock Capital, LLC to the total of the oil and gas assets acquired from Reichmann Petroleum Corporation by MSB Energy, Inc., multiplied by the line of credit balance owed by the predecessor company as of May 31, 2009, just prior to entry into bankruptcy.

NOTE 6 - FAIR VALUE

The Company has adopted FASB ASC 820-10, “Fair Value Measurement and Disclosures,” formerly SFAS No. 157, as amended by FASB Staff Position No. 157-2, now ASC 820-10-15, which provides a framework for measuring fair value under U.S. GAAP.  As defined by ASC 820-10, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).  The Company utilizes market data or assumptions that the management believes market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique.

This standard is now the single source in U.S. GAAP for the definition of fair value, except for the fair value of leased property as defined in ASC 840-10, “Leases,” formerly SFAS No. 13, “Accounting for Leases.”  ASC 820-10 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).  The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  The three levels of the fair value hierarchy under ASC 820-10 are described below:

•	Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 6 - FAIR VALUE (Continued)

•
Level 2 Inputs – Inputs other than quoted prices included in Level 1 Inputs that are observable for the asset or liability, either directly or indirectly.  These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•
Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety.  The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

	Fair Value	Level 3

Asset retirement obligation	$138,472	$138,472

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, receivables, payables, and a notes payable and line of credit.  The carrying amounts of cash and cash equivalents, receivables, payables and short-term debt approximate fair value due to the highly liquid or short-term nature of these instruments.   The Company does not have any instruments that are measured at fair value on a recurring basis.

NOTE 7 - CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade receivables.  The Company generally does not require collateral from its customers.  Such credit risk is considered by management to be limited due to the size and stability of the Company’s primary customers and its customers’ financial resources.

The Company’s sales are to a limited number of customers; therefore, the Company has concentration in its sales and accounts receivable activities.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

General

There have been significant changes in the U.S. economy, oil and gas prices and the finance industry which have adversely affected and may continue to adversely affect the Company in its attempt to obtain financing or in its process to produce commercially feasible gas exploration or production.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 8 - COMMITMENTS AND CONTINGENCIES (Continued)

Federal, state and local authorities regulate the oil and gas industry.  In particular, gas and oil production operations and economies are affected by environmental protection statutes, tax statutes and other laws and regulations relating to the petroleum industry, as well as changes in such laws, changing administrative regulations and the interpretations and application of such laws, rules and regulations.  The Company believes it is in compliance with all federal, state and local laws, regulations, and orders applicable to the Company and its properties and operations, the violation of which would have a material adverse effect on the Company or its financial condition.

Operating Hazards and Insurance

The gas and oil business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formation, and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties, and suspension of operations.

As noted elsewhere, the Company is both a passive working and net revenue interest owner and operator in the oil and gas industry.  As such, the Company to date has not acquired its own insurance coverage over its passive interests in the Properties, instead the Company has relied on the third party operators for its properties to maintain insurance to cover its operations.

There can be no assurance that insurance, if any, will be adequate to cover any losses or exposure to liability.  Although the Company believes the policies obtained by the third party operators provide coverage in scope and in amounts customary in the industry, they do not provide complete coverage against all operating risks.  An uninsured or partially insured claim, if successful and of significant magnitude, could have a material adverse effect on the Company and its financial condition via its contractual liability to the prospect.

Title to Properties

The Company’s practice has· been to acquire ownership or leasehold rights to oil and natural gas properties from third parties.  Most of the Company’s current drilling operations are conducted on properties acquired from third parties.  The Company’s existing rights are dependent on those previous third parties having obtained valid title to the Properties.  Prior to the commencement of gas drilling operations on those properties, the third parties customarily conduct a title examination.  The Company generally does not conduct examinations of title prior to obtaining its interests in its operations, but rely on representations from the third parties that they have good, valid and enforceable title to the oil and gas properties.  Based upon the foregoing, the Company believes it has satisfactory title to their producing properties in accordance with customary practices in the gas industry.  The Company is not aware of any title deficiencies as of the date of these financial statements.  The Company is currently working with its third party operator for the Frost Bank property to update the division order for between the interest owners.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 8 - COMMITMENTS AND CONTINGENCIES (Continued)

Potential Loss of Oil and Gas Interests/Cash Calls

The Company has agreed to be bound by the existing joint operating agreements with various operators for the drilling of oil and gas properties, and still owes certain operator payments on drilling wells.  In addition, the Company might be subject to future cash calls due to (1) the drilling of any new well or wells on drilling sites; (2) rework or recompletion of a well; and (3) deepening or plugging back of dry holes, etc.  If the Company does not pay delinquent amounts due or its share of future authorization for expenditures invoices, it may have to forfeit all of its rights in certain of its interests on the applicable prospects and any related profits.  If one or more of the other members of the prospects fail to pay their share of the prospect costs, the Company may need to pay additional funds to protect its investments.

NOTE 9 - SUBSEQUENT EVENTS

In May 2010, the Bankruptcy Court approved the order to put up the four properties (see Note 3) for auction.  The highest and best bid was received from BRC, in which BRC agreed to pay approximately $3.3 million for the properties, which amount was paid to the Bank of Oklahoma in June 2010, at which time the assignment of the working and net revenue interest in the properties became effective.

In June 2010, the Bank of Oklahoma wired approximately $882,000 to ConocoPhillips.  Of that amount approximately $202,000 was the balance owed ConocoPhillips for leasehold operating and well drilling costs for the Villareal field and $680,000 was a capital call prepayment for a new well also on the Villareal property.

The Company evaluated events and transactions subsequent to May 31, 2010 and determined there were no significant further events to report through May 20, 2011, the date the Company issued these financial statements.

NOTE 10 - SUPPLEMENTAL OIL AND GAS DISCLOSURE (UNAUDITED)

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statements.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 10 - SUPPLEMENTAL OIL AND GAS DISCLOSURE (UNAUDITED) (Continued)

Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recovered in future years from known reservoirs with existing equipment under existing economic and operating conditions.

Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and under existing economic and operating conditions.

Oil and Gas Reserves

The following tables set forth our net proved oil and gas reserves, including the changes therein, and net proved developed reserves at May 31, 2010.

Net proved Developed and Undeveloped Reserves – (In millions of cubic feet “MMCF”) of natural gas:

2011
(unaudited)

June 1, 2009	854
Purchase of properties	-
Revisions of previous estimates	1,320
Extension, discoveries, other estimates	1,339
Production	(415)
Disposition of properties	-

May 31, 2010	3,098

Net proved oil and gas reserves consisted of the following at May 31, 2010:

	Natural Gas
	Reserves	Entitlement
	Gross	Volumes
	MMCF	MMCF
	(unaudited)	(unaudited)

Proved developed producing	14,984	1,702
Proved undeveloped	7,963	1,396

Total proven	22,947	3,098

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 10 - SUPPLEMENTAL OIL AND GAS DISCLOSURE (UNAUDITED) (Continued)

Results of operations for oil and gas producing activities for May 31, 2010

Nine months ended May 31, 2010
(unaudited)

Revenue	$1,472,581
Operating expenses (lifting costs)	338,496
Depletion	232,220
Impairment of oil and gas properties	-

Operating income	901,865

Income tax provision	7,690

Results of operations for oil and gas properties	$894,175

Cost incurred for oil and gas property acquisition, exploration and development activities

(unaudited)
Property acquisition
Unproved	$-
Proved	-
Exploration	-
Development (1)	1,063,644

Total costs incurred	$1,063,644

(1) The Company has excluded the capital call payment made in June 2010 by the Bank of Oklahoma (see Note 9) of approximately $680,000 from development costs incurred.

Aggregate capitalized costs

Capitalized costs relating to oil and gas activities are as follows:

May 31, 2010
(unaudited)

Proved	$6,734,792
Unproved	-

Total capitalized costs	$6,734,792

Accumulated depreciation, depletion, amortization & impairment	4,168,956

Net capitalized costs	$2,565,836

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 10 - SUPPLEMENTAL OIL AND GAS DISCLOSURE (UNAUDITED) (Continued)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

The following information has been developed utilizing procedures prescribed by FASC Topic 932 and based on crude oil reserve and production volumes estimated by the Company’s engineering staff. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, future cash inflows were estimated by applying the average first day price for each month during the period adjusted for fixed and determinable escalations to the estimated future production of period-end proven reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expenses has been computed by applying period-end statutory tax rates to aggregate future pre-tax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by FASC Topic 932.

Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proven reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010
Notes to Financial Statements

NOTE 10 - SUPPLEMENTAL OIL AND GAS DISCLOSURE (UNAUDITED) (Continued)

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the Company is as follows:
May 31, 2010
(in thousands)
(unaudited)

Future cash inflows	$12,416
Less related future:
Production costs	2,792
Development costs	457

Future net cash flows before income taxes	9,167
Future income taxes	-

Future net cash flows	9,167
10% annual discount for estimating timing of cash flows	(3,992)

Standardized measure of discounted future net cash flows	$5,175

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows:

May 31, 2010
(in thousands)
(unaudited)

Beginning of the year	$1,734
Purchase of reserves in place	-
Revisions of previous estimates	2,168
Development costs incurred during the period	1,521
Additions to proved reserves resulting from extensions,
discovery and improved recovery	1,521
Accretion of discount	9
Sale of oil and gas, net of production costs	(1,029)
Net change in sale prices, net of production costs	44
Changes in production rates (timing) and other	(793)

Net increase	3,441

End of year	$5,175

RED MOUNTAIN RESOURCES, INC.
(A Development Stage Company)

April 30, 2011

Condensed Consolidated Financial Statements
(Unaudited)

RED MOUNTAIN RESOURCES, INC.
(A Development Stage Company)

Red Mountain Resources, Inc.
(a development stage company)
Condensed Consolidated Balance Sheets

	As of	As of
	April 30,	January 31,
	2011 (unaudited)	2011

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$131,133	$6,638
Restricted Certificate of Deposit	25,000
Promissory note receivable	4,900,000
Total current assets	$5,056,133	$6,638

Other Assets	2,000
Restricted Certificate of Deposit	50,000
Property, Plant And Equipment, Net	39,367

TOTAL ASSETS	$5,147,500	$6,638

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES
Accrued liabilities and offering costs	$609,030	$-
Notes Payable	212,500
Total liabilities	821,530	-

STOCKHOLDERS' EQUITY (DEFICIENCY)
Capital Stock Authorized:
500,000,000 common shares, $0.00001 par value
Issued and outstanding shares: 260,225,000 and 255,000,000
at April 30, 2011 and January 31, 2010, respectively	2,602	2,550
Additional paid-in capital	4,524,928	18,450
Deficit accumulated during the development stage	(201,560)	(14,362)
Total Stockholders' Equity	4,325,970	6,638

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,147,500	$6,638

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Red Mountain Resources, Inc.
(a development stage company)
Condensed Consolidated Statements of Operations
(Unaudited)

			For the Period
			from Inception
			January 19,
	Three Months	Three Months	2010 to
	Ended	Ended	April 30,
	April 30, 2011	April 30, 2010	2011

REVENUES	$—	$—	$—

EXPENSES
General & Administrative	$23,385	$10	$30,071
Professional Fees	163,936	1,150	171,612
LOSS FROM OPERATIONS	187,321	1,160	201,683

OTHER (EXPENSE) INCOME
Interest income	$123	$0	$123
TOTAL OTHER (EXPENSE) INCOME	123	0	123

Loss Before Income Taxes	$(187,198)	$(1,160)	$(201,560)

Provision for Income Taxes	—	—	—

Net Loss	$(187,198)	$(1,160)	$(201,560)

PER SHARE DATA:

Basic and diluted loss per common share	$—	$—

Basic and diluted weighted Average Common shares outstanding	255,508,146	225,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Red Mountain Resources, Inc.
(a development stage company)
Condensed Consolidated Statement of Changes in Stockholders’ Equity
(Unaudited)

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total

Inception -January 19, 2010	-	$-	$-	$-	$-

Common shares issued to Founder
for cash at $0.00004 per share	225,000,000	2,250	6,750	-	9,000
(par value $0.00001)

Loss for the period from inception on
January 19, 2010 to January 31, 2010	-	-	-	(3,579)	(3,579)
				-
Balance - January 31, 2010	225,000,000	2,250	6,750	(3,579)	5,421

Loss for the year ended January 31, 2011				(10,783)	(10,783)

Sale of common stock pursuant to a private placement	30,000,000	300	11,700		12,000

Balance - January 31, 2011	255,000,000	2,550	18,450	(14,362)	6,638

Sale of common stock pursuant to a private placement	5,025,000	50	4,490,480	-	4,490,530

Common stock issued for services	200,000	2	15,998	-	16,000

Loss for the quarter ended April 30, 2010				(187,198)	(187,198)

Balance - April 30, 2011	260,225,000	$2,602	$4,524,928	$(201,560)	$4,325,970

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Red Mountain Resources, Inc.
(a development stage company)
Condensed Consolidated Statement of Cash Flows
(Unaudited)

			For the Period
			from Inception
			January 19,
	Three Months Ended	Three Months Ended	2010 to
	April 30,	April 30,	April 30,
	2011	2010	2011

OPERATING ACTIVITIES

Net Loss	$(187,198)	$(1,160)	$(201,560)
Adjustment to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	370	-	370
Non cash stock compensation	16,000	-	16,000
Changes in Operating Assets and Liabilities:

Increase (decrease) in accounts payable			-
and accrued liabilities	59,393	(3,179)	59,393

Net cash used in operating activities	(111,435)	(4,339)	(125,797)

INVESTING ACTIVITIES
Increase in restricted certificate of deposit	(75,000)		(75,000)
Loan to Black Rock	(4,900,000)	-	(4,900,000)
Net cash used in investing activities activities	(4,975,000)	-	(4,975,000)

FINANCING ACTIVITIES

Advances from shareholders	485,881	-	485,881
Repayment of advances to shareholders	(273,381)	-	(273,381)
Common stock issued for cash (net of $26,570 of offering costs)	4,998,430	-	5,019,430
Net cash provided by financing activities	5,210,930	-	5,231,930

INCREASE IN CASH AND CASH EQUIVALENTS	124,495	(4,339)	131,133

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,638	9,000	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$131,133	$4,661	$131,133

Supplemental Cash Flow Disclosures:

Cash paid for:
Interest expense	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RED MOUNTAIN RESOURCES, INC.
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 1.	GENERAL ORGANIZATION AND BUSINESS

Organization and Nature of Operations

Red Mountain Resources, Inc. (formerly Teaching Time, Inc.) (("Red Mountain," "We," "Us," "Our," or "Company" hereafter)) is a development stage company, incorporated in the State of Florida on January 19, 2010, originally to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries. During the three months ended April 30, 2011, the Company reevaluated its operations and revised its business plan.

On March 22, 2011, the Company changed its name to Red Mountain Resources, Inc. (“Red Mountain”) in order to better reflect its current business plan. Red Mountain plans to become an independent energy company that intends to acquire and develop oil and gas properties. The Board of Directors also authorized an increase in the number of authorized common stock to 500,000,000 shares with a par value of $0.00001, and the Company affected a forward common stock split of 25 shares for every 1 share of common stock outstanding to shareholders of record as of March 1, 2011. The effect of this stock split is retroactively reflected in the financial statements for all periods reported. On March 29, 2011 the Company received certification of formation from the State of Texas for its wholly owned subsidiary, RMR Operating LLC (“RMR”). The Company is the managing member of RMR.

In addition, the Company announced that it had entered into an agreement to acquire Black Rock Capital LLC (“Black Rock”) after Black Rock has converted into a corporation and other required events have taken place as stipulated in the agreement. The agreement provides for the Company to issue 27,000,000 shares of its common stock in exchange for 100% of Black Rock’s outstanding shares of common stock. The transaction may be terminated at any time by any of the parties. Concurrent with the Black Rock closing, the Company will retire 225,000,000 shares of common stock held by Lisa Lamson, the former officer and controlling shareholder of the Company.

The Company is in the process of raising funds through a Private offering of its common stock at $1.00 per share. As of April 30, 2011, the Company has received $5,025,000 in proceeds for sale of its 5,025,000 common shares.

Note 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

RED MOUNTAIN RESOURCES, INC.
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interim Presentation

These condensed consolidated financial statements included herein are unaudited. Such condensed consolidated financial statements reflect, in the opinion of management, all adjustments necessary to present fairly the financial position and results of operations as of and for the periods indicated. All such adjustments are of a normal recurring nature. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending January 31, 2012 or for any other period. Certain information and footnote disclosures normally included in the condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The Company believes that the disclosures are adequate to make the interim information presented not misleading. These consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, as filed with the SEC.

Principles of Consolidation

The consolidated financial statements included herewith include the accounts of the Company and its wholly-owned subsidiary RMR Operating LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Development Stage Enterprise

The Company has been devoting most of its efforts to raising capital and developing a business plan and, consequently, meets the definition of a Development Stage Enterprise, under the Accounting Standards Codification (“ASC”) “Accounting and Reporting for Development Stage Enterprises.” Certain additional financial information is required to be included in the financial statements for the period from inception of the Company to the current balance sheet date.

Forward stock split

On March 22, 2011, the Company effected a forward common stock split of 25 shares for every 1 share of common stock outstanding to shareholders of record as of March 1, 2011. The effect of this stock split is retroactively reflected in the financial statements for all periods reported.

Loss per Share

Loss per common share is calculated in accordance with the Accounting Standards Codification, “Earnings per Share.” Basic loss per common share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similarly to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued and if the additional common shares were dilutive. Shares associated with stock warrants are not included because their inclusion would be antidilutive (i.e., reduce the net loss per share).

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for the accounts payable and accrued expenses and shareholder loan approximate fair value based on the short-term maturity of these instruments.

RED MOUNTAIN RESOURCES, INC.
(a development stage company)

  NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 3.	GOING CONCERN

The accompanying unaudited condensed financial statements have been prepared under a going concern basis which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company is in the development stage and has incurred losses since its inception.

As of April 30, 2011, the Company had limited amount of cash and a deficit accumulated in the development stage of $201,560. There are no assurances the Company will receive funding necessary to implement its business plan or acquire a business venture or operating company. This raises substantial doubt about the ability of the Company to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon raising capital through debt and equity financing on terms desirable to the Company. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on terms favorable to the Company, the Company may, in the extreme situation, cease operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 4.	RESTRICTED CERTIFICATES OF DEPOSIT

During April 2011 the Company used $75,000 in certificate of deposits as collateral for letters of credit which are accounted for as restricted certificates of deposit.

Note 5.	PROPERTY AND EQUIPMENT

At April 30, 2011, property and equipment consisted of the following:

	April 30, 2011	January 31, 2011

Computer Equipment	39,737	-
	39,737	-

Less: Accumulated depreciation and amortization	370	-

Property and equipment, net	$39,367	$-

Depreciation and amortization expense for three ended April 30, 2011 and April 30, 2010 was $370 and $0, respectively.

Note 6.	STOCKHOLDERS EQUITY

Effective March 1, 2011, the Company increased its authorized Preferred Stock to 100,000,000 shares with a par value of $0.0001.

On March 22, 2011, the Board of Directors authorized an increase in the number of common stock to 500,000,000 shares with a par value of $0.00001, and the Company effected a forward common stock split of 25 shares for every 1 share of common stock outstanding to shareholders of record as of March 1, 2011. The effect of this stock split is retroactively reflected in the financial statements for all periods reported.

On February 2, 2011, the Company’s then existing Board of Directors authorized the issuance of 50,000 shares of the company’s common stock, adjusted to reflect the forward stock split, to each new director and its Chief Executive Officer, at that time, for an aggregate total of 200,000 shares. The value of the shares were $16,000, based upon a recent sale of the Company’s common stock.

RED MOUNTAIN RESOURCES, INC.
(a development stage company)

  NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 6.	STOCKHOLDERS EQUITY (Continued)

As of April 30, 2011, the Company sold 5,025,000 shares as part of the private placement, raising $5,025,000. The Company incurred $534,470 of legal and brokerage costs related to the sale of the Company’s common stock. As an additional fee, the Company will issue 502,500 warrants to purchase the Company’s common stock with an exercise price of $1.20 per share.

Note 7.	SHAREHOLDER LOANS

During the three months ended April 2011, the Company, in exchange for cash of $212,500, issued a total of $212,500 in unsecured corporate promissory notes. The promissory notes have a due date of June 30, 2011. The notes do not accrue interest, unless a default occurs. If a default event occurs the promissory notes will accrue interest at a rate of 10% per annum. $162,500 in promissory notes are held by shareholders of the Company. In addition the Company, borrowed $273,381 from other shareholders during this same time period which has been repaid.

Note 8.	PROMISSORY NOTE

On April 29, 2011, the Black Rock acquisition closed in escrow subject to the delivery of 1) the final audited financial statements of Black Rock to Red Mountain, and 2) the bank approval of the loan assumption by the Company of an outstanding bank loan to Black Rock and conversion of Black Rock to a C-corporation. The Company and Black Rock expect the final closing date to be on or before June 15, 2011. Concurrent with the closing in escrow, the Company loaned $4,900,000 to Black Rock, due May 30, 2011 to fund the acquisition of oil and gas interests known as the Madera Assets into Black Rock, which is evidenced by a Promissory Note of $4,900,000 and a Mortgage on the Madera Assets. The Madera Assets have been contemplated as being acquired by Black Rock prior to or concurrent with the closing with Red Mountain. The Note will be extinguished upon completion of the Black Rock acquisition. The note has been extended until June 15, 2011.

Note 9.	COMMITMENTS AND CONTINGENCIES

The Company announced that it had entered into a tentative agreement to acquire Black Rock Capital LLC (“Black Rock”) after Black Rock after certain events occur as stipulated by the agreement. The agreement provides for the Company to issue 27,000,000 shares of its common stock in exchange for 100% of Black Rock’s outstanding shares of common stock. The transaction may be terminated at any time by any of the parties. Concurrent with the Black Rock closing, the Company will retire 225,000,000 shares of common stock held by Lisa Lamson, the former officer and controlling shareholder,

During April 2011 the Company purchased $75,000 in certificate of deposits to be used as collateral for letters of credit which are accounted for as restricted certificates of deposits. One certificate of deposit in the amount of $25,000 is due in 2012 and the other certificate of deposit in the amount of $50,000 is due in 2016. The letter of credit for $50,000 was issued to the benefit of the Oil Conservation Division of Energy, New Mexico which will expire on April 22, 2016. The letter of credit for $25,000 was issued to the benefit of the Bureau of Land Management which will expire on April 22, 2012. These letters of credit were necessary for RMR to fulfill bonding requirements with agencies related to operations in their districts.

The Company also announced that it has a tentative agreement with the Receiver of Bamco Gas, LLC (”Bamco”) to acquire, through a new subsidiary, all the assets of Bamco in exchange for 5,275,000 shares of the Company’s common stock to be issued to the Bondholders of Bamco and assumption of a $2,870,000 outstanding line of credit from First State Bank of Lonoke. This transaction is subject to the approval of the Circuit court on Pulaski County, Arkansas, and may be terminated by the parties at any time.

During April 2011, the Company signed a lease, commencing May 1, 2011, related field office space in Lafayette, Georgia. The lease expires on April 30, 2014. We have the option to renew the lease for an additional 12 months. The total rent commitment for the premises through April 30, 2014 is approximately $86,400.

The Company entered into a pending agreement with Texas Midstream Partners, LLC to acquire assets in consideration for 8,000,000 shares of the Company’s series B preferred stock.

RED MOUNTAIN RESOURCES, INC.
(a development stage company)

  NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 10.	SUBSEQUENT EVENTS

During May 2011, the Company signed a lease, commencing June 1, 2011, related corporate office space in Dallas, Texas. The lease expires on September 30, 2016. We have the option to renew the lease for an additional 36 months. The total rent commitment for the premises through September 30, 2016 is approximately $558,833, plus real estate taxes and the Company’s share of operating costs.

The Company loaned an additional $850,000 to Black Rock, due June 15, 2011, which is evidenced by a Promissory Note of $850,000 The Note will be extinguished upon completion of the Black Rock acquisition, which is anticipated to occur by June 15, 2011.

The Company is in the process of raising funds in a Private Offering of its common stock at $1.00 per share. As of June 10, 2011, the Company has received $1,095,000 in subscriptions in addition to those proceeds as noted in Note 6.

The Company intends to guaranty a loan of $2,500,000 from the First State Bank of Lonoke which is being re-executed in the name of Black Rock Capital, LLC.

The Company has not filed any income tax returns since inception.

On April 29, 2011, the Company closed the proposed acquisition of all of the outstanding members equity of Black Rock Capital, LLC ("Black Rock"), in escrow subject to the delivery of (a) the final audits of Black Rock pursuant to US GAAP and SEC Rules; and (b) the bank approval of the loan assumption of the outstanding bank loan to Black Rock. The Company and Black Rock have set the final closing date to be on or before May 30, 2011. At such closing, the Company will issue 27,000,000 shares of its restricted common stock to Black Rock.

Concurrent with the closing in escrow, the Company loaned $4,900,000 in the form of secured commercial promissory note due on May 30, 2011 with a zero annual interest rate, These funds are to be used for the sole purpose of acquiring the Madera assets into Black Rock and will be secured by a mortgage on Black rock's oil and gas leases in Lea County, New Mexico. The Company can provide no assurances that the transaction will close on or about May 31, 2011.

RED MOUNTAIN RESOURCES, INC.
(Formerly TEACHING TIME, INC.)
(A Development Stage Company)

Financial Statements and
Independent Auditors’ Report

January 31, 2011

INDEX TO FINANCIAL STATEMENTS	Page

Report of Independent Registered Public Accounting Firm	F-52

Balance Sheets as of January 31, 2011 and January 31, 2010	F-53

Statements of Operations for the year ended January 31, 2011, for the
Period from Inception (January 19, 2010) through January 31, 2010 and the period from
Inception (January 19, 2010) to January 31, 2011	F-54

Statements of Changes in Stockholders’ Equity (Deficit) for the period
from Inception (January 19, 2010) through January 31, 2011	F-55

Statements of Cash Flows for the year ended January 31, 2011, for the
Period from Inception (January 19, 2010) to January 31, 2010 and the period from
Inception (January 19, 2010) to January 31, 2011	F-56

Notes to Financial Statements	F-57

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Red Mountain Resources, Inc.

We have audited the accompanying balance sheets of Red Mountain Resources, Inc. as of January 31, 2011 and 2010, and the related statements of operations, stockholders’ equity, and cash flows for the year ended January 31, 2011, the period ended January 31, 2010, and the period from inception (January 19, 2010) through January 31, 2011. Red Mountain Resources, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Red Mountain Resources, Inc. as of January 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended January 31, 2011, the period ended January 31, 2010, and the period from inception (January 19, 2010) through January 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is in development stage and has incurred operating losses since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ L J Soldinger Associates, LLC
Deer Park, Illinois
April 27, 2011

RED MOUNTAIN RESOURCES, INC.
(Formerly TEACHING TIME, INC.)
 (A Development Stage Company)
Balance Sheets

	January 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$6,638	$9,000
Total current assets	6,638	9,000

Total assets	$6,638	$9,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable & accrued liabilities	$-	$3,579
Total liabilities	-	3,579

Stockholders' equity

Common stock authorized:
500,000,000, $0.00001 par value
Issued and outstanding: 255,000,000 and 225,000,000
at January 31, 2011 and 2010, respectively	2,550	2,250
Additional paid-in capital	18,450	6,750
Deficit accumulated during the development stage	(14,362)	(3,579)
Total stockholders' equity	6,638	5,421

Total liabilities and stockholders' equity	$6,638	$9,000

The accompanying notes are an integral part of these financial statements.

RED MOUNTAIN RESOURCES, INC.
(Formerly TEACHING TIME, INC.)
 (A Development Stage Company)
Statement of Operations

		For the Period	For the Period
		of Inception	from Inception
		(January 19,	(January 19,
	Year Ended	2010) to	2010) to
	January 31,	January 31,	January 31,
	2011	2010	2011

Revenues	$-	$-	$-

Expenses
General & administrative	$6,608	$79	$6,687
Professional fees	4,175	3,500	7,675
	10,783	3,579	14,362

Loss before income taxes	$(10,783)	$(3,579)	$(14,362)

Provision for income taxes	-	-	-

Net loss	$(10,783)	$(3,579)	$(14,362)

Per share data:

Basic and diluted loss per common share	$-	$-

Basic and diluted weighted average common shares outstanding	242,671,233	225,000,000

The accompanying notes are an integral part of these financial statements.

RED MOUNTAIN RESOURCES, INC.
(Formerly TEACHING TIME, INC.)
 (A Development Stage Company)
Statement of Stockholders’ Equity for the period of Inception (January 19, 2010) through January 31, 2011

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total

Inception - January 19, 2010	-	$-	$-	$-	$-

Common stock issued to Founder for cash at $0.00004 per share (par value $0.00001)	225,000,000	2,250	6,750	-	9,000

Loss for the period from inception on January 19, 2010 to January 31, 2010		-	-	(3,579)	(3,579)

Balance - January 31, 2010	225,000,000	2,250	6,750	(3,579)	5,421

Loss for the year ended January 31, 2011		-	-	(10,783)	(10,783)

Sale of common stock pursuant to a private placement	30,000,000	300	11,700	-	12,000

Balance - January 31, 2011	255,000,000	$2,550	$18,450	$(14,362)	$6,638

The accompanying notes are an integral part of these financial statements.

RED MOUNTAIN RESOURCES, INC.
(Formerly TEACHING TIME, INC.)
 (A Development Stage Company)
Statements of Cash Flow

		For the Period	For the Period
		from Inception	from Inception
		(January 19,	(January 19,
	Year Ended	2010) to	2010) to
	January 31, 2011	January 31, 2010	January 31, 2011

Operating activities

Net Loss	$(10,783)	$(3,579)	$(14,362)

Changes in operating assets and liabilities:
Increase (decrease) in accounts payable
and accrued liabilities	(3,579)	3,579	-
Net cash used in operating activities	(14,362)	-	(14,362)

Financing activities

Common stock issued for cash	12,000	9,000	21,000
Net cash provided by financing activities	12,000	9,000	21,000

Increase (decrease) in cash and cash equivalents	(2,362)	9,000	6,638

Cash and cash equivalents at beginning of period	9,000	-	-

Cash and cash equivalents at end of period	$6,638	$9,000	$6,638

Supplemental cash flow disclosures:

Cash paid for:
Interest expense	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

RED MOUNTAIN RESOURCES, INC.
(Formerly TEACHING TIME, INC.)
 (A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - GENERAL ORGANIZATION AND BUSINESS

Red Mountain Resources, Inc. (formerly Teaching Time, Inc.) (the “Company”) is a development stage company, incorporated in the State of Florida on January 19, 2010, to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries. The Company has reevaluated its operations and is revising the business plan (See Note 7.)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Development Stage Enterprise

The Company has been devoting most of its efforts to raising capital and developing a business plan and, consequently, meets the definition of a Development Stage Enterprise, under the Accounting Standards Codification “Accounting and Reporting for Development Stage Enterprises.” Certain additional financial information is required to be included in the financial statements for the period from inception of the Company to the current balance sheet date.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting year. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents is comprised of cash on hand.

Segment Information

The Company has determined it has one reportable operating segment as defined by the Accounting Standards Codification, “Disclosures about Segments of an Enterprise and Related Information”.

Income Taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with the Accounting Standards Codification, “Accounting for Income Taxes”, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

RED MOUNTAIN RESOURCES, INC.
(Formerly TEACHING TIME, INC.)
 (A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

Loss per Share

Loss per common share is calculated in accordance with the Accounting Standards Codification, “Earnings per Share.”  Basic loss per common share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding.  Diluted loss per share is computed similarly to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued and if the additional common shares were dilutive.  Shares associated with stock options are not included because their inclusion would be antidilutive (i.e., reduce the net loss per share).

Recent Accounting Pronouncements

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements.” The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The Company adopted ASU 2010-09 upon issuance and such adoption had no effect on its results of operation or its financial position.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 includes new disclosure requirements related to fair value measurements, including transfers in and out of Levels 1 and 2 and information about purchases, sales, issuances and settlements for Level 3 fair value measurements. This update also clarifies existing disclosure requirements relating to levels of disaggregation and disclosures of inputs and valuation techniques. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted ASU 2010-06 upon issuance and such adoption did not have a material impact on the Company’s financial statements.

In December 2010, the FASB issued an accounting standard update 2010-29 that addresses the disclosure of supplementary pro forma information for business combinations. This update clarifies that when public entities are required to disclose pro forma information for business combinations that occurred in the current reporting period, the pro forma information should be presented as if the business combination occurred as of the beginning of the previous fiscal year when comparative financial statements are presented. This update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company believes this guidance will have no effect on our consolidated financial statements.

RED MOUNTAIN RESOURCES, INC.
(Formerly TEACHING TIME, INC.)
 (A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 - GOING CONCERN

The Company is in the development stage and has incurred losses since its inception. As of January 31, 2011, the Company had limited amount of cash and a deficit accumulated in the development stage of $14,632. There are no assurances the Company will receive funding necessary to implement its business plan or acquire a business venture or operating company. This raises substantial doubt about the ability of the Company to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon raising capital through debt and equity financing on terms desirable to the Company. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on terms favorable to the Company, the Company may, in the extreme situation, cease operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 - LOSS PER SHARE

On March 22, 2011, the Company effected a forward split of its common stock whereby 25 shares of common stock will be issued for each share of common stock outstanding as of March 1, 2011. The effect of this stock split is retroactively reflected in the financial statements for all periods reported.

NOTE 5 - STOCKHOLDERS EQUITY

On July 1, 2010, pursuant to a registration statement filed with the Securities and Exchange Commission, the Company issued 30,000,000 shares of registered common stock at a value of $0.0004 per share for a total of $12,000.

In January, 2010, the Company issued 225,000,000 shares of unregistered common stock at value of $0.00004 per share for a total of $9,000. These shares were subsequently registered for trading with the Securities and Exchange Commission.

As of January 31, 2011, the Company has no stock options or warrants outstanding.

NOTE 6 - INCOME TAXES

The Company provides for income taxes using the statutory rate of 15%. It currently has a net operating loss carryforwards totaling approximately $2,100 and $500 for the years ended January 31, 2011 and 2010, respectively. These net operating loss carryforwards expire in 2030 and 2031. The Company has not recorded a deferred tax asset, since it is more likely than not that we will not generate sufficient taxable income in the future to utilize the deferred tax asset.

The Company has not filed any income tax returns since its inception.

NOTE 7 - SUBSEQUENT EVENTS (UNAUDITED)

Effective on February 2, 2011, the Company’s then existing Board of Directors submitted their resignations, increased the size of the Board from two to three members and elected three new members to the Board. The new directors will serve until the next annual meeting of shareholders or until successors are elected. The Company also appointed a new President and Chief Executive Officer. The Board also authorized the issuance of 50,000 shares of the company’s common stock, adjusted to reflect the forward stock split, to each new director and its Chief Executive Officer, at that time, for an aggregate total of 200,000 shares.

During February, March and April of 2011, the Company issued three notes payable and received proceeds totaling $212,500.  The notes are non interest bearing unless an event of default, as defined, occurs, in which case interest will accrue at the rate of 10% per annum. The notes are due on June 30, 2011.  Also, during those months the Company borrowed an additional $273,381, which was subsequently repaid.

RED MOUNTAIN RESOURCES, INC.
(Formerly TEACHING TIME, INC.)
 (A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

Effective March 1, 2010, the Company increased its Preferred Stock to 100,000,000 with a par value of $0.0001.

Effective on March 22, 2011, the Company changed its name to Red Mountain Resources, Inc. (“Red Mountain”), a Florida corporation, to better reflect its current business plan. Red Mountain is to become an independent energy company that intends to acquire and develop oil and gas properties.

On March 22, 2011, the Board of Directors authorized an increase in the number of common stock to 500,000,000 shares with a par value of $0.00001, and the Company effected a forward common stock split of 25 shares for every 1 share of common stock outstanding to shareholders of record as of March 1, 2011.  The effect of this stock split is retroactively reflected in the financial statements for all periods reported.

In addition, the Company announced that it had entered into a tentative agreement to acquire Black Rock Capital LLC (“Black Rock”) after Black Rock has converted into a corporation. The agreement provides for the Company to issue 27,000,000 shares of its common stock in exchange for 100% of Black Rock’s outstanding shares of common stock. The transaction may be terminated at any time by any of the parties.

Concurrent with the Black Rock closing, the Company will retire 225,000,000 shares of common stock held by Lisa Lamson, the former officer and controlling shareholder,

The Company also announced that it has a tentative agreement with the Receiver of Bamco Gas, LLC (”Bamco”) to acquire, through a new subsidiary, all the assets of Bamco in exchange for 5,275,000 shares of the Company’s common stock to be issued to the Bondholders of Bamco and assumption of a $2,870,000 outstanding line of credit from First State Bank of Lonoke. This transaction is subject to the approval of the Circuit court on Pulaski County, Arkansas, and may be terminated by the parties at any time.

As of April 27, 2011 the Company is in the process of raising funds in a pending Private Placement of common stock.

The Company entered into a pending agreement with Texas Midstream Partners, LLC to acquire assets in consideration for 8,000,000 shares of the Company’s series B preferred stock.

On April 29, 2011, the Company closed the proposed acquisition of all of the outstanding members equity of Black Rock Capital, LLC (“Black Rock”), in escrow subject to the delivery of (a) the final audits of Black Rock pursuant to US GAAP and SEC Rules; and (b) the bank approval of the loan assumption of the outstanding bank loan to Black Rock.  The Company and Black Rock have set the final closing date to be on or before May 30, 2011.  At such closing, the Company will issue 27,000,000 shares of its restricted common stock to Black Rock.

Concurrent with the closing in escrow, the Company loaned $4,900,000 in the form of secured commercial promissory note due on May 30, 2011 with a zero annual interest rate.  These funds are to be used for the sole purpose of acquiring the Madera assets into Black Rock and will be secured by a mortgage on Black rock’s oil and gas leases in Lea County, New Mexico.  The Company can provide no assurances that the transaction will close on or about May 31, 2011.

f. SELECTED FINANCIAL INFORMATION

Not applicable.

g. SUPPLEMENTARY FINANCIAL INFORMATION

Not applicable.

h. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On June 22, 2011, the Company completed the closing for the acquisition of all of the equity of Black Rock. The Company issued 27,000,000 shares of its restricted common stock to Black Rock shareholders in exchange for 100% of the equity in Black Rock.

Since Red Mountain Resources, Inc. was a publicly traded shell company and Black Rock Capital LLC was an operating company - this merger transaction is treated as a recapitalization of Black Rock Capital LLC and the historical  financial statements  of Black Rock Capital LLC will supersede and become those of Red Mountain Resources,  Inc.

Financial statements for Black Rock Capital LLC for the full year ended May 31, 2011 were not available at the time this post effective amendment was filed and therefore financial statements for the nine-months ended February 28, 2011 are included and the MD&A below pertains to the nine-month period presented.

Black Rock Capital LLC did not have any operations prior to June 2010.  However, it acquired  all of its oil and gas working and net revenue  interests  from MSB Energy, Inc. (a  Debtor-In-Possession  in Chapter 11 Bankruptcy) on June 1, 2010 and October 1, 2010 (the "Properties").

In order to meet the  predecessor  business  reporting  requirements  of the SEC financial  statements  needed to be  provided  for the  Properties  for the year preceding the June 1, 2010 acquisition by Black Rock Capital LLC. These acquired Properties   only    represented   a   portion of  MSB Energy, Inc. (a Debtor-In-Possession  in  Chapter 11  Bankruptcy)  oil and gas working  and net revenue interests.

These statements are not comparable to the Black Rock Capital LLC so no comparisons to Black Rock Capital LLC or MD&A have been provided below.

The discussions below s are based on the financial statements within this document and should be read in conjunction with them.

BLACK ROCK CAPITAL, INC. ‘S  MANAGEMENT ‘S DISCUSSION AND ANALYSIS OF ITS’ FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prior to June 2010, Black Rock did not have any operations. In June 2010, Black Rock entered into an agreement to purchase two separate oil and gas fields from the bankruptcy estate of MSB Energy, Inc., effective June 1, 2010. Those fields are located in Zapata and Duval Counties in Texas. In October 2010, Black Rock entered into an agreement with the bankruptcy estate of MSB Energy, Inc. to purchase two additional fields in Zapata County, Texas from MSB Energy, Inc., which was effective on October 2010.

Villareal - Zapata County, Texas

This field consists of approximately 1,099.78 gross acres (154.01 acres net to the working interest). The purchase price of this property was approximately $3,100,000, and included a prepaid drilling credit from the well operator of approximately $680,000. At acquisition, there were eight producing wells on this property. The Company acquired the approximate 13.942% working interest and 10.46% net revenue interest in seven of the producing wells and remaining leasehold. The Company also acquired approximately 15.65% working interest and 11.74% net revenue interest in one producing well. During the period ended February 28, 2011 the Company elected to participate in all of the drilling operations commenced by the operator of the property, ConocoPhillips. Those drilling operations included capital expenditures on three wells plus drilling two new wells. Total development costs incurred by the Company during the period ended February 28, 2011, which includes usage of the prepaid drilling costs acquired for these wells, were approximately $1,414,000.

Frost Bank - Duval County, Texas

This field consists of approximately 998.3 gross acres (319 acres net to the working interest). The purchase price of this property was approximately $200,000. At acquisition there were five producing wells. The Company acquired an approximate 31.968% working and 23.976% net revenue interest in the well production. No drilling activity occurred during the period ended February 28, 2011.

Resendez and LaDuquesa - Zapata County, Texas

These fields consist of approximately 2,496 gross acres (914 acres net to the working interests). The purchase price of this property was approximately $36,000. At acquisition there were two producing and two shut in wells. The Company acquired an approximate 23.125% and 50.007% working interest in Resendez and LaDuquesa, respectively, and 17.34% and 37.56% net revenue interest in the well production for Resendez and LaDuquesa, respectively. No drilling activity occurred during the period ended February 28, 2011.

In June 2010 Black Rock, entered into a secured line of credit with a bank with a maximum draw amount of approximately $3,475,000. The Company borrowed approximately $3,400,000 to fund the purchase price of the Villareal property plus make its first capital call on the property. The Company borrowed an additional $351,000 in November 2010 to fund additional capital calls.

In June 2010, Black Rock borrowed approximately $ 200,000 from a bank in the form of a secured one year note payable to fund the purchase of the Frost Bank Property.

Results of Operations for the Nine Months Ended February 28, 2011 for Black Rock

During the nine months ended February 28, 2011, Black Rock recognized revenues of $2,852,922 from oil and gas sales from its oil and gas producing properties in Duval and Zapata Counties in Texas. During the nine months ended February 28, 2011, Black Rock recorded oil and gas sales on 679,970 MCFE (99% Gas; 20:1 Conversion Rate) at an average price of $4.20 MCF.

Black Rock incurred operational expenses in connection with its oil and gas activities of $1,531,627, during the nine months ended February 28, 2011. Production taxes, for the period were $175,747 and leasehold operating expenses were $107,681. During the nine months ended February 28, 2011, we recorded depletion expense of $855,795 in connection with the properties.  Other operational expenses connected to Black Rock's oil and gas activities included gas  transportation  and marketing  charges of $177,398 and general and administrative expenses of $215,006.

As a result, during the nine months ended February 28, 2011, the Black Rock realized operating income of $1,321,295.

During the nine months ended February 28, 2011, Black Rock realized net income of $1,174,112.

Liquidity and Capital Resources at February 28, 2011 for Black Rock

At February 28, 2011, Black Rock had total current assets of $617,387, consisting of $38,839 in cash, $545,037 in trade accounts receivable and a $33,511 related party accounts receivable. At February 28, 2011, Black Rock had total current liabilities of $2,993,469, consisting of $139,309 in accounts payable, $10,475 in accounts payable related parties, $215,000 in accrued professional fees, a $2,589,717 line of credit and a $38,968 note payable to the bank. As a result, at February 28, 2011, Black Rock had a working capital deficit of $2,376,082.

During the nine months ended February 28, 2011, Black Rock received $1,186,043 from its operational activities. Net income of $1,174,112 was adjusted of non-cash items of $855,795 in depletion expenses, a $6,697 non-interest expenses related to asset retirement obligations and a non-cash direct repayment of the line of credit and note payable from proceeds of oil and gas sales of $556,563.

During the nine months ended February 28, 2011, Black Rock used in excess of $4,000,000 to acquire and further develop oil and gas working interests and used $1,086,217 in its financing activities. The statement of cash flows only reflects $61,120 in used in investing activities since the majority of funds for the oil and gas working interests were advanced directly from Black Rock's lender (see below) to MSB Energy, Inc for the purchase price of the assets.

In the period following February 28, 2011 through the date of the merger, Black Rock invested approximately $4.74 million to acquire the Madera assets, located in Lea County,  New Mexico,  from Shackelford Oil Company and invested approximately $3.2 million to acquire a 13.3% interest in Cross Border Resources, which trades on the OTCBB under the ticker XBOR. Black Rock was advanced $4.9 million from Red Mountain Resources to complete the acquisition from Shackelford Oil Company and raised $2.45 million through the issuance of three promissory notes in order to complete the transaction with Cross Border Resources.

In June 2010, Black Rock entered into a 3 year line of credit with FSB. The line has a maximum draw amount of approximately $3,475,000, and is secured by a first security lien against the Villareal property located in Zapata County, Texas. The line bears interest at the bank's reference rate plus 275 basis points, which as of February 28, 2011 was 6.039% in total. The line is payable on demand, however if no demand is made, principal payments of $1 million and $1.1 million are required after the first and second years, respectively, and the loan is due in full at maturity. In addition to a security interest in the Villareal Property, the principal member of Black Rock and another individual who is a related party, have personally guaranteed the line of credit. In addition, the related party has also provided a mortgage in favor of FSB on certain property owned by the related party as additional collateral. In June 2010, Black Rock borrowed approximately $3,400,000 to fund the purchase price of the Villareal property plus make its first capital call on the property. Black Rock borrowed an additional $351,000 in November 2010 to fund additional capital calls.

In June 2010, Black Rock borrowed approximately $200,000 from FSB in the form of a one year note payable to fund the purchase of the Frost Bank Property. The note is secured by a first security lien against the Frost Bank property. The note bears interest at 6% per annum. In addition to a security interest in the Frost Bank Property, the principal member of Black Rock and another individual who is a related party have personally guaranteed the note. In addition, the related party has also provided a mortgage in favor of FSB on certain property owned by the related party as additional collateral.

In connection with the above loans Black Rock needed to obtain the permission of The First State Bank of Lonoke, who holds mortgages on substantially all the Black Rock oil and gas interest in order to consummate the merger transaction.

The First State Bank of Lonoke required Red Mountain Resources, Inc. and Black Rock to purchase a loan that The First State Bank of Lonoke had due from BAMCO, Inc., another entity that Red Mountain Resources, Inc. has issued a letter of intent to purchase. The amount of the loan is approximately $2,700,000 as described in Recent Business Activities.”

Working Capital Needs

On a short-term basis, Black Rock has generated revenues which have been sufficient for funding its current operations. Black Rock's current revenues may not be sufficient to fund its continued and future operational and exploration activities.

The working capital needs of the Company consist primarily of consulting, fees, salaries,  development  and  acquisition  of oil and gas  prospects and administration activities and are estimated to exceed approximately $5,000,000 in the next twelve months, none of which funds are committed. As of June 11, 2011, the Company has conducted an ongoing Private Placement of Shares of its Common Stock for the purchase price of $1.00 per share. To date, the Company has received $6,135,000 in proceeds. The Offering will continue until the Company has received a total of $25,000,000 in subscriptions or August 31, 2011, unless extended by the Company.

Additional Financing Requirements

If additional oil and gas reserves are found to exist, substantial additional financing will be needed to fund the necessary exploration and development work. Furthermore, if the results of that exploration and development work are successful, substantial additional funds will be necessary for continued development. The Company may not have sufficient proceeds from this offering to conduct such work and, therefore, may be required to obtain the necessary funds either through further debt or equity financing, some form of cost-sharing arrangement with others, or the sale of all or part of the property. There is no assurance that the Company will be successful in obtaining any other financing. These various financing alternatives may dilute the interest of the Company's Stockholders and/or reduce the Company's interest in the properties.

Off-Balance Sheet Arrangements

The Company does not have material off-balance sheet arrangements nor do they have any unconsolidated subsidiaries.

RED MOUNTAIN RESOURCES, INC.  MANAGEMENTS' DISCUSSION AND ANALYSIS OF ITS’ FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations For The Three Months Ended April 30, 2011 Compared To The Three Months Ended April 30, 2010 of Red Mountain Resources (“The Company” for this discussion)

During the three months ended April 30, 2011 and 2010, the Company did not recognize any revenues from its operations. During the three months ended April 30, 2011, the Company did change its business plan to focus on the energy industry. The Company does not expect to recognize revenues until after the proposed Black Rock transaction.

General and administrative expense for the three months ended April 30, 2011 and 2010 were $23,385 and $10, respectively.

Professional fees, which include accounting, legal and consulting fees, for the three months ended April 30, 2011 and 2010 were $163,936 and $1,150, respectively.

During the three months ended April 30, 2011 and 2010, the Company incurred expenses resulting from its activities connected with identifying an acquisition candidate and performing its audit and the preparation of its Annual Report and private placement offering documents. Management of the Company, expects to see an increase in its general and administrative expenses and professional fees as a result of not only the compliance requirements of the SEC, but also as it pursues its new proposed business plan.

The net loss for the three months ended April 30, 2011 and 2010 was $187,198 and $1,160.

Results of Operations For the fiscal year ended January 31, 2011 and for the Period of Inception (January 19, 2010) through January 31, 2010 for Red Mountain Resources

(Note: Since the Company’s inception was January 19, 2010 - the prior period only represents 12 days and is not comparable to the fiscal year ending January 31, 2011 which is also presented.)

During the year ended January 31, 2011 and during the period of inception (January 19, 2010) through January 31, 2010, the Company did not recognize any revenues from its operations in the design, development, and marketing of  instructional products and services for the corporate, education, government, and healthcare e-learning industries.  Subsequent to year end, the Company changed its directors, management, business plan and operational focus.

General and administrative expenses for the year ended January 31, 2011 were $6,608.  For the year ended January 31, 2011, professional fees were $4,175.

General and Administrative expenses were $79 for the period from inception through January 31, 2010.

During the year ended January 31, 2011, the Company incurred expenses resulting from its activities to become a public company registered with the Securities and Exchange Commission.  Management of the Company, expects to see an increase in its general and administrative expenses as a result of not only the compliance requirements of the SEC, but also as it pursues its new proposed business plan.

The net loss for the year ended January 31, 2011 was $10,783. The Company recognized a net loss of $3,579 for the period from inception to January 31, 2010. The Company has incurred losses totaling $14,632 since its inception.

Liquidity and Capital Resources of Red Mountain Resources

As Of  APRIL 30, 2011

At April 30, 2011, we had total current assets of $5,056,133 and liabilities of $821,530. We had a working capital of $4,234,603.

During the three months ended April 30, 2011, we received proceeds of $5,025,000 from the sale of 5,025,000 shares of our common stock at $1.00 per share. Substantially all of these funds were loaned Black Rock, which is evidenced by a Promissory Note of $4,900,000.

We will need substantial additional capital to support our proposed future energy operations. We have no revenues. We estimate we will need a minimum of $5,000,000 for our operating costs for the next twelve months.

During the three months ended April 2011, the Company, in exchange for cash of $212,500, issued a total of $212,500 in unsecured corporate promissory notes. The promissory notes are unsecured and have a due date of June 30, 2011. The notes do not accrue interest, unless a default occurs. If a default event occurs the promissory notes will accrue interest at a rate of 10% per annum. $162,500 in promissory notes are held by non-affiliate shareholders of the Company. In addition, the Company also borrowed and repaid $273,381 during March 31, 2011.

We are in the process of raising funds through a Private Offering, as discussed above in the Plan of Operations. At the time of this filing, the Company has closed on the Minimum Offering of 5,000,000 shares, raising $5,000,000, and has subsequently received subscriptions for 1,120,000 shares, raising $1,120,000 and is continuing the Offering.

On a short-term basis, Red Mountain has not generated any revenue or revenues sufficient to cover operations. Based on prior history, the Company will continue to have insufficient revenue to satisfy current and recurring liabilities as it continues exploration activities. For short term needs the Company will be dependent on receipt, if any, of offering proceeds, as discussed above.

Red Mountain has no material commitments for capital expenditures within the next year, however if operations are commenced, substantial capital will be needed to pay for participation, investigation, exploration, acquisition and working capital.

As of January 31, 2011

At January 31, 2011, we had total current assets of $6,638, consisting solely of cash.  At January 31, 2011, we had no liabilities.  We had a working capital of $6,638.

During the year ended January 31, 2011, we used cash of $14,362 in operational activities compared to nil during the period of Inception (January 19, 2010) through January 31, 2010.

During the year ended January 31, 2011, we received proceeds of $12,000 from the sale of 30,000,000 shares of our common stock at $0.0004 per share.  These funds were used to support operational activities.

During the period of Inception (January 19, 2010) through January 31, 2010, we received proceeds of $9,000 from the sale of 225,000,000 shares of our common stock to a former officer and director.

Short Term.

On a short-term basis, Red Mountain has not generated any revenue or revenues sufficient to cover operations. Based on prior history, the Company will continue to have insufficient revenue to satisfy current and recurring liabilities as it continues exploration activities. For short term needs the Company will be dependent on receipt, if any, of offering proceeds, as discussed above.

Capital Resources

The Company has only common stock as its capital resource.

Red Mountain has no material commitments for capital expenditures within the next year, however if operations are commenced, substantial capital will be needed to pay for participation, investigation, exploration, acquisition and working capital.

Going Concern

The independent registered public accounting firm’s report on the Company’s financial statements as of January 31, 2011 and 2010, and for the year and period then ended, respectively, and the period from inception, January 19, 2010 through January 31, 2011, includes a “going concern” explanatory paragraph, that describes substantial doubt about the Company’s ability to continue as a going concern.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Use of Estimates

The preparation of the Company's financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management  believes that the following material estimates affecting the financial statements could significantly change in the coming year.

The most significant estimates pertain to proved oil and natural gas reserves and related cash flow estimates used in impairment tests of long-lived assets, estimates of future development, dismantlement and abandonment costs and to estimates relating to certain oil and natural gas revenues and expenses. Certain of these estimates require assumptions regarding future commodity prices, future costs and expenses and future production rates. Actual results could differ from those estimates.

Estimates of oil and natural gas reserves and their values, future production rates and future costs and expenses are inherently uncertain for numerous reasons,  including many factors beyond the Company's control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of data available and of engineering and geological interpretation and judgment. In addition, estimates of reserves may be revised based on actual production, results of subsequent exploitation and development activities, prevailing commodity prices, operating cost and other factors. These revisions may be material and could materially affect future depletion, depreciation and amortization expense, dismantlement and abandonment costs, and impairment expense.

The Company's revenue, profitability and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, political and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on the Company's financial position, results of operations, cash flows and quantities of oil and natural gas reserves that may be economically produced.

Oil and Gas Properties

The Company accounts for oil and gas properties and interests under the full cost method. Under the full cost method, all acquisition, exploration and development costs, including certain directly related employee costs incurred for the purpose of finding oil and gas, are capitalized and accumulated in pools on a country-by-country basis. Since the Company only operates in the United States we only have one pool. Capitalized costs include the cost of drilling and equipping productive wells, including the estimated costs of dismantling and abandoning these assets, dry hole costs, lease acquisition costs, seismic and other geological and geophysical costs, delay rentals and costs related to such activities. Employee costs associated with production and other operating activities and general corporate activities are expensed in the period incurred.

Where proved reserves are established, capitalized costs are limited using the ceiling test. The ceiling test is calculated as the sum of the present value of future net cash flows related to estimated production of proved reserves, using an average of the price received on the first day of each month during the current period, discounted at 10%, and takes into account expected future costs to develop proved reserves, and operating expenses and income taxes (see Income Taxes below). Under the ceiling test, if the capitalized cost of the full cost pool exceeds the ceiling limitation, the excess is charged as an impairment expense. The Company performed an impairment test as of the acquisition date of each property and as of February 28, 2011 and found no impairment was necessary.

Unit-of-production depletion is applied to capitalized costs of the full cost pool. Unit-of-production rates are based on the amount of proved reserves of oil, gas and other minerals that are estimated to be recoverable from existing facilities using current operating methods.

The Company utilizes a single cost center for depletion as we only have operations in the United States. Any conveyances of properties are treated as adjustments to the cost of oil and gas properties, with no gain or loss recognized unless the operations are suspended in the entire cost center or the conveyance is significant in nature.

The costs of investments in unproved properties and portions of costs associated with major development projects are excluded from the depreciation, depletion and amortization calculation until the project is evaluated.

Unproved property costs include leasehold costs, seismic costs and other costs incurred during the exploration phase. In areas where proved reserves are established, significant unproved properties are evaluated periodically, but not less than annually, for impairment. If a reduction in value has occurred, these property costs are considered impaired and are transferred to the related full cost pool. Unproved properties whose acquisition costs are not individually significant are aggregated, and the portion of such costs estimated to be ultimately nonproductive, based on experience, is amortized to the full cost pool over an average holding period.

Revenue Recognition

Revenues are recognized when hydrocarbons have been delivered, the customer has taken title and payment is reasonably assured.

i. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

Not applicable.

j. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

k. DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position	Term

Alan Barksdale	33	President, Chief Executive Officer, Interim Acting Chief Financial Officer and Director	Annual

Lynden B. Rose	50	Secretary and Director	Annual

V. Ray Harlow	58	Former Director	Annual

Kenneth J. Koock	66	Former President, Chief Executive Officer, Interim Acting Chief Financial Officer and Director	Annual

Paul Vassilakos	34	Former President, CEO and Interim Acting CFO, former Chairman	Annual

Alan Barksdale, President, Chief Executive Officer, Interim Acting Chief Financial Officer, and Director

Mr. Barksdale has been the owner and president of The StoneStreet Group, Inc. ("SSG") since 2008. Mr. Barksdale formed SSG to provide advisory and management services and pursue merchant banking activities. At SSG, Mr. Barksdale oversees the firm's capital investments, manages its subsidiaries and serves as the senior advisor to SSG's clients. Through its wholly owned subsidiaries, SSG owns and operates upstream and midstream oil and gas assets, a portfolio of real assets and various investments in oilfield service companies.

Mr. Barksdale has extensive experience in transaction execution and capital markets. In 2002 Mr. Barksdale started his investment banking career at a regional investment bank. Mr. Barksdale's job entailed providing investment banking and financial advisory services to corporations (for profit and non-profit) and state and local governments. Mr. Barksdale was a Director in the Capital Markets Group and served as senior banker for approximately 115 transactions.

Mr. Barksdale graduated from the University of Arkansas at Little Rock in 2001 where he received a Bachelor of Business Administration with an emphasis in Finance. He is registered with FINRA, MSRB, PSA and various state securities departments throughout the US. Mr. Barksdale also holds a Series 7 and Series 63 licenses.

Lynden B. Rose, Secretary since March 31, 2011 and Director since February 2, 2011.

Mr. Rose is a partner in the law firm of Stanley, Frank & Rose, LLP in Houston. On April 13, 2011, he was appointed to the Board of Directors of Latitude Solutions, Inc. Since 1992, he also has served as counsel to the West Palm Beach law firm The Rose Law Firm. From 2004 until 2007, Mr. Rose was a partner in the law firm of Lynden B. Rose, P.C. and from 2002 until 2004 Mr. Rose was a sole practitioner in the law firm of Lynden B. Rose, Attorney at Law, in Houston. From 1992 until 2000, he was a Partner in the law firm of Wilson Rose & Associates. Since 2003, Mr. Rose also served as President of LM Rose Consulting Group, and since 1991, he has served as President of Rose Sports Management, Inc. Mr. Rose is a member of the Oil, Gas and Energy Resources Law Section of the State Bar of Texas. From 1982 until 1984, he was a professional basketball player drafted by the Los Angeles Lakers and played with the Las Vegas Silvers and in Europe. Mr. Rose graduated from the University of Houston and received his Juris Doctorate from the University of Houston.

V. Ray Harlow, Former Director from February 2, 2011 through June 15, 2011.

Mr. Harlow has served as the Chief Executive Officer and Managing Member since 2007 of Palm Acquisition Partners, LLC, a Fort Lauderdale-based company which is in the business of acquiring underperforming stripper oil operations. Mr. Harlow also serves as the Chief Executive Officer of Latitude Energy Services, LLC from February 2011. Mr. Harlow served as the Chief Executive Officer and as a Director of Maverick Oil and Gas, Inc. from March 2005 until August 2006. From August 2003 until March 2005, Mr. Harlow was Chief Executive Officer and Managing Member of Hurricane Energy, LLC. From August 1987 until October 1997, he was with Sun Company, Inc. (Sunoco), where he served as Chairman and Managing Director of Sun International Oil Company from 1991 to 1997. Prior to his tenure at Sunoco, Mr. Harlow held executive management positions with Arco, Amoco and Transcontinental Oil. Mr. Harlow received a Bachelor of Science Degree in Geology and Chemistry from Abilene Christian University.

Kenneth J. Koock, Former President and Chief Executive Officer, Interim Acting Chief Financial Officer since March 15, 2011, and Director from February 2, 2011 through June 15, 2011.

Mr. Koock has served as the Chief Executive Officer of Sydys Corporation since May 2006. Mr. Koock serves on the Board of Directors Latitude Solutions, Inc. since March 2010. In March 2003, he founded Kenneth J. Koock & Assoc., a financial consulting firm which assists public and private companies on business and financial matters. He also served as Vice Chairman of M.H. Meyerson, an investment banking firm until 2003. During his nearly 30-year investment banking and corporate finance career, Mr. Koock has developed a broad range of experience in capitalizing public and private companies through various stages of fund raising. Mr. Koock currently serves as the Chairman of the Board of Directors of Angstrom Technologies, Inc., a technology company specializing in security. Mr. Koock has been a member of the New York Bar Association since 1966, was a member of the Security Traders Association of New York from 1977 to 2003, and held Series 7, 55 and 63 licenses. Mr. Koock earned a Bachelor of Arts Degree from Duke University and a Juris Doctor degree from St. Johns Law School.

Paul Vassilakos, former President, Former Chief Executive Officer and Former Interim Acting Chief Financial Officer and former Chairman (February 2, 2011 – March 15, 2011).

Mr. Vassilakos has been the assistant treasurer of Cullen Agricultural Holding Corp. (“CAH”) since October 2009. CAH is a development stage agricultural company which was formed in connection with the business combination between Triplecrown Acquisition Corp. and Cullen Agricultural Technologies, Inc. ("Cullen Agritech") in October 2009. At CAH, Mr. Vassilakos is responsible for business development, maintenance of financial accounts and public company reporting. Prior to CAH's formation, Mr. Vassilakos assisted Triplecrown Acquisition Corp. with the completion of its initial public offering and later the business combination with Cullen Agritech. In July 2007, Mr. Vassilakos founded Petrina Advisors, Inc. (“Petrina”), a privately held advisory firm formed to provide investment banking services for public and privately held companies, and has served as its president since its formation. Petrina’s clients have consisted of companies which collectively held over one billion dollars in trust, with the aim of completing reverse mergers with privately held companies. Mr. Vassilakos also founded and, since December 2006, serves as the vice president of, Petrina Properties Ltd., a privately held real estate holding company. In July 2007, Mr. Vassilakos was engaged as a consultant to assist Endeavor Acquisition Corp. with its business combination with American Apparel Inc., a California based retail apparel company, which was completed in December 2007. From February 2002 through June 2007, Mr. Vassilakos served as vice president of Elmsford Furniture Corp., a privately held furniture retailer in the New York area. From July 2000 through January 2002, Mr. Vassilakos was an Associate within the Greek Coverage Group of Citigroup’s UK Investment Banking Division. During this time, Mr. Vassilakos assisted with the execution of M&A transactions, securitizations, as well as debt and equity offerings for some of Greece’s largest publicly traded companies, including OTE and Antenna TV. From July 1998 through July 2000, Mr. Vassilakos was an Analyst within the Industrial Group of Salomon Smith Barney’s New York Investment Banking Division. During this time, Mr. Vassilakos assisted with the execution of M&A transactions, as well as debt and equity offerings for large US publicly traded industrial companies, including Alcoa, Inc. and Cyprus Amax. From February 1996 through June 1998, Mr. Vassilakos was a Registered Securities Representative at Paine Webber CSC - DJS Securities Ltd, during which time he provided securities brokerage services to private clients. Mr. Vassilakos received a BS in finance from the Leonard N. Stern Undergraduate School of Business in 1998 and was a licensed Registered Securities Representative (Series 7 and 63) from February 1996 through February 2002.

Conflicts of Interest – General.

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While each officer and director of our business is engaged in business activities outside of our business.

Conflicts of Interest – Corporate Opportunities

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

Staffing

Currently, we have one employee. This staffing level is possible in this phase because of our determination to outsource nearly all operating functions. Our staff positions will be filled as budget allows and business demands require, and the positions may be altered in response to business needs.

l. EXECUTIVE AND DIRECTORS COMPENSATION

COMPENSATION

The following table sets forth certain information concerning compensation of the President and our most highly compensated executive officers for the prior fiscal year ended January 31, 2011 the ("Named Executive Officers"):

SUMMARY EXECUTIVES COMPENSATION TABLE

This table is for the prior fiscal years ended January 31, 2011 and 2010.

Name & Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Lisa Lamson, former President, CEO, Secretary/ Treasurer	2010	$0	0	0	0	0	0	0	$0
	2011	$0	0	0	0	0	0	0	$0

On February 2, 2011, Ms. Lamson resigned as an officer and director of the Company. The table below shows the compensation of the Company’s officers during the three months ended April 30, 2011.

Name & Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Alan Barksdale, President & CE), Interim Acting CFO (1)	Three Months Ended April 30, 2011	$0	0	0	0	0	0	0	$0

Lynden B. Rose Corporate Secretary (2)	Three Months Ended April 30, 2011	$0	0	4,000	0	0	0	0	$4,000

Kenneth J. Koock, Former President & CEO, Interim Acting CFO (3)	Three Months Ended April 30, 2011	$0	0	4,000	0	0	0	0	$4,000

Paul Vassilakos, former President, CEO, Interim Acting CFO (4)	Three Months Ended April 30, 2011	$0	0	4,000	0	0	0	0	$4,000

(1) Mr. Barksdale was appointed on June 15, 2011. Prior to the merger with Black Rock, he was a manager of Black Rock and did not receive a salary for his services.
(2) Mr. Lynden B. Rose was appointed Corporate Secretary on March 31, 2011. In February 2011, he was issued 50,000 shares of restricted common stock for his services as a director. The shares are valued at $0.08 per share based on the market value of the common stock at the time of issuance.
(3) Mr. Koock was appointed on March 15, 2011. In February 2011, he was issued 50,000 shares of restricted common stock for his services as a director. The shares are valued at $0.08 per share based on the market value of the common stock at the time of issuance. Mr. Koock resigned as an officer and director on June 22, 2011.
(3) Mr. Vassilakos resigned as an officer and director on March 15, 2011. In February 2011, he was issued 50,000 shares of restricted common stock for his services as a director. The shares are valued at $0.08 per share based on the market value of the common stock at the time of issuance.

Employment Agreement

At this time, only Alan Barksdale has an employment agreement with the Company.  Such Employment Agreement was approved by the Board of Directors, as a whole.

On June 22, 2011, Mr. Barksdale entered in an Employment Agreement with the Company.  The Employment Agreement terminates on December 31, 2011.  The Employment Agreement provides for both parties to amend and/or renew the Employment Agreement 60 days before expiration and to execute an amendment or renewal prior to December 31, 2011.

The Employment Agreement provides that Mr. Barksdale will serve as Chief Executive Officer, Secretary, and Interim Chief Financial Officer of Red Mountain. He will also serve as Manager of RMR Operating, LLC, a wholly owned subsidiary of the Red Mountain. Further, he will serve as President of Black Rock Capital, Inc., a wholly owned subsidiary  of Red Mountain subject to the supervision of the Board of Directors of Red Mountain.

Pursuant to the Employment Agreement, Mr. Barksdale will receive a base salary of $25,000 per month.  The Employment Agreement provides for an annual bonus payable in either cash or common stock of the Company based upon performance objectives.  The Board of Directors has the discretion to the determined the amount of the annual bonus and to determined the performance objectives.  At the time of the filing, the Board of Directors consists of Mr. Barksdale and Mr. Rose.  Unless other directors are appointed to the Board prior to end of year, Mr. Rose will have the sole discretion to determine Mr. Barksdale’s bonus, if any.

The Employment Agreement also provides for the issuance of an option award to be  determined by the Board of Directors prior to December 31, 2011.

The Company does have the ability to terminate the Employment Agreement for cause or for good reason.  Upon termination for cause or for good reason, the executive would receive:

-	All amounts and benefits owed at the time of termination;
-	A lump sum payment equal to 3 months of the monthly base salary (i.e. $75,000); and
-	A continued participation in employee welfare benefit programs.

The Employment Agreement does not have any provisions for a change in control event.

(REST OF PAGE INTENTIONALLY LEFT BLANK)

DIRECTOR COMPENSATION

During the fiscal year ended January 31, 2011 and the period of January 19, 2010 (inception) through January 31, 2010, Ms. Lamson our sole officer and director, did not receive any compensation for her services as a director during that time. Ms. Lamson resigned as an officer and director on February 2, 2011.

The following table sets forth certain information concerning compensation paid to our directors for services as directors during the period of February 1, 2011 through June 1, 2011, including any compensation for services as officers reported in the "Summary Executives Compensation Table.”

Name	Year (1)	Fees earned or paid in cash ($)	Stock awards ($)		Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Kenneth J. Koock(3)	2011	$-0-	$4,000	(2)	$-0-	$-0-	$-0-	$-0-	$4,000

V. Ray Harlow(3)	2011	$-0-	$4,000	(2)	$-0-	$-0-	$-0-	$-0-	$400

Lynden B. Rose	2011	$-0-	$4,000	(2)	$-0-	$-0-	$-0-	$-0-	$4,000

Alan Barksdale (4)	2011	$-0-	$-0-		$-0-	$-0-	$-0-	$-0-	$-0-

(1)	All directors were appointed on February 2, 2011.
(2)
The Board authorized the issuance of 50,000 shares of the Company’s Common Stock to each director in consideration of their services in 2011. Such shares were valued at $0.08 per share based on the market value of the common stock at the time of issuance.

(3)	Messrs. Koock and Harlow resigned as directors on June 22, 2011.
(4)	Mr. Barksdale was appointed to the Board of Directors on June 22, 2011.

All of our officers and/or directors will continue to be active in other companies. All officers and directors have retained the right to conduct their own independent business interests.

It is possible that situations may arise in the future where the personal interests of the officers and directors may conflict with our interests. Such conflicts could include determining what portion of their working time will be spent on our business and what portion on other business interest. To the best ability and in the best judgment of our officers and directors, any conflicts of interest between us and the personal interests of our officers and directors will be resolved in a fair manner which will protect our interests. Any transactions between us and entities affiliated with our officers and directors will be on terms which are fair and equitable to us. Our Board of Directors intends to continually review all corporate opportunities to further attempt to safeguard against conflicts of interest between their business interests and our interests.

We have no intention of merging with or acquiring an affiliate, associated person or business opportunity from any affiliate or any client of any such person.

Directors receive no set compensation for serving.

m. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AS OF JUNE 30,, 2011

The following sets forth information with respect to the Company’s common stock beneficially owned by beneficial owners of five percent (5%) or greater, each Officer and Director, and by all Directors and Officers as a group.

Name of Holder(1)	Number of Shares Held Before Black Rock Acquisition	Percent of Class Before Black Rock Acquisition (2)	Number of Shares Held After Black Rock Acquisition	Percent of Class After Black Rock Acquisition (3)

Lisa Lamson 279 Aberdeen Lane El Dorado Hills, CA 97762	225,000,000	86.10%	0	-0-%

Nortle Holdings Limited c/o Mandy Cheng (4)	4,500,000	1.72%	4,500,000	7.03%

Gallo Holdings Limited c/o Mandy Cheng (4)	4,500,000	1.72%	4,500,000	7.03%

Neroli Investments, Limited Mandy Cheng (4)	1,250,000	0.48%	1,250,000	1.95%

Wiltom Investors, LLC (5)	0	0%	6,000,000	9.38%

Kenneth J. Koock, Former Director	50,000	0.02%	50,000	0.08%

V. Ray Harlow, Former Director	50,000	0.02%	50,000	0.08%

Lynden B. Rose, Director & Secretary	50,000	0.02%	50,000	0.08%

Alan Barksdale, CEO & Director (6)	0	0%	18,000,000	28.13%

All Officers and Directors as a group (7)	150,000	<0.01%	18,150,000	28.36%

(1)	Unless otherwise stated, the address is c/o Red Mountain Resources, Inc., 2515 McKinney Ave., Suite 900, Dallas, Texas 75201.
(2)	Based on 261,335,000 shares of common stock issued and outstanding on June 20, 2011.
(3)
Based on 63,980,000 shares of common stock issued and outstanding on June 30, 2011, accounting for the return of 225,000,000 shares and the issuance of 27,000,000 shares in connection with the Black Rock equity acquisition and 600,000 shares to the holders of three Black Rock promissory notes.

(4)
Ms. Cheng holds the voting proxy for Nortle Holdings Limited, Gallo Holdings Limited and Neroli Investments, Limited and as such has the ability to vote 16.18% of the issued and outstanding common stock of the Company.

(5)	This shareholder has agreed to pledge 1,000,000 of 6,000,000 shares as security, in connection with the Loan held by First Security Bank of Lonoke.
(6)
Mr. Barksdale has beneficially ownership of the shares through The StoneStreet Group, Inc.  Mr. Barksdale is the sole shareholder and officer of The StoneStreet Group, Inc.   These shares are subject to a Lock Up Agreement.  Such shares are to be released as follows:  3,000,000 shares on June 21, 2012 and 15,000,000 shares on December 31, 2012.

(7)	Prior to the Black Rock Closing, All Officers and Directors, as a Group, consisted of 4 individuals. After the Black Rock Closing, All Officers and Directors, as a group, consists of 2 individuals.

n. CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS, PROMOTERS AND CONTROL PERSONS

In January 2010, we issued 225,000,000 shares of our restricted common stock to our sole officer and director at the time, Lisa Lamson. On February 2, 2011, Ms. Lamson resigned as an officer and director of the Company.  Concurrent to the Black Rock Closing, , Ms. Lamson has agreed to return the 225,000,000 shares to the Company to be returned to treasury

In February 2011, the Company issued 50,000 shares of its restricted common stock to each of its directors, at the time, Messrs. V. Ray Harlow, Kenneth J. Koock and Lyndon B. Rose for their services during 2011.

In February 2011, the Company issued 50,000 shares of its restricted common stock to its then officer, Mr. Paul Vassilakos for services during 2011.

On June 22, 2011, as part of the Black Rock Closing, The StoneStreet Group, Inc., of which Mr. Alan Barksdale, the Chief Executive Officer and a director of the Company is the sole shareholder, was issued 18,000,000 shares of the Company's restricted common stock. On June 22, 2011, Mr. Barksdale and The StoneStreet Group, Inc. entered into a Lockup Agreement with the Company regarding the availability of the shares for sale. Per the Lockup Agreement, 3,000,000 shares will be released on June 21, 2012 and the remaining 15,000,000 on December 21, 2012.

On June 22, 2011, Mr. Barksdale entered into an Employment Agreement with the Company providing for a monthly base salary of $25,000 and having a termination date of December 31, 2011.  Such Employment Agreement is described in further detail under Executive Compensation.

On June 22, 2011, as part of the Black Rock Closing, Wiltom Investors, LLC was issued 6,000,000 shares of the Company’s restricted common stock.  On June 22, 2011, Wiltom Investors, LLC agreed to pledge 1,000,000 of these shares as security in connection with the Loan held by the First State Bank of Lonoke.

ITEM 11A. MATERIAL CHANGES

As discussed in, Item 11. Information With Respect To The Registrant - Description Of Business, on June 22, 2011, the Company completed the closing for the acquisition of all of the equity of Black Rock.  The Company issued 27,000,000 shares of its restricted common stock to Black Rock shareholders in exchange for 100% of the equity in Black Rock.  While the Company is the legal acquirer, in the reverse capitalization, Black Rock was the accounting acquirer, since its shareholders acquired control of Red Mountain. Therefore, at the date of the merger, the historical financial statements of Black Rock became those of Red Mountain.   Black Rock’s fiscal year end is May 31st.  As a result of the recapitalization, the Company’s fiscal year end has been changed from January 31st to May 31st.

ITEM 12. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Number	Description
3.1(a)	Articles of Incorporation of Teaching Time, Inc.	(1)
3.1(b)	Articles of Organization of Black Rock Capital, LLC	(7)
3.1 (c)	Conversion to Inc Document	(8)
3.2(a)	Bylaws of Teaching Time, Inc.	(1)
3.2 (b)	Bylaws of Black Rock Capital, Inc.	(8)
3.3	Articles of Amendment – Name Change	(2)
5.1	Opinion re: Legality/Consent of Attorney	Filed Herewith
10.1	Acquisition and Share Purchase Agreement	(3)
10.2	Plan of Reorganization and Share Exchange Agreement	(3)
10.3	Amendment to Plan of Reorganization and Share Exchange Agreement	(5)
10.4	Amendment #3 to Plan of Reorganization and Share Exchange Agreement	(5)
10.5	Form of April 29, 2011 Promissory Note	(4)
10.6	Form of April 29, 2011 Mortgage	(4)
10.7	Employment Agreement – Alan Barksdale	(7)
10.8	Lockup Agreement by and between the Company, Mr. Barksdale and The StoneStreet Group, Inc.	(7)
10.9	Share Purchase Agreement by and between Black Rock, LLC and Cross Border Resources, Inc.	(7)
10.10	The First State Bank of Lonoke Note	(7)
10.11	Lease Agreement Between Chateau Plaza Holdings, L.P. and Red Mountain Resources, Inc., as Tenant	(6)
23.1	Consent of Accountant	Filed Herewith
23.2	Consent of Accountant	Filed Herewith
23.3	Consent of Accountant	Filed Herewith

(1) Incorporated by reference from the exhibits included in the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission (www.sec.gov), dated February 18, 2010.
(2) Incorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2011.
(3) Incorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K filed with the SEC on March 30, 2011.
(4) Incorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K, filed with the SEC on May 5, 2011.
(5) Incorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K, filed with the SEC on June 23, 2011.
(6) Incorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2011.
(7) Incorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K, filed with the SEC on June 28, 2011.
(8) To be filed by amendment to the Company’s Current Report on Form 8-K, filed with the SEC on June 28, 2011.

ITEM 12A. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Florida Business Corporation Act requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Florida Business Corporation Act permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of us and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Florida Business Corporation Act prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Florida Business Corporation Act may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Florida Business Corporation Act also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to our bylaws, we are authorized to indemnify our directors to the fullest extent authorized under Florida Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we are advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

[OUTSIDE BACK COVER PAGE OF PROSPECTUS]

Dealer Prospectus Delivery Requirements

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have expended, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees	$13,000
Audit Fees	$7,500
Transfer Agent Fees	$2,000
SEC Registration and Blue Sky Registration fees (estimated)	$1,000
Printing Costs and Miscellaneous Expenses (estimated)	$1,500
Total	$25,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Florida Revised Statutes and the bylaws.

Under the Florida Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit the directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that it will indemnify the directors to the fullest extent not prohibited by Florida law; provided, however, that we may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in sole discretion, pursuant to the powers vested under Florida law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that it will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of us, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer except by reason of the fact that such officer is or was our director in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of us.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 as shown in the following table:

NAME	COMMON SHARES	($) PAID PER SECURITY	DATE OF PURCHASE
Lisa Lamson	225,000,000	$9,000	1/19/2010

V. Ray Harlow	50,000	For Services as a Director	2/2/2011

Kenneth J. Koock	50,000	For Services as a Director	2/2/2011

Lynden B. Rose	50,000	For Services as a Director	2/2/2011

Paul Vassilakos	50,000	For Services as an officer	2/2/2011

The StoneStreet Group, Inc.	18,000,000	Exchange for equity in Black Rock	6/22/2011

Wiltom Investors, LLC	6,000,000	Exchange for equity in Black Rock	6/22/2011

BMR Advisors, LLC	3,000,000	Exchange for equity in Black Rock	6/22/2011

Michael J. Garrick	175,000	Promissory Note	6/22/2011

Bel-Cal Properties	375,000	Promissory Note	6/22/2011

William F. Miller, III	50,000	Promissory Note	6/22/2011

EXEMPTIONS FROM REGISTRATION FOR UNREGISTERED SALES

All of the above sales by the Company of its unregistered securities were made by the Company in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). All of the individuals and/or entities that purchased the unregistered securities were known to the Company and its management, through pre-existing business relationships, as long standing business associates and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

DATE OF SALE	TITLE OF SECURITIES	NO. OF SHARES	CONSIDERATION	CLASS OF PURCHASER
March 2011 through June 30, 2011	Common Stock	6,180,000	$6,180,000	Business Associates

EXEMPTIONS FROM REGISTRATION FOR UNREGISTERED SALES

All of the above sales by the Company of its unregistered securities were made by the Company in reliance upon Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "1933 Act"). All of the individuals and/or entities that purchased the unregistered securities were primarily existing shareholders, known to the Company and its management, through pre-existing business relationships, as long standing business associates. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Number	Description
3.1(a)	Articles of Incorporation of Teaching Time, Inc.	(1)
3.1(b)	Articles of Organization of Black Rock Capital, LLC	(7)
3.1 (c)	Conversion to Inc Document	(8)
3.2(a)	Bylaws of Teaching Time, Inc.	(1)
3.2 (b)	Bylaws of Black Rock Capital, Inc.	(8)
3.3	Articles of Amendment – Name Change	(2)
5.1	Opinion re: Legality/Consent of Attorney	Filed Herewith
10.1	Acquisition and Share Purchase Agreement	(3)
10.2	Plan of Reorganization and Share Exchange Agreement	(3)
10.3	Amendment to Plan of Reorganization and Share Exchange Agreement	(5)
10.4	Amendment #3 to Plan of Reorganization and Share Exchange Agreement	(5)
10.5	Form of April 29, 2011 Promissory Note	(4)
10.6	Form of April 29, 2011 Mortgage	(4)
10.7	Employment Agreement – Alan Barksdale	(7)
10.8	Lockup Agreement by and between the Company, Mr. Barksdale and The StoneStreet Group, Inc.	(7)
10.9	Share Purchase Agreement by and between Black Rock, LLC and Cross Border Resources, Inc.	(7)
10.10	The First State Bank of Lonoke Note	(7)
10.11	Lease Agreement Between Chateau Plaza Holdings, L.P. and Red Mountain Resources, Inc., as Tenant	(6)
23.1	Consent of Accountant	Filed Herewith
23.2	Consent of Accountant	Filed Herewith
23.3	Consent of Accountant	Filed Herewith

(1) ncorporated by reference from the exhibits included in the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission (www.sec.gov), dated February 18, 2010.
(2) ncorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2011.
(3) ncorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K filed with the SEC on March 30, 2011.
(4) Incorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K, filed with the SEC on May 5, 2011.
(5) Incorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K, filed with the SEC on June 23, 2011.
(6) Incorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2011.
(7) Incorporated by reference from the exhibits included in the Company’s Current Report on Form 8-K, filed with the SEC on June 28, 2011.
(8) To be filed by amendment to the Company’s Current Report on Form 8-K, filed with the SEC on June 28, 2011.

ITEM 17. UNDERTAKINGS

We hereby undertake the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, we will unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this amended Registration Statement as of the time the Commission declared it effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form POS AM and authorized this Amended Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Arvada, State of Colorado on July __, 2011.

RED MOUNTAIN RESOURCES, INC.

/s/ Alan Barksdale	July 5, 2011
Alan Barksdale
(Principal Executive Officer, President and Chief Executive Officer; Principal Accounting Officer, Acting Interim Chief Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Alan Barksdale	July 5, 2011
Alan Barksdale, Director

/s/Lynden B. Rose	July 5, 2011
Lynden B. Rose, Director